Exhibit 10.1

CONFIDENTIAL TREATMENT

EXECUTION VERSION

$3,000,000,000

CREDIT AGREEMENT

Dated as of October 20, 2010

among

DaVita Inc.,

as Borrower,

The Guarantors Party Hereto,

The Lenders Party Hereto,

Credit Suisse AG

Barclays Bank PLC

Goldman Sachs Bank USA

Wells Fargo Bank, National Association,

Credit Agricole Corporate and Investment Bank

RBC Capital Markets*

Scotia Capital (USA) Inc.

SunTrust Robinson Humphrey, Inc.

and

Union Bank, N.A.

as Co-Documentation Agents,

Bank of America, N.A.,

as Syndication Agent

and

JPMorgan Chase Bank, N.A.,

as Administrative Agent and Collateral Agent

J.P. Morgan Securities LLC

Banc of America Securities LLC

Credit Suisse Securities (USA) LLC

Barclays Capital

Goldman Sachs Bank USA

and

Wells Fargo Securities, LLC

as Joint Lead Arrangers and Joint Bookrunners

*	RBC Capital Markets is a marketing name for the corporate and investment banking activities of Royal Bank of Canada and its subsidiaries

[DELETED] =	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

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-ii-

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SCHEDULES:

1.1	Existing Letters of Credit
1.2	Mandatory Cost
4.4	Consents, Authorizations, Filings and Notices
4.8	Real Property
7.1(c)	Existing Liens
7.2(b)	Existing Debt
7.6	Investments

EXHIBITS:

A	Form of Security Agreement
B	Form of Compliance Certificate
C	Form of Solvency Certificate
D	[Reserved]
E	Form of Assignment and Assumption
F-1	Form of Legal Opinion of Special Counsel
F-2	Form of Legal Opinion of General Counsel
G	Form of Prepayment Option Notice
H	Form of Borrowing Request
I	Form of Addendum
J	Form of Exemption Certificate
K-1	Form of Perfection Certificate
K-2	Form of Perfection Certificate Supplement
L	Form of Joinder Agreement
M	Form of Intercompany Note
N-1	Form of Revolving Loan Note
N-2	Form of Tranche A Term Loan Note
N-3	Form of Tranche B Term Loan Note
N-4	Form of Swingline Note
O	Form of LC Request
P	Form of Interest Election Request

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This CREDIT AGREEMENT, dated as of October 20, 2010 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among DaVita Inc., a Delaware corporation (the “Borrower”), the Guarantors (as defined in Section 1.1) party hereto, the several banks and other financial institutions or entities from time to time lenders under this Agreement by execution hereof or of an Addendum or pursuant to Section 11.19 (the “Lenders”), Credit Suisse AG, Barclays Bank PLC, Goldman Sachs Bank USA and Wells Fargo Bank, National Association, as co-documentation agents (in such capacity, the “Documentation Agents”), Bank of America, N.A., as syndication agent (in such capacity, the “Syndication Agent”), and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.

WITNESSETH:

WHEREAS, the Borrower, the guarantors party thereto, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, are party to that certain credit agreement, dated as of October 5, 2005, as amended and restated as of February 23, 2007 (the “Existing Credit Agreement”);

WHEREAS, the Borrower has made a tender offer (the “Tender Offer”) for any and all of its outstanding 6-5/8% senior notes due 2013 (the “Existing Senior Notes”) and 7-1/4% senior subordinated notes due 2015 (the “Existing Senior Subordinated Notes” and together with the Existing Senior Notes, the “Existing Notes”);

WHEREAS, in connection with the Transactions, the Borrower will issue (i) $775,000,000 aggregate principal amount of 6-3/8% Senior Notes due 2018 and (ii) $775,000,000 aggregate principal amount of 6-5/8% Senior Notes due 2020 (collectively, the “Senior Notes”), in each case, pursuant to the Senior Notes Indenture.

WHEREAS, in connection with the consummation of the Transactions, the Borrower has requested the Lenders to extend credit in the form of (a) Tranche A Term Loans on the Closing Date, in an aggregate principal amount of $1,000,000,000, (b) Tranche B Term Loans on the Closing Date in an aggregate principal amount of $1,750,000,000, (c) Dollar Revolving Commitments in an aggregate principal amount of $100,000,000 and (d) Alternative Currency Revolving Commitments in an aggregate principal amount of $150,000,000; and

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 4.19.

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower and the Issuing Lender is willing to issue letters of credit for the account of Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR” shall mean for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Eurodollar Base Rate applicable on such day (or, if such date is not a Business Day, the immediately preceding Business Day) if a Eurodollar Loan with an Interest Period of one month were being made on such day plus 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Person serving as Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Person serving as Administrative Agent in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. Notwithstanding the foregoing, the ABR with respect to any Tranche B Term Loan will be deemed to be 2.50% per annum if the ABR calculated pursuant to this definition would otherwise be less than 2.50% per annum.

“ABR Loans” shall mean Loans the rate of interest applicable to which is based upon the ABR. ABR Loans shall be denominated in Dollars.

“Addendum” shall mean an instrument in the form of Exhibit I by which a Lender becomes a party to this Agreement on the Closing Date.

“Additional Excluded Taxes” shall have the meaning given to such term in Section 2.19.

“Adjustment Date” shall have the meaning given to such term in the definition of “Pricing Grid.”

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents” shall mean, collectively, the Syndication Agent, the Documentation Agents, the Collateral Agent and the Administrative Agent.

“Aggregate Exposure” shall mean with respect to any Lender at any time, an amount equal to the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage” shall mean with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement” shall have the meaning given to such term in the preamble hereto.

“Alternative Currency” shall mean each of Dollars, Euro and Sterling and each other currency that is approved in accordance with Section 1.7.

“Alternative Currency Equivalent” shall mean at any time, with respect to any amount denominated in Dollars, (i) if the applicable Alternative Currency is other than Dollars, the equivalent amount thereof in such Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars or (ii) if the applicable Alternative Currency is Dollars, such amount.

“Alternative Currency Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender, if any, to make Alternative Currency Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Alternative Currency Revolving Commitment” on such Lender’s Addendum, in an Increase Joinder or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Alternative Currency Revolving Extensions of Credit” shall mean, as to any Alternative Currency Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Alternative Currency Revolving Loans held by such Lender then outstanding, (b) such Lender’s Alternative Currency Revolving Percentage of the LC Obligations then outstanding and (c) such Lender’s Alternative Currency Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Alternative Currency Revolving Facility” shall mean the Alternative Currency Revolving Commitments and the Alternative Currency Revolving Loans made thereunder.

“Alternative Currency Revolving Lender” shall mean each Lender that has an Alternative Currency Revolving Commitment or holds Alternative Currency Revolving Loans.

“Alternative Currency Revolving Loans” shall have the meaning given to such term in Section 2.4(a).

“Alternative Currency Revolving Percentage” shall mean, as to any Alternative Currency Revolving Lender at any time, the percentage which such Lender’s Alternative Currency Revolving Commitment then constitutes of the Total Alternative Currency Revolving Commitments or, at any time after the Alternative Currency Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Alternative Currency Revolving Loans then outstanding constitutes of the aggregate principal amount of the Alternative Currency Revolving Loans then outstanding; provided that, in the event that the Alternative Currency Revolving Loans are paid in full prior to the reduction to zero of the Total Alternative Currency Revolving Extensions of Credit, the Alternative Currency Revolving Percentages shall be the Alternative Currency Revolving Percentages in effect immediately prior to such payment in full.

“Anti-Terrorism Laws” shall have the meaning given to such term in Section 4.23.

“Applicable Margin” shall mean for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans
Revolving Loans and Swingline Loans	1.75%	2.75%
Tranche A Term Loans	1.75%	2.75%
Tranche B Term Loans	2.00%	3.00%

provided that (i) on and after the first Adjustment Date occurring after the completion of the Fiscal Quarter of the Borrower ending June 30, 2011, the Applicable Margin in respect of all Loans (other than the Tranche B Term Loans) will be determined pursuant to the Pricing Grid and (ii) during any period in which the Borrower’s corporate family rating from Moody’s is Ba2 or better and the Borrower’s corporate credit rating from S&P is BB or better, in each case with a positive or stable outlook, the Applicable Margin with respect to Tranche B Loans shall be reduced to (A) 1.75% for ABR loans and (B) 2.75% for Eurodollar Loans; provided that each change in the Applicable Margin with respect to Tranche B Term Loans resulting from a change in the such rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of written notice thereof and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicable Time” shall mean with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Application” shall mean an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund” shall have the meaning given to such term in Section 11.6(b).

“Asset Sale” shall mean any Disposition of property (including sales and issuances of Capital Stock of any Subsidiary (other than sales and issuances that do not decrease the percentage ownership of the Borrower and its Subsidiaries in each class of Capital Stock of such Subsidiary)) or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e) or (j)(ii) of Section 7.5) that yields Net Cash Proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $10,000,000 (provided that the issuance and sale of the Borrower’s stock by the Borrower shall not be deemed an “Asset Sale”).

“Assignee” shall have the meaning given to such term in Section 11.6(b).

“Assignment and Assumption” shall mean an Assignment and Assumption, substantially in the form of Exhibit E.

“Available Amount” shall mean at any time, an amount equal to the sum of Borrower’s Share of Excess Cash Flow for each Fiscal Year commencing with the Fiscal Year ending December 31, 2011.

“Available Alternative Currency Revolving Commitment” shall mean as to any Alternative Currency Revolving Lender at any time, an amount equal to (a) such Lender’s Alternative Currency Revolving Commitment then in effect minus (b) such Lender’s Alternative Currency Revolving Extensions of Credit then outstanding; provided that in calculating any Lender’s Alternative Currency Revolving Extensions of Credit for the purpose of determining such Lender’s Available Alternative Currency Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Available Dollar Revolving Commitment” shall mean as to any Dollar Revolving Lender at any time, an amount equal to (a) such Lender’s Dollar Revolving Commitment then in effect minus (b) such Lender’s Dollar Revolving Extensions of Credit then outstanding.

“Available Revolving Commitment” shall mean, collectively, the Available Dollar Revolving Commitment and the Available Alternative Currency Revolving Commitment.

“Bailee Letter” shall have the meaning assigned thereto in the Security Agreement.

“Bankruptcy Event” shall mean, with respect to any Person, such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof if such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefitted Lender” shall have the meaning given to such term in Section 11.7(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning given to such term in the preamble hereto.

“Borrower’s Share of Excess Cash Flow” shall mean for any Fiscal Year the product of (A) Excess Cash Flow for such Fiscal Year multiplied by (B) a percentage equal to 100% minus the ECF Percentage for such Fiscal Year.

“Borrowing Date” shall mean any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Request” shall mean a Borrowing Request substantially in the form of Exhibit H.

“Business Associate Agreement” shall have the meaning given to such term in Section 5.1(k).

“Business Day” shall mean (i) with respect to Obligations denominated in Dollars, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (ii) with respect to Obligations denominated in an Alternative Currency (other than Dollars), a day on which banks are open for general business in London and, in each case,

(a) if such day relates to any interest rate settings as to a Eurodollar Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurodollar Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurodollar Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurodollar Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurodollar Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurodollar Loan, means (i) a TARGET Day and (ii) a day on which banks are open for general business in London;

(c) if such day relates to any interest rate settings as to a Eurodollar Loan denominated in Sterling, means any such day on which dealings in deposits in Sterling are conducted by and between banks in the London or other applicable offshore interbank market for Sterling; and

(d) if such day relates to any fundings, disbursements, settlements and payments in Sterling in respect of a Eurodollar Loan denominated in Sterling, or any other dealings in Sterling to be carried out pursuant to this Agreement in respect of any such Eurodollar Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in London.

“Capital Assets” shall mean with respect to any Person, all equipment, fixed assets and Real Property or improvements of such Person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such Person.

“Capital Expenditures” shall mean with respect to any Person for any period, all expenditures made directly or indirectly by such Person during such period for Capital Assets related to maintaining, replacing or repairing existing property or assets (including any Dialysis Facility) of such Person (whether paid in cash or other consideration or accrued as a liability), but, for the avoidance of doubt, excluding any Investments permitted by Section 7.6(e), (f) or (k) and development of the Denver Headquarters. For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease” shall mean any lease with respect to which the lessee is required to recognize concurrently the acquisition of property or an asset and the incurrence of a liability in accordance with GAAP (provided that, each reference in this Agreement to a “Capitalized Lease” shall be determined based on GAAP as in effect on the date of this Agreement; provided that if there is a change in GAAP with respect to “Capitalized Leases” after the date of this Agreement, the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation between the calculation of any affected item in amounts required to be reported under Sections 6.01(b) and (c) (including any Compliance Certificate) before and after giving effect to such change in GAAP).

“Capitalized Lease Obligations” shall mean with respect to any Capitalized Lease, the amount required to be capitalized in the financial statements of the lessee in accordance with GAAP (provided that, each reference in this Agreement to “Capitalized Lease Obligations” shall be determined based on GAAP as in effect on the date of this Agreement; provided that if there is a change in GAAP with respect to “Capitalized Lease Obligations” after the date of this Agreement, the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation between the calculation of any affected item in amounts required to be reported under Sections 6.01(b) and (c) (including any Compliance Certificate) before and after giving effect to such change in GAAP).

“Cash Equivalents” shall mean (a) securities with maturities of one year or less from the date of acquisition, issued, fully guaranteed or insured by the United States of America (or any agency or instrumentality thereof), or any foreign government or supranational organization, in each case, rated AAA by S&P and Aaa by Moody’s, (b) securities with maturities of one year or less from the date of acquisition issued, fully guaranteed by any State of the United States of America or any political subdivision thereof either (i) rated at least AA- or SP1 by S&P or Aa3 or MIG1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments or (ii) fully collateralized by securities described in clause (a) and/or cash, (c) certificates of deposit, time deposits, overnight bank deposits, bankers’ acceptances and repurchase agreements issued by a Qualified Issuer or fully insured or guaranteed by the United States of America (or any agency or instrumentality thereof) to the extent the same are backed by the full faith and credit of the United States of America having maturities of 270 days or less from the date of acquisition, (d) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, and having maturities of 270 days or less from the date of acquisition, (e) money market accounts or funds, a substantial portion of the assets of which constitute Cash Equivalents described in clauses (a) through (d) above, with, issued by or managed by Qualified Issuers, (f) money market accounts or funds, a substantial portion of the assets of which constitute Cash Equivalents described in clauses (a) through (d) above, which money market accounts or funds have net assets of not less than $500,000,000 and have the highest rating available of either S&P or Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments and (g) money market accounts or funds rated at least AA by S&P and at least Aa by Moody’s.

“Cash Flow from Operating Activities” shall mean the net cash provided by operating activities of the Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP, as set forth on the financial statements delivered by the Borrower pursuant to Section 6.1(b).

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, purchasing card, travel and entertainment card, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” shall mean any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., and all implementing regulations.

“CERCLIS” shall mean the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” shall have the meaning given to such term in Section 2.18(b).

“Change of Control” shall mean at any time:

(a) any “person” or “group” (each as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) (i) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of Voting Interests in the Borrower (including through securities convertible into or exchangeable for such Voting Interests) representing 35% or more of the combined voting power of all of the Voting Interests in the Borrower (on a fully diluted basis) or (ii) otherwise has the ability, directly or indirectly, to elect a majority of the Board of Directors of the Borrower;

(b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of the Borrower, which members comprising such majority were either directors at the beginning of such period or were elected or nominated by such directors) have ceased for any reason to constitute a majority of the Board of Directors of the Borrower; or

(c) the occurrence of a Specified Change of Control;

provided that notwithstanding the foregoing the occurrence of a reorganization that results in all the Capital Stock of the Borrower being held by a Parent Entity shall not result in a Change of Control; provided further that the shareholders of the Parent Entity immediately after such reorganization are substantially the same as the shareholders of the Borrower (with substantially equivalent ownership percentages) immediately preceding such reorganization.

“Charges” shall have the meaning given to such term in Section 11.18.

“Closing Date” shall mean the date on which the conditions precedent set forth in Sections 5.1 and 5.2 shall have been satisfied.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Secured Parties and the Issuing Lender, and its successors.

“Commitment” shall mean as to any Lender, the sum of the Tranche A Term Commitment, the Tranche B Term Commitment and the Revolving Commitments of such Lender and any Commitment extended by such Lender as provided in Section 2.24.

“Commitment Fee Rate” shall mean  1/2 of 1% per annum; provided that on and after the first Adjustment Date occurring after the completion of the first Fiscal Quarter of the Borrower ending at least three months after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

“Communications” shall have the meaning given to such term in Section 11.2(d).

“Compliance Certificate” shall mean a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.18, 2.19, 2.20 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum dated October 2010, and furnished to certain Lenders.

“Consolidated” or “consolidated” shall mean the consolidation of accounts in accordance with GAAP.

“Consolidated Current Assets” shall mean at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities” shall mean at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Debt consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

“Consolidated EBITDA” shall mean with respect to any Person for any period, the amount equal to the sum of (a) the Consolidated Net Income of such Person and its Subsidiaries for such period plus (b) the sum of each of the following expenses that have been deducted in the determination of the Consolidated Net Income of such Person and its Subsidiaries for such period: (i) the Consolidated Interest Expense of such Person and its Subsidiaries for such period and any cash charges for refinancing any of the Obligations, (ii) all income tax expense (whether federal, state, local, foreign or otherwise) of such Person and its Subsidiaries for such period, (iii) all depreciation expense of such Person and its Subsidiaries for such period, (iv) all amortization expense of such Person and its Subsidiaries for such period, (v) cash fees, expenses, charges, debt extinguishment costs and other costs incurred in connection with the Transactions; provided that such fees, expenses, charges and costs are expensed before January 1, 2011, (vi) all non-cash charges otherwise deducted in determining the Consolidated Net Income of such Person and its Subsidiaries for such period (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); provided that for any period, the amount of non-cash charges arising from the write-off of current assets shall not be included in this subclause (vi), (vii) consolidated expenses for valuation adjustments or impairment charges, (viii) all expenses and charges relating to non-controlling interests and equity income in Subsidiaries, (ix) all extraordinary losses subtracted in determining the Consolidated Net Income of such Person and its Subsidiaries for such period, (x) any losses of a Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest that is accounted for using the equity method and (xi) cash fees, expenses, charges, debt extinguishment costs and other costs incurred in connection with any Investments permitted by Section 7.6(e), (f) or (j) minus (c) all extraordinary gains added in determining the Consolidated Net Income of such Person and its Subsidiaries for such period, minus (d) the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period.

For purposes of the Pricing Grid and Section 7 only, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to (a) any acquisition of any Subsidiary permitted under Section 7.6(e) or (j) and (b) Asset Sales (in each case, only to the extent Consolidated EBITDA can be ascertained in respect of such acquisition or Asset Sale) consummated at any time on or after the first day of the Measurement Period thereof as if each such acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.

“Consolidated Interest Coverage Ratio” shall mean for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” shall mean with respect to any Person for any period, the gross interest expense accrued on all Debt of such Person and its Subsidiaries during such period, determined on a Consolidated basis and in accordance with GAAP for such period, including, without limitation, (a) in the case of the Borrower, all fees paid or payable pursuant to Section 2.8, (b) commissions, discounts and other fees and charges paid or payable in connection with letters of credit (including, without limitation, the Letters of Credit), (c) all amortization of original issue discount in respect of all Debt of such Person and its Subsidiaries, (d) all dividends on Redeemable Preferred Interests, to the extent paid or payable in cash, (e) commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing which are payable to any Person other than the Borrower or a Guarantor, (f) imputed interest on Capitalized Lease Obligations of the Borrower and its Subsidiaries for such period and (g) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person and its Subsidiaries) in connection with Debt incurred by such plan or trust, minus interest income of the Borrower and its Subsidiaries received upon cash and Cash Equivalents during such period.

For purposes of the Pricing Grid and Section 7 only, Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Debt incurred, assumed or permanently repaid or extinguished during the relevant Measurement Period in connection with (a) any acquisitions of any Subsidiary permitted under Section 7.6(e) or (k) and (b) Asset Sales as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period; it being understood that for purposes of such calculations any Debt newly incurred during such Measurement Period that bears interest at a floating rate will be assumed to bear interest for the entire Measurement Period at the rate borne by such Debt on the date of incurrence. For all purposes under this Agreement and notwithstanding anything in the foregoing to the contrary (but subject to the immediately preceding sentence), Consolidated Interest Expense shall mean (a) for the Measurement Period ending December 31, 2010, Consolidated Interest Expense for the Fiscal Quarter ending December 31, 2010 (“First Quarter Consolidated Interest Expense”), multiplied by 4, (b) for the Measurement Period ending March 31, 2011, the sum of First Quarter Consolidated Interest Expense plus Consolidated Interest Expense for the Fiscal Quarter ending March 31, 2011 (“Second Quarter Consolidated Interest Expense”), multiplied by 2, and (c) for the Measurement Period ending June 30, 2011, the sum of First Quarter Consolidated Interest Expense, Second Quarter Consolidated Interest Expense and Consolidated Interest Expense for the Fiscal Quarter ending June 30, 2011, divided by 3, multiplied by 4.

“Consolidated Net Income” shall mean for any period, the consolidated net income (or net loss) of the Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries (provided that such income (or deficit) may be included in pro forma calculations as otherwise provided in this Agreement), (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Tangible Assets” shall mean, with respect to any Person, the consolidated assets of such Person and its Subsidiaries as determined in accordance with GAAP (and if applicable as appearing within the Required Financial Information) minus goodwill and other amortizable intangible assets.

“Consolidated Working Capital” shall mean at any date, Consolidated Current Assets on such date minus Consolidated Current Liabilities on such date.

“Constitutive Documents” shall mean with respect to any Person, the certificate of incorporation or registration (including, if applicable, certificate of change of name), articles of incorporation or association, memorandum of association, charter, bylaws, certificate of limited partnership, partnership agreement, trust agreement, joint venture agreement, certificate of formation, articles of organization, limited liability company operating or members agreement, joint venture agreement or one or more similar agreements, instruments or documents constituting the organizational or governing documents of such Person.

“Contingent Obligation” shall mean with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the primary obligations of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital, equity capital, net worth or other balance sheet condition or any income statement condition of the primary obligor or otherwise to maintain the solvency of the primary obligor, (iii) to purchase, lease or otherwise acquire property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the agreement, instrument or other document evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Extension” shall mean as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by the Issuing Lender.

“Credit Party” shall mean the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender.

“Debt” shall mean with respect to any Person (without duplication), (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than current trade payables or other accrued liabilities incurred in the ordinary course of such Person’s business, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, or upon which interest payments are customarily made, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capitalized Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities (excluding reimbursement obligations thereunder to the extent issued in relation to trade payables and that are discharged within 30 days after they become due), (g) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Redeemable Preferred Interest, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) for purposes of Section 7.2 and 8.1(f) only, all net obligations of such Person in respect of Swap Agreements, take-or-pay agreements or other similar arrangements, (i) all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing if the transaction giving rise to such obligation is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP, (j) all Contingent Obligations of such Person, and (k) all indebtedness and other payment obligations referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such indebtedness or other payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations; provided that for the purposes of this subclause (k) the amount thereof shall be equal to the lesser of (i) the amount of such indebtedness or other payment obligations and (ii) the fair market value of the property subject to such Lien. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt expressly provide that such Person is not liable therefor. To the extent not otherwise included, Debt shall include the amount of any Permitted Receivables Financing. For the avoidance of doubt, and without any implication to the contrary, no Intercompany Receivables or any transactions giving rise thereto shall constitute Debt.

“Default” shall mean any Event of Default, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, or, in the case of clause (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith dispute concerning the amount of costs and expenses claimed by the Administrative Agent to be reimbursed pursuant to Section 11.5(c), (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent; or (d) has become the subject of a Bankruptcy Event.

“Denver Headquarters” shall mean that certain real property owned by the Borrower and located at 2000 16th Street, Denver, Colorado.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration as determined by the Borrower in good faith received by the Borrower or any of its Subsidiaries in connection with a lease, sale, transfer or other disposition of any assets pursuant to Section 7.5(f) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation.

“Dialysis Facilities” shall have the meaning given to such term in Section 4.17(a).

“Disposition” shall mean with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Lenders” shall mean those Persons who are competitors of the Borrower and who are identified in writing to the Administrative Agent for further distribution to the Lenders; provided that, with respect to any competitor identified in writing to the Administrative Agent after the Closing Date, if the Required Lenders instruct the Administrative Agent to object to such competitor within 60 days after receipt of such identification by the Borrower, such competitor shall not be a “Disqualified Lender” hereunder.

“Documentation Agents” shall have the meaning given to such term in the preamble hereto.

“Dollars” and “$” shall mean lawful currency of the United States.

“Dollar Equivalent” shall mean at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency (other than Dollars), the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollar Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender, if any, to make Dollar Revolving Loans in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Dollar Revolving Commitment” on such Lender’s Addendum, in an Increase Joinder or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Dollar Revolving Extensions of Credit” shall mean, as to any Dollar Revolving Lender at any time, an amount equal to the aggregate principal amount of all Dollar Revolving Loans held by such Lender then outstanding.

“Dollar Revolving Facility” shall mean the Dollar Revolving Commitments and the Dollar Revolving Loans made thereunder.

“Dollar Revolving Lender” shall mean each Lender that has a Dollar Revolving Commitment or holds Dollar Revolving Loans.

“Dollar Revolving Loans” shall have the meaning given to such term in Section 2.4(a).

“Dollar Revolving Percentage” shall mean, as to any Dollar Revolving Lender at any time, the percentage which such Lender’s Dollar Revolving Commitment then constitutes of the Total Dollar Revolving Commitments or, at any time after the Dollar Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Dollar Revolving Loans then outstanding constitutes of the aggregate principal amount of the Dollar Revolving Loans then outstanding; provided that, in the event that the Dollar Revolving Loans are paid in full prior to the reduction to zero of the Total Dollar Revolving Extensions of Credit, the Dollar Revolving Percentages shall be the Dollar Revolving Percentages in effect immediately prior to such payment in full.

“Domestic Person” shall mean a Person that is organized under the laws of, or whose property is located in, a jurisdiction within the United States.

“Domestic Subsidiary” shall mean any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“ECF Percentage” shall mean (i) with respect to any Fiscal Year at the end of which the Leverage Ratio is greater than 4.0 to 1.00, 25%; and (ii) with respect to any Fiscal Year at the end of which the Leverage Ratio is less than or equal to 4.0 to 1.00, 0%.

“Embargoed Person” shall have the meaning assigned to such term in Section 7.15.

“EMU” shall mean the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Action” shall mean any outstanding action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement, abatement order or other order or directive (conditional or otherwise) relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Materials or arising from alleged injury or threat to health, safety, natural resources or the environment, including, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any applicable Governmental Authority or any other third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” shall mean any Requirement of Law relating to (a) the generation, use, handling, transportation, treatment, storage, disposal or Release of Hazardous Materials, (b) pollution or the protection of the Environment or health or safety or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, including, without limitation, CERCLA, in each case as amended from time to time, and including the regulations promulgated and the rulings issued from time to time thereunder.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, soil, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Group Member directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” shall mean any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Code.

“ERISA Event” shall mean (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC under the regulations in effect on the date hereof or (ii) the requirements of Section 4043(b) of ERISA are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA could reasonably be expected to occur with respect to such Plan within the following 30 days; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA, whether or not waived, or the failure to make any required contribution to a Multiemployer Plan; (c) the application for a minimum funding waiver with respect to a Plan; (d) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (e) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (f) the partial or complete withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan; (g) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA, that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; or (i) the occurrence of a nonexempt prohibited transaction with respect to an employee benefit plan maintained or contributed to by a Group Member (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in material liability to any Loan Party.

“Euro” and “€” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Reserve Requirements” shall mean for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate” shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in relevant currency for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Person serving as Administrative Agent is offered deposits in the relevant currency at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein. Notwithstanding the foregoing, the Eurodollar Base Rate with respect to any Tranche B Term Loan for any applicable Interest Period will be deemed to be 1.50% per annum if the Eurodollar Base Rate for such Interest Period determined pursuant to this definition would otherwise be less than 1.50% per annum.

“Eurodollar Loans” shall mean Loans the rate of interest applicable to which is based upon the Eurodollar Rate. Eurodollar Loans may be denominated in Dollars or an Alternative Currency (other than Dollars).

“Eurodollar Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche” shall mean, collectively, Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Events of Default” shall have the meaning given to such term in Section 8.1.

“Excess Cash Flow” shall mean, for any Fiscal Year of the Borrower, the excess, if any, of (a) Cash Flow from Operating Activities over (b) the sum, without duplication, of (i) the aggregate amount (A) actually paid by the Borrower and its Subsidiaries during such Fiscal Year and (B) expected as of the last day of such Fiscal Year to be paid in the first Fiscal Quarter following such Fiscal Year, on account of Capital Expenditures or any other expenditures for Capital Assets (excluding the principal amount of Debt incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount); provided that (I) any amount deducted on account of such committed expenditure pursuant to clause (B) shall not be deducted in the calculation of Excess Cash Flow for the following Fiscal Year to the extent such amount is actually paid in the first Fiscal Quarter of the following Fiscal Year, and (II) to the extent any such committed amount is not actually paid in the first Fiscal Quarter of the following Fiscal Year, such unspent amount shall not be deducted in the calculation of Excess Cash Flow for the preceding Fiscal Year, (ii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such Fiscal Year to the extent of accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such Fiscal Year, (iii) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such Fiscal Year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) the aggregate amount actually paid during such Fiscal Year, or expected to be paid in the first Fiscal Quarter of the following Fiscal Year pursuant to letters of intent or acquisition agreements, on Investments pursuant to Sections 7.6(e), (f) and (j) pursuant to this clause (iv) without giving effect to any part of an Investment that was permitted by utilizing the Available Amount; provided that (I) any amount deducted on account of such letter of intent or acquisition agreement shall not be deducted in the calculation of Excess Cash Flow for the following Fiscal Year to the extent such amount is actually paid in the first Fiscal Quarter of the following Fiscal Year and (II) to the extent any such committed amount is not actually paid in the first Fiscal Quarter of the following Fiscal Year, such unspent amount shall not be deducted in the calculation of Excess Cash Flow for the preceding Fiscal Year and (v) the aggregate amount of distributions on account of non-controlling interests in Subsidiaries.

“Excess Cash Flow Application Date” shall have the meaning given to such term in Section 2.11(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Executive Order” shall have the meaning given to such term in Section 4.23.

“Existing Credit Agreement” shall have the meaning given to such term in the recitals hereto.

“Existing Issuing Bank” shall mean each bank which issued Existing Letters of Credit.

“Existing Letters of Credit” shall mean all letters of credit outstanding on the Closing Date, as more fully described on Schedule 1.1 hereto.

“Existing Notes” shall have the meaning given to such term in the recitals hereto.

“Existing Senior Notes” shall have the meaning given to such term in the recitals hereto.

“Existing Senior Subordinated Notes” shall have the meaning given to such term in the recitals hereto.

“Extended Revolving Commitment” shall have the meaning given to such term in Section 2.25(a).

“Extended Term Loans” shall have the meaning given to such term in Section 2.25(a).

“Extending Revolving Lender” shall have the meaning given to such term in Section 2.25(a).

“Extending Term Lender” shall have the meaning given to such term in Section 2.25(a).

“Extension” shall have the meaning given to such term in Section 2.25(a).

“Extension Offer” shall have the meaning given to such term in Section 2.25(a).

“Facility” shall mean each of (a) the Tranche A Term Commitments and the Tranche A Term Loans made thereunder (the “Tranche A Term Facility”), (b) the Tranche B Term Commitments and the Tranche B Term Loans made thereunder (the “Tranche B Term Facility”), (c) the Revolving Facility, (d) the Extended Term Loans, if any, and (e) the Extended Revolving Commitments, if any, as the case may be.

“Federal Funds Effective Rate” shall mean for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date” shall mean (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fiscal Quarter” shall mean with respect to the Borrower or any of its Subsidiaries, the period commencing January 1 in any Fiscal Year and ending on the next succeeding March 31, the period commencing April 1 in any Fiscal Year and ending on the next succeeding June 30, the period commencing July 1 in any Fiscal Year and ending on the next succeeding September 30 or the period commencing October 1 in any Fiscal Year and ending on the next succeeding December 31, as the context may require, or, if any such Subsidiary was not in existence on the first day of any such period, the period commencing on the date on which such Subsidiary is incorporated, organized, formed or otherwise created and ending on the last day of such period.

“Fiscal Year” shall mean with respect to the Borrower or any of its Subsidiaries, the period commencing on January 1 in any calendar year and ending on the next succeeding December 31 or, if any such Subsidiary was not in existence on January 1 in any calendar year, the period commencing on the date on which such Subsidiary is incorporated, organized, formed or otherwise created and ending on the next succeeding December 31.

“Foreign Subsidiary” shall mean any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt” of any Person shall mean all Debt as set forth on the balance sheet of such Person determined on a Consolidated basis in accordance with GAAP, including, without limitation, (i) the aggregate amount of Government Reimbursement Program Costs (exclusive of, with respect to the determination of Funded Debt in any period, the portion of Government Reimbursement Program Costs paid in such period), (ii) in the case of the Borrower, the Loans, (iii) any Receivables Transaction Amount and (iv) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any preferred Capital Stock in such Person or any other Person; provided, however, that the term “Funded Debt” shall not include any Contingent Obligations of such Person (if and to the extent such Contingent Obligations would otherwise be included in such term on any date of determination) that are incurred solely to support any obligations, Debt or Government Reimbursement Program Costs of the Borrower or one or more Subsidiaries of the Borrower to the extent such Contingent Obligations are otherwise expressly permitted to be incurred under Section 7.2.

“Funding Office” shall mean with respect to any currency, the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time applied on a consistent basis, subject to Section 1.4.

“Government Reimbursement Program Costs” shall mean with respect to any payable of the Borrower and its Subsidiaries, the sum of:

(i) all amounts (including punitive and other similar amounts) agreed to be paid in settlement or payable as a result of a final, non-appealable judgment, award or similar order relating to participation in Medical Reimbursement Programs;

(ii) all final, non-appealable fines, penalties, forfeitures or other amounts rendered pursuant to criminal indictments or other criminal proceedings relating to participation in Medical Reimbursement Programs; and

(iii) the amount of final, non-appealable recovery, damages, awards, penalties, forfeitures or similar amounts rendered in any litigation, suit, arbitration, investigation or other legal or administrative proceeding of any kind relating to participation in Medical Reimbursement Programs.

“Government Reimbursement Programs” shall have the meaning given to such term in Section 4.17(a).

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Governmental Authorization” shall mean any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Group Members” shall mean the reference to the Borrower and its Subsidiaries.

“Guaranteed Obligations” shall have the meaning given to such term in Section 10.1.

“Guarantor” shall mean except as permitted by Section 6.12 or Section 7.12, each Subsidiary of the Borrower (other than any Special Purpose Receivables Subsidiary).

“Hazardous Materials” shall mean (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials, substances, wastes (including medical and human waste), constituents, pollutants or contaminants subject to regulation or which can give rise to liability under any Environmental Law.

“HIPAA” shall have the meaning given to such term in Section 4.17(b).

“Increase Effective Date” shall have the meaning given to such term in Section 2.24(a).

“Increase Joinder” shall have the meaning given to such term in Section 2.24(c).

“Incremental Term Loan Commitment” shall have the meaning given to such term in Section 2.24(a).

“Incremental Term Loans” shall have the meaning given to such term in Section 2.24(c).

“Indemnitee” shall have the meaning given to such term in Section 11.5(b).

“Information” shall have the meaning given to such term in Section 11.15.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 6.5 and all renewals and extensions thereof.

“Insurance Requirements” shall mean collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall mean, collectively, all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, trade names, service marks, domain names, trade secrets, proprietary information, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit M.

“Intercompany Receivables” shall mean any debits or credits by and among the Borrower and its Subsidiaries arising in connection with any centralized purchasing, payment or other cash management or treasury services, in each case, in the ordinary course of business.

“Interest Election Request” shall mean an Interest Election Request, substantially in the form of Exhibit P.

“Interest Payment Date” shall mean (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final Maturity Date of the Facility under which such Loan was made, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period and the Maturity Date of the Facility under which such Loan was made, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period, the last day of such Interest Period and the Maturity Date of the Facility under which such Loan was made, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” shall mean as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., Local Time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(b) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Maturity Date of such Facility; and

(c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investment” shall mean with respect to any Person, any loan or advance to such Person, any purchase or other acquisition of Capital Stock or Debt of, or the property and assets comprising a division or business unit or all or a substantial part of the business of, such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (j) or (k) of the definition of “Debt” set forth in this Section 1.1 in respect of such Person, but excluding advances or extensions of credit to customers and receivables arising in the ordinary course of business. For the avoidance of doubt, without any implication to the contrary, no Intercompany Receivables or any transactions giving rise thereto shall constitute Investments.

“Issuing Lender” shall mean any of (i) JPMorgan Chase Bank, N.A. or any affiliate thereof, in its capacity as issuer of any Letter of Credit, (ii) any other Lender reasonably satisfactory to the Administrative Agent that from time to time agrees in writing to issue Letters of Credit hereunder; provided that, if any Extension or Extensions of Alternative Currency Revolving Commitments is or are effected in accordance with Section 2.25, then on the occurrence of the Revolving Termination Date and on each later date which is or was at any time a Maturity Date with respect to Alternative Currency Revolving Commitments (each, an “Issuing Lender/Swingline Termination Date”), each Issuing Lender at such time shall have the right to resign as an Issuing Lender on, or on any date within twenty (20) Business Days after, the respective Issuing Lender/Swingline Termination Date, in each case upon not less than ten (10) days’ prior written notice thereof to the Borrower and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the respective entity so resigning shall retain all of its rights hereunder and under the other Loan Documents as an Issuing Lender with respect to all Letters of Credit theretofore issued by it (which Letters of Credit shall remain outstanding in accordance with the terms hereof until their respective expirations) but shall not be required to issue any further Letters of Credit hereunder, and (iii) solely with respect to the Existing Letters of Credit, each Existing Issuing Bank. If at any time and for any reason (including as a result of resignations as contemplated by the last proviso to the preceding sentence), each Issuing Lender has resigned in such capacity in accordance with the preceding sentence, then no Person shall be an Issuing Lender hereunder obligated to issue Letters of Credit unless and until (and only for so long as) a Lender (or affiliate of a Lender) reasonably satisfactory to the Administrative Agent and the Borrower agrees to act as Issuing Lender hereunder.

“Issuing Lender/Swingline Termination Date” shall have the meaning given to such term in the definition of “Issuing Lender.”

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit L.

“LC Commitment” shall mean $125,000,000.

“LC Disbursement” shall mean a payment by the Issuing Lender pursuant to a Letter of Credit.

“LC Obligations” shall mean at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of LC Disbursements that have not then been reimbursed pursuant to Section 3.5. The LC Obligations of any Lender at any time shall be its Alternative Currency Revolving Percentage of the total LC Obligations at such time.

“LC Request” shall mean an LC Request, substantially in the form of Exhibit O.

“Lenders” shall have the meaning given to such term in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Lending Office” shall mean as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letters of Credit” shall have the meaning given to such term in Section 3.1(a).

“Leverage Ratio” shall mean at any date of determination, the ratio of (a) (i) all Funded Debt of the Borrower and its Subsidiaries plus (ii) to the extent not otherwise included in subclause (a)(i) of this definition, the face amount of all Letters of Credit issued for the account of the Borrower or any of its Subsidiaries minus (iii) cash and Cash Equivalents of the Borrower and its Subsidiaries on a Consolidated basis to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for the most recently completed Measurement Period prior to such date.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan” shall mean any loan made by any Lender pursuant to this Agreement (including pursuant to Section 2.24).

“Loan Documents” shall mean this Agreement, the Security Documents and the Notes.

“Loan Parties” shall mean each Group Member that is a party to a Loan Document.

“Local Time” shall mean the local time in (i) London with respect to Obligations denominated in an Alternative Currency and (ii) New York City, otherwise.

“Majority Facility Lenders” shall mean with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans, Extended Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Dollar Revolving Facility or the Alternative Currency Revolving Facility, prior to any termination, respectively, of the Dollar Revolving Commitments or the Alternative Currency Revolving Commitments, the holders of more than 50% of the Total Dollar Revolving Commitments or Total Alternative Currency Revolving Commitments, respectively).

“Mandatory Cost” shall mean with respect to any period, the percentage rate per annum calculated in accordance with Schedule 1.2.

“Mandatory Prepayment Date” shall have the meaning given to such term in Section 2.11(e).

“Margin Stock” shall mean “margin stock” as defined in Regulation U of the Board, as the same may be amended or supplemented from time to time.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, property, operations, or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Collateral Agent or the Lenders hereunder or thereunder or (c) the Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or on the priority of such Liens.

“Material Subsidiary” shall mean, as of any date, (a) any Subsidiary of the Borrower that accounted for more than 5% of Consolidated Net Income of the Borrower and its Subsidiaries for the

most recently completed Fiscal Quarter on or prior to such date as reflected in the Required Financial Information most recently delivered to the Administrative Agent and the Lenders on or prior to such date and determined in accordance with GAAP for such period and (b) each other Subsidiary of the Borrower that, when combined with any other Subsidiary, each of which at the time of determination is the subject of an Event of Default under Section 8.1(g), would constitute a Material Subsidiary under clause (a) above.

“Maturity Date” shall mean (i) with respect to the Tranche A Term Loans that have not been extended pursuant to Section 2.25, the Tranche A Term Loan Maturity Date, (ii) with respect to the Tranche B Term Loans that have not been extended pursuant to Section 2.25, the Tranche B Term Loan Maturity Date, (iii) with respect to the Revolving Commitments that have not been extended pursuant to Section 2.25, the Revolving Termination Date and (iv) with respect to any tranche of Extended Term Loans or Extended Revolving Commitments, the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender or Lenders; provided that if any such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” shall have the meaning given to such term in Section 11.18.

“Measurement Period” shall mean at any date of determination, the most recently completed four consecutive Fiscal Quarters ended prior to such date for which financial information is (or is required to be) available.

“Medicaid” shall mean that means-tested entitlement program under Title XIX of the Social Security Act that provides federal grants to states for medical assistance based on specific eligibility criteria (Social Security Act of 1965, Title XIX, P.L. 89-87, as amended; 42 U.S.C. § 1396 et seq.).

“Medical Reimbursement Programs” shall mean the Medicare, Medicaid and Tricare programs and any other health care program operated by or financed in whole or in part by any federal, state or local government.

“Medicare” shall mean that government-sponsored entitlement program under Title XVIII of the Social Security Act that provides for a health insurance system for eligible elderly and disabled individuals (Social Security Act of 1965, Title XVIII, P.L. 89-87, as amended; 42 U.S.C. § 1395 et seq.).

“Minimum Extension Condition” shall have the meaning given to such term in Section 2.25(b).

“Minority Investment” shall have the meaning given to such term in Section 7.6(f).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 6.12(c).

“Mortgages” shall mean each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, in a form reasonably satisfactory to the Collateral Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Group Member or ERISA Affiliate is required to contribute or could otherwise have liability.

“Net Cash Proceeds” shall mean (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Debt secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred (or estimated by the Borrower in good faith) in connection therewith, and net of (i) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (ii) amounts reserved in accordance with GAAP against liabilities relating to breaches of representations and warranties and indemnification obligations, liabilities related to environmental matters or other liabilities associated with the property and liabilities relating to assets subject to such sale, lease, transfer or other disposition that are not assumed by the purchaser in such Asset Sale and (iii) in the case of any Asset Sale by a Subsidiary, the amount of any payments or distributions required to be made in respect of such transaction to owners of Capital Stock in such Subsidiary other than the Borrower or any other Subsidiary and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Debt, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes” shall have the meaning given to such term in Section 2.19(a).

“Non-Guarantor Domestic Subsidiary” shall mean a Domestic Subsidiary of the Borrower that is not a Guarantor.

“Non-Guarantor Subsidiary” shall mean a Subsidiary of the Borrower that is not a Guarantor.

“Non-U.S. Lender” shall have the meaning given to such term in Section 2.19(e).

“Notes” shall mean, collectively, each promissory note in the form of Exhibit N-1, N-2, N-3 or N-4, as applicable, evidencing Loans.

“NPL” shall mean the National Priorities List under CERCLA.

“Obligations” shall mean (a) obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

“OFAC” shall have the meaning given to such term in Section 4.23.

“OID” shall have the meaning given to such term in Section 2.24(c)(v).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” shall mean with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Parent Entity” means, for purposes of the proviso to the definition of “Change of Control”, a newly created entity having, at the time of consummation of a reorganization transaction permitted by such proviso, no assets with a fair market value in excess of $1.0 million (other than Capital Stock of the Borrower and its Subsidiaries) and no liabilities with a fair market value in excess of $1.0 million, in each case that would be reflected on an unconsolidated balance sheet of such entity at such time.

“Participant” shall have the meaning given to such term in Section 11.6(c)(i).

“Participant Register” shall have the meaning given to such term in Section 11.6(c)(iii).

“Participating Member State” shall mean each state so described in any EMU Legislation.

“Patriot Act” shall have the meaning given to such term in Section 11.17.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Perfection Certificate” shall mean a certificate in the form of Exhibit K-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit K-2 or any other form approved by the Collateral Agent.

“Permitted Liens” shall mean the following types of Liens (excluding any such Lien imposed pursuant to Section 430(k) of the Code or by ERISA or any such Lien relating to or imposed in connection with any Environmental Action): (a) Liens for taxes, assessments and governmental charges or levies to the extent not otherwise required to be paid under Section 6.3; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, landlords’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations (other than Debt for borrowed money) (i) that are not overdue for a period of more than 60 days or (ii) the amount, applicability or validity of which are being contested in good faith and with respect to which the Borrower or any of its Subsidiaries, as the case may be, has established reserves in accordance with GAAP; (c) pledges or deposits to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or similar social security legislation (other than in respect of employee benefit plans subject to ERISA) or to secure public or statutory obligations; (d) Liens, pledges and deposits securing the performance of, or payment in respect of, bids, tenders, leases, contracts (other than for the repayment of borrowed money), surety and appeal bonds, letters of credit, and other obligations of a similar nature incurred in the ordinary course of business; (e) any interest or title of a lessor or sublessor and any restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject that is incurred in the ordinary course of business and, either individually or when aggregated with all other Permitted Liens in effect on any date of determination, could not be reasonably expected to have a Material Adverse Effect; (f) Liens in favor of customs and revenue authorities arising as a matter of law or pursuant to a bond to secure payment of customs duties in connection with the importation of goods; (g) Liens arising out of judgments or awards that do not constitute an Event of Default under Section 8.1(i) and in respect of which the Borrower or any of its Subsidiaries subject thereto shall be prosecuting an appeal or proceedings for review in good faith and, pending such appeal or proceedings, shall have secured within 30 days after the entry thereof a subsisting stay of execution and shall be maintaining reserves, in accordance with GAAP, with respect to any such judgment or award; (h) unperfected Liens of suppliers and vendors to secure the purchase price of the property or assets sold; (i) protective UCC filings by lessors under operating leases; (j) any easements, rights of way, restrictions, defects, encroachments and other encumbrances on title to Real Property which either individually or when aggregated with all other Permitted Liens, would not be reasonably expected to have a Material Adverse Effect; and (k) bankers’ Liens, rights of setoff and other similar Liens with respect to cash and Cash Equivalents.

“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” shall mean one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and (ii) such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against such Receivables Assets; provided that (A) recourse to Borrower or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) and any obligations or agreements of Borrower or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/”absolute transfer” opinion with respect to any transfer by Borrower or any Subsidiary (other than a Special Purpose Receivables Subsidiary), and (B) the sum of (x) the aggregate Receivables Transaction Amount outstanding at any time pursuant to clause (a) of the definition of Receivables Transaction Amount and (y) the aggregate Receivables Transaction Amount since the Closing Date pursuant to clause (b) of the definition of “Receivables Transaction Amount” shall not exceed $500,000,000.

“Permitted Refinancing” shall mean, with respect to any Debt, any modification, refinancing, refunding, renewal or extension of such Debt; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Debt so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) the Debt resulting from such modification, refinancing, refunding, renewal or extension has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Debt being modified, refinanced, refunded, renewed or extended; (c) immediately after giving effect thereto, no Default shall have occurred and be continuing;

(d) if the Debt being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, the Debt resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed or extended; and (e) no Person that is not an obligor under the Debt being modified, refinanced, refunded, renewed or extended shall be an obligor under such modification, refinancing, refunding, renewal or extension.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” shall mean at a particular time, any employee benefit plan that is covered by Title IV of ERISA or Section 412 of the Code and in respect of which the Borrower or ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, other than any Multiemployer Plan.

“Platform” shall have the meaning given to such term in Section 11.2(d).

“Post-Increase Revolving Lenders” shall have the meaning given to such term in Section 2.24(d).

“Pre-Increase Revolving Lenders” shall have the meaning given to such term in Section 2.24(d).

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Prepayment Option Notice” shall have the meaning given to such term in Section 2.11(e).

“Pricing Grid” shall mean the table set forth below.

For all Loans (other than Tranche B Term Loans) and the Commitment Fee Rate:

Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
>3.0 to 1.0	2.75%	1.75%	0.500%
≤3.0 to 1.0 but ≥2.5 to 1.0	2.50%	1.50%	0.500%
<2.5 to 1.0	2.25%	1.25%	0.375%

For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is (x) in the case of calculation of the Leverage Ratio as of the last day of the first three Fiscal Quarters of any Fiscal Year, one Business Day after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1(c) and (y) in the case of calculation of the Leverage Ratio as of the last day of any Fiscal Year, one Business Day after the date on which the annual financial statements are delivered to Lenders setting forth such financial information and accompanied by such certifications as are required with respect to annual financial information pursuant to Section 6.1(b). Such Applicable Margin shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is one Business Day after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.16(a).

“primary obligations” shall have the meaning given to such term in the definition of “Contingent Obligation” set forth in this Section 1.1.

“primary obligor” shall have the meaning given to such term in the definition of “Contingent Obligation” set forth in this Section 1.1.

“Prime Rate” shall have the meaning given to such term in the definition of “ABR.”

“Pro Forma Basis” shall mean on a basis in accordance with GAAP and Regulation S-X; provided that notwithstanding the provisions of Regulation S-X, pro forma adjustments may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect which are identified and factually supported in a certificate in which a Responsible Officer of the Borrower certifies that such reductions are reasonably expected to be sustainable and have been realized or the steps necessary for such realization have been taken or are reasonably expected to be taken within twelve months following any such transaction.

“Qualified Issuer” shall mean any commercial bank that has a combined capital and surplus in excess of $500,000,000.

“Real Property” shall mean collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean a right to receive payment arising from a sale or lease of goods or the performance of services by the Borrower or any of its Subsidiaries pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and all proceeds thereof and rights (contractual or otherwise) and collateral related thereto and shall include, in any event, any items of property that would be classified as an account receivable of the Borrower or any of its Subsidiaries or an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” or “proceeds” as so defined of any such items.

“Receivables Transaction Amount” shall mean (a) in the case of any Receivables Assets securitization (but excluding any sale or factoring of Receivables Assets), the amount of obligations outstanding under the legal documents entered into as part of such Receivables Assets securitization on any date of determination that would be characterized as principal if such Receivables Assets securitization were structured as a secured lending transaction rather than as a purchase and (b) in the case of any sale or factoring of Receivables Assets, the cash purchase price paid by the buyer in connection with its purchase of Receivables Assets (including any bills of exchange) less the amount of collections received in respect of such Receivables Assets and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest, in each case as determined in good faith and in a consistent and commercially reasonable manner by the Borrower.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Redeemable Preferred Interest” shall mean with respect to any Person, (a) any Capital Stock of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such Person or any of its Subsidiaries, in whole or in part, earlier than six months after the latest Maturity Date then in effect with respect to Tranche B Term Loans; provided, however, that any Capital Stock that would constitute a Redeemable Preferred Interest solely because the holders thereof have the right to require the issuer to repurchase such a Redeemable Preferred Interest upon the occurrence of a change of control shall not be so treated if the terms thereof (a) do not trigger any rights upon any circumstance constituting a change of control under such Redeemable Preferred Interest that would not constitute a Change of Control under this Agreement and (b) do not permit either any repurchase by such Person or any rights of the holder of such Capital Stock to assert any claim in respect of such failure to purchase as long as any Event of Default exists hereunder.

“Refinancing” shall mean (i) the repayment in full and the termination of any commitment to make extensions of credit under the Existing Credit Agreement and (ii)(A)(x) the consummation of the Tender Offer and (y) with respect to any Existing Notes not tendered by holders thereof pursuant to the Tender Offer, the Borrower having irrevocably called such Existing Notes for redemption and having deposited the full payment price therefor pursuant to the terms of the indentures governing the Existing Notes and (B) in the absence of the consummation of the Tender Offer, the Borrower having irrevocably called all Existing Notes for redemption and having deposited the full payment price therefor pursuant to the terms of the indentures governing the Existing Notes.

“Refunded Swingline Loans” shall have the meaning given to such term in Section 2.7(b).

“Register” shall have the meaning given to such term in Section 11.6(b)(iv).

“Reimbursement Obligation” shall mean the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount” shall mean with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans the Revolving Loans pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” shall mean any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” shall mean a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount” shall mean with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business.

“Reinvestment Prepayment Date” shall mean with respect to any Reinvestment Event, the earliest of (a) the date occurring on the second anniversary of such Reinvestment Event, (b) if the Borrower shall not have entered into a binding commitment to reinvest the Net Cash Proceeds received in connection with such Reinvestment Event, the date occurring 540 days after such Reinvestment Event and (c) the date on which the Borrower shall have determined not to acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” shall mean with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injecting or leaching into the Environment, or into, from or through any structure or facility.

“Required Financial Information” shall mean at any date of determination, the Consolidated financial statements of the Borrower and its Subsidiaries most recently delivered to the Administrative Agent and the Lenders on or prior to such date pursuant to, and satisfying all of the requirements of, Section 6.1(b) or 6.1(c) and accompanied by the certificates and other information required to be delivered therewith.

“Required Lenders” shall mean at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law” shall mean as to any Person, the Constitutive Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, with respect to the Borrower or any of its Subsidiaries, the chief executive officer, the president, the chief financial officer, the principal accounting officer or the treasurer (or the equivalent of any of the foregoing) or any other officer, partner or member (or Person performing similar functions) of the Borrower or any such Subsidiary responsible for overseeing the administration of, or reviewing compliance with, all or any portion of this Agreement or any of the other Loan Documents.

“Revaluation Date” shall mean with respect to Alternative Currency Revolving Loans, each of the following: (i) each Borrowing Date of a Eurodollar Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurodollar Loan denominated in an Alternative Currency pursuant to Section 2.12(b), (iii) the date of any partial reduction of the Alternative Currency Revolving Commitments pursuant to Section 2.11(f)(ii) and (iv) after a Default has occurred and is continuing, such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

“Revolving Commitment” shall mean, as to any Revolving Lender, collectively, the Dollar Revolving Commitment and the Alternative Currency Revolving Commitment of such Revolving Lender.

“Revolving Commitment Period” shall mean the period from and including the Closing Date to but excluding the Business Day preceding the latest Maturity Date applicable to the Revolving Facility.

“Revolving Extensions of Credit” shall mean, collectively, the Dollar Revolving Extensions of Credit and the Alternative Currency Revolving Extensions of Credit.

“Revolving Facility” shall mean, collectively, the Dollar Revolving Facility and the Alternative Currency Revolving Facility.

“Revolving Lenders” shall mean, collectively, the Dollar Revolving Lenders and Alternative Currency Revolving Lenders.

“Revolving Loans” shall mean, collectively, the Dollar Revolving Loans and Alternative Currency Revolving Loans.

“Revolving Percentage” shall mean, as to any Revolving Lender, collectively, the Dollar Revolving Percentage and the Alternative Currency Revolving Percentage of such Revolving Lender.

“Revolving Termination Date” shall mean October 20, 2015.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” with respect to any Person shall mean an arrangement to sell or transfer any property, real or personal, used or useful in such Person’s business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank; provided that the aggregate amount of Debt under all Secured Cash Management Agreements shall not exceed $25,000,000 at any time outstanding.

“Secured Obligations” shall mean (a) the Obligations and (b) the due and punctual payment and performance of all obligations of the Borrower and the other Loan Parties under each Specified Swap Agreement and each Secured Cash Management Agreement, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any bankruptcy, insolvency, receivership or other similar proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Secured Parties” shall mean collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders, each Cash Management Bank and each party to a Specified Swap Agreement (other than any Group Member) if, in the case of any Person not already a party to this Agreement, such Person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such Person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 11.5, 11.11 and 11.12 as if it were a Lender and as if the fair market value of its Secured Obligations constituted Loans hereunder.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement” shall mean the Security Agreement to be executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit A.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 6.12.

“Security Documents” shall mean, collectively, the Security Agreement, the Mortgages (if any) and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Notes” shall have the meaning given to such term in the recitals hereto.

“Senior Notes Documents” shall mean the Senior Notes, the Senior Notes Indenture, the Senior Notes Guarantees and all other documents executed and delivered with respect to the Senior Notes or the Senior Notes Indenture.

“Senior Notes Guarantees” shall mean the guarantees of the Guarantors of each series of Senior Notes pursuant to the Senior Notes Indenture.

“Senior Notes Indenture” shall mean the indenture dated as of the Closing Date by and among the Borrower, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, pursuant to which each series of the Senior Notes was issued.

“Solvent” shall mean when used with respect to any Person, that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” shall mean liability on a “claim,” and (ii) “claim” shall mean any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Special Purpose Licensed Entity” shall mean any Person in a related business of the Borrower and its Subsidiaries that (i) the Borrower and its Subsidiaries are prohibited from engaging in directly under applicable law, including provisions of state law (a) prohibiting the ownership of healthcare facilities by public companies, (b) prohibiting the corporate practice of medicine or (c) otherwise restricting the ability of the Borrower or one of its Subsidiaries to acquire directly a required license to operate a healthcare facility, and (ii) has entered into a transaction or series of transactions with the Borrower or any of its Subsidiaries under which:

(x) the Borrower or any of its Subsidiaries provides management, administrative or consulting services to the Special Purpose Licensed Entity,

(y) the owners of the Special Purpose Licensed Entity are prohibited from transferring any of their interests in the Special Purpose Licensed Entity without the consent of the Borrower or one of its Subsidiaries, and

(z) the Borrower or one of its Subsidiaries has the right to require the owners of the Special Purpose Licensed Entity to transfer all of their interests in the Special Purpose Licensed Entity to a Person designated by the Borrower or one of its Subsidiaries.

“Special Purpose Receivables Subsidiary” shall mean a direct or indirect Subsidiary of the Borrower established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with the Borrower or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event the Borrower or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other insolvency law).

“Specified Change of Control” shall mean a “Change of Control” (or any other defined term having a similar purpose) as defined in the Senior Notes Indenture.

“Specified Debt” shall mean Debt issued or incurred by the Borrower; provided that (i) the terms (other than pricing, but including without limitation negative covenants) in such Debt are not materially more burdensome to the Borrower taken as a whole than the terms of the Senior Notes Indenture, (ii) such Debt shall not be guaranteed by any Subsidiaries that are not Guarantors hereunder and (iii) such Debt does not provide for any scheduled payment or mandatory prepayment of principal earlier than six months after the latest Maturity Date in effect with respect to the Tranche B Term Facility on the date such Debt is issued or incurred, other than (x) redemptions made at the option of the holders of such Debt upon a change in control of the Borrower in circumstances that would also constitute a Change of Control under this Agreement (provided that any such redemption cannot be made fewer than 30 days after such change in control) and (y) mandatory prepayments required as a result of asset dispositions if such Debt allows the Borrower to satisfy such mandatory prepayment requirement by prepayment of Loans under this Agreement or other senior obligations of the Borrower or reinvestment of the asset disposition proceeds within a specified period of time.

“Specified Swap Agreement” shall mean any Swap Agreement entered into by the Borrower and any Lender (at the time of the execution of such Swap Agreement) or affiliate thereof in respect of interest rates or currency exchange rates.

“Spot Rate” for a currency shall mean the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” and “£” shall mean the lawful currency of the United Kingdom.

“Stock Repurchase” shall mean the repurchase by the Borrower of its common stock from its existing shareholders for an aggregate purchase price not to exceed $1,200,000,000.

“Subsidiary” shall mean with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other business entity the accounts of which would be consolidated with those of the parent in the parent’s Consolidated financial statements as well as any corporation, limited liability company, partnership, association or other business entity (i) of which securities or other ownership interests representing more than 50% of the voting power of all Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, Controlled or held by the parent and/or one or more subsidiaries of the parent or (ii) that is, as of such date, otherwise Controlled by the parent and/or one or more subsidiaries of the parent; provided, however, that entities shall not be deemed Subsidiaries so long as the assets of each such entity do not exceed $25,000 (unless the Borrower shall elect to include such entity as a Guarantor). Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of the Borrower.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of a type reasonably requested by the Collateral Agent or (b) otherwise acceptable to the Collateral Agent.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement.”

“Swingline Commitment” shall mean the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $50,000,000.

“Swingline Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans; provided that, if any Extension or Extensions of Alternative Currency Revolving Commitments is or are effected in accordance with Section 2.25, then on the occurrence of each Issuing Lender/Swingline Termination Date, the Swingline Lender at such time shall have the right to resign as Swingline Lender on, or on any date within twenty (20) Business Days after, the respective Issuing Lender/Swingline Termination Date, in each case upon not less than ten (10) days’ prior written notice thereof to the Borrower and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the Borrower shall repay any outstanding Swingline Loans made by the respective entity so resigning and such entity shall not be required to make any further Swingline Loans hereunder. If at any time and for any reason (including as a result of resignations as contemplated by the proviso to the preceding sentence), the Swingline Lender has resigned in such capacity in accordance with the preceding sentence, then no Person shall be the Swingline Lender hereunder or obligated to make Swingline Loans unless and until (and only for so long as) a Lender (or affiliate of a Lender) reasonably satisfactory to the Administrative Agent and the Borrower agrees to act as the Swingline Lender hereunder.

“Swingline Loans” shall have the meaning given to such term in Section 2.6.

“Swingline Participation Amount” shall have the meaning given to such term in Section 2.7(c).

“Syndication Agent” shall have the meaning given to such term in the preamble hereto.

“TARGET Day” shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” shall mean (i) all present or future income, stamp or other taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, and (ii) all transferee, successor, joint and several, contractual or other liability (including, without limitation, liability pursuant to Treas. Reg. §1.1502-6 (or any similar state, local or foreign provision)) in respect of any items described in clause (i).

“Tender Offer” shall have the meaning given to such term in the recitals hereto.

“Term Lenders” shall mean, collectively, the Tranche A Term Lenders and the Tranche B Term Lenders.

“Term Loans” shall mean, collectively, the Tranche A Term Loans and Tranche B Term Loans.

“Title Company” shall mean any title insurance company as shall be retained by the Borrower and reasonably acceptable to the Administrative Agent.

“Total Alternative Currency Revolving Commitments” shall mean at any time, the aggregate amount of the Alternative Currency Revolving Commitments then in effect. The original amount of the Total Alternative Currency Revolving Commitments is the Alternative Currency Equivalent of $150,000,000.

“Total Alternative Currency Revolving Extensions of Credit” shall mean, at any time, the aggregate amount of the Alternative Currency Revolving Extensions of Credit of the Alternative Currency Revolving Lenders outstanding at such time.

“Total Dollar Revolving Commitments” shall mean at any time, the aggregate amount of the Dollar Revolving Commitments then in effect. The original amount of the Total Dollar Revolving Commitments is $100,000,000.

“Total Dollar Revolving Extensions of Credit” shall mean, at any time, the aggregate amount of the Dollar Revolving Extensions of Credit of the Dollar Revolving Lenders outstanding at such time.

“Total Facility Amount” shall mean the sum of (i) the outstanding Revolving Commitments, (ii) the aggregate principal amount of all outstanding Term Loans and (iii) the aggregate principal amount of all outstanding Incremental Term Loans, in each case, giving effect to any proposed increase in Revolving Commitments or incurrence of Incremental Term Loans pursuant to Section 2.24.

“Total Revolving Commitments” shall mean at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit” shall mean at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“tranche” shall have the meaning given to such term in Section 2.25(a).

“Tranche A Term Commitment” shall mean as to any Lender, the obligation of such Lender, if any, to make a Tranche A Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche A Term Commitment” on such Lender’s Addendum. The original aggregate amount of the Tranche A Term Commitments is $1,000,000,000.

“Tranche A Term Facility” shall have the meaning given to such term in the definition of “Facility.”

“Tranche A Term Lender” shall mean each Lender that has a Tranche A Term Commitment or that holds a Tranche A Term Loan.

“Tranche A Term Loan” shall have the meaning given to such term in Section 2.1.

“Tranche A Term Loan Maturity Date” shall mean October 20, 2015.

“Tranche A Term Percentage” shall mean as to any Tranche A Term Lender at any time, the percentage which such Lender’s Tranche A Term Commitment then constitutes of the aggregate Tranche A Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche A Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Term Loans then outstanding).

“Tranche B Prepayment Amount” shall have the meaning given to such term in Section 2.11(e).

“Tranche B Term Commitment” shall mean as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Commitment” in such Lender’s Addendum or in an Increase Joinder. The original aggregate amount of the Tranche B Term Commitments is $1,750,000,000.

“Tranche B Term Facility” shall have the meaning given to such term in the definition of “Facility.”

“Tranche B Term Lender” shall mean each Lender that has a Tranche B Term Commitment or that holds a Tranche B Term Loan.

“Tranche B Term Loan” shall have the meaning given to such term in Section 2.1.

“Tranche B Term Loan Maturity Date” shall mean October 20, 2016.

“Tranche B Term Percentage” shall mean as to any Tranche B Term Lender at any time, the percentage which such Lender’s Tranche B Term Commitment then constitutes of the aggregate Tranche B Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).

“Transaction Documents” shall mean the Senior Notes Documents and the Loan Documents.

“Transactions” shall mean collectively, (a) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder; (b) the Refinancing; (c) the issuance of the Senior Notes; (d) the Stock Repurchase and (e) the payment of all fees and expenses owing in connection with the foregoing.

“Transferee” shall mean any Assignee or Participant.

“Transferred Guarantor” shall have the meaning given to such term in Section 10.9.

“Tricare” shall mean the managed health care program that is established by the Department of Defense under Title 10, Subtitle A, Part II, Chapter 55 (10 U.S.C. §1071 et seq.) for members of the military, military retirees, and their dependents, and includes the competitive selection of contractors to financially underwrite the delivery of health care services under the Civilian Health and Medical Program of the Uniformed Services.

“Type” shall mean as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” shall mean the United States of America.

“Voting Interests” shall mean shares of Capital Stock issued by a corporation, or equivalent Capital Stock of any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” shall mean, when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt.

“Wholly Owned Subsidiary” shall mean as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withdrawal Liability” shall have the meaning specified in Part I of Subtitle E of Title IV of ERISA.

1.2 Classification of Loans. For purposes of this Agreement, Loans may be classified and referred to by Facility (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Facility and Type (e.g., a “Eurodollar Revolving Loan”).

1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise indicated, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, shall mean “on, in, under, above or about.”

1.4 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change in GAAP occurring after the Closing Date or in the application thereof on such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided that the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation, between calculations of the affected item in amounts required to be reported under Sections 6.1(b) and (c) (including in any Compliance Certificate) before and after giving effect to such change in GAAP.

For the avoidance of doubt, Persons that are not Subsidiaries shall not be included in any calculation relevant to Section 7.16.

1.5 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

1.6 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Alternative Currency Revolving Loans outstanding. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with an Alternative Currency Revolving Loan, a conversion, continuation or prepayment of an Alternative Currency Revolving Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Alternative Currency Revolving Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

1.7 Additional Alternative Currencies.

(a) The Borrower may from time to time request that Alternative Currency Revolving Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Alternative Currency Revolving Loans, such request shall be subject to the approval of the Administrative Agent and the Alternative Currency Revolving Lenders.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., Local Time, 20 Business Days prior to the date of the desired extension of credit. The Administrative Agent shall promptly notify each Alternative Currency Revolving Lender of any request pursuant to this Section 1.7. Each Alternative Currency Revolving Lender shall notify the Administrative Agent, not later than 11:00 a.m., Local Time, ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Alternative Currency Revolving Loans denominated in such currency.

(c) Any failure by an Alternative Currency Revolving Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Alternative Currency Revolving Lender to permit Alternative Currency Revolving Loans to be made in such requested currency. If the Administrative Agent and all the Alternative Currency Revolving Lenders consent to making Alternative Currency Revolving Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Alternative Currency Revolving Loans. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.7, the Administrative Agent shall promptly so notify the Borrower.

1.8 Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Alternative Currency Revolving Loans in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Alternative Currency Revolving Loans, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof, (a) each Tranche A Term Lender severally agrees to make a term loan denominated in Dollars (a “Tranche A Term Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Tranche A Term Commitment of such Lender and (b) each Tranche B Term Lender severally agrees to make a term loan denominated in Dollars (a “Tranche B Term Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Tranche B Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice in the form of a Borrowing Request (which notice must be received by the Administrative Agent prior to 1:00 P.M., New York City time, (a) three Business Days prior to the anticipated Closing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the anticipated Closing Date, in the case of ABR Loans) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed under each tranche. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan to be made by such Term Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3 Repayment of Term Loans.

(a) The Tranche A Term Loan of each Tranche A Term Lender shall mature in 20 consecutive quarterly installments and on the Tranche A Term Loan Maturity Date, in an amount equal to such Lender’s Tranche A Term Percentage multiplied by the amount set forth below opposite such installment:

Installment Due Date	Principal Amount
March 31, 2011	$12,500,000
June 30, 2011	$12,500,000
September 30, 2011	$12,500,000
December 31, 2011	$12,500,000
March 31, 2012	$12,500,000
June 30, 2012	$12,500,000
September 30, 2012	$12,500,000
December 31, 2012	$12,500,000
March 31, 2013	$25,000,000
June 30, 2013	$25,000,000
September 30, 2013	$25,000,000
December 31, 2013	$25,000,000
March 31, 2014	$37,500,000
June 30, 2014	$37,500,000
September 30, 2014	$37,500,000
December 31, 2014	$37,500,000
March 31, 2015	$37,500,000
June 30, 2015	$37,500,000
September 30, 2015	$37,500,000
Tranche A Term Loan Maturity Date	$537,500,000

(b) The Tranche B Term Loan of each Tranche B Term Lender shall mature (i) in 23 consecutive quarterly installments on the last day of each September, December, March and June (commencing on March 31, 2011), each in an amount equal to such Lender’s Tranche B Term Percentage multiplied by 0.25% of the aggregate principal amount of the Tranche B Term Loans outstanding on the Closing Date immediately after funding the Tranche B Term Facility and (ii) on the Tranche B Term Loan Maturity Date in an amount equal to all remaining outstanding Tranche B Term Loans of such Tranche B Term Lender.

2.4 Revolving Commitments.

(a) Subject to the terms and conditions hereof, (1) each Dollar Revolving Lender severally agrees to make revolving credit loans in Dollars (“Dollar Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed the amount of such Lender’s Dollar Revolving Commitment and (2) each Alternative Currency Revolving Lender severally agrees to make revolving credit loans in one or more Alternative Currencies (“Alternative Currency Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Alternative Currency Revolving Percentage of the sum of

(i) the LC Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Alternative Currency Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Dollar Revolving Loans and Alternative Currency Revolving Loans denominated in Dollars may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12. The Alternative Currency Revolving Loans denominated in an Alternative Currency other than Dollars shall be Eurodollar Loans.

(b) The Borrower shall repay all outstanding Revolving Loans on the applicable Maturity Date.

2.5 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable notice in the form of a Borrowing Request (which notice must be received by the Administrative Agent prior to 2:00 P.M., New York City time, (a)(i) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans denominated in Dollars or (ii) four Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans denominated in Alternative Currencies (other than Dollars), or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Alternative Currency Revolving Facility to finance payments required by Section 3.5 may be given not later than 1:00 P.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) the Revolving Facility pursuant to which such Loan is to be made, (iv) the currency of the Revolving Loans to be borrowed, (v) if the Revolving Loans to be borrowed are denominated in Dollars, the Type of Revolving Loans to be borrowed and (vi) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Dollar Revolving Commitments and each borrowing under the Alternative Currency Revolving Commitments denominated in Dollars shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided that the Swingline Lender may request, on behalf of the Borrower, borrowings denominated in Dollars under the Alternative Currency Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Each borrowing under the Alternative Currency Revolving Commitments (other than a borrowing denominated in Dollars) shall be in an amount equal to the Alternative Currency Equivalent of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office for the applicable currency prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6 Swingline Commitment.

(a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Alternative Currency Revolving

Commitments from time to time after the Closing Date and during the Revolving Commitment Period by making swing line loans denominated in Dollars (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Alternative Currency Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the applicable Maturity Date in accordance with Section 2.7(f) and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that an Alternative Currency Revolving Loan denominated in Dollars is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy of a Borrowing Request), not later than 2:00 P.M., New York City time, on the day (which shall be a Business Day during the Revolving Commitment Period) of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 3.5, by remittance to the Issuing Lender) by 4:00 P.M., New York City time, on the requested date of such Swingline Loan. Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 2:00 P.M., New York City time, request each Alternative Currency Revolving Lender to make, and each Alternative Currency Revolving Lender hereby agrees to make, an Alternative Currency Revolving Loan denominated in Dollars, in an amount equal to such Alternative Currency Revolving Lender’s Alternative Currency Revolving Percentage of the aggregate amount of the Swingline Loans; provided that, notwithstanding the foregoing, no Alternative Currency Revolving Lender shall be obligated to make any Alternative Currency Revolving Loan if after giving effect to the making of such Alternative Currency Revolving Loan the outstanding amount of Alternative Currency Revolving Extensions of Credit of such Lender exceed such Lender’s Alternative Currency Revolving Commitment (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Alternative Currency Revolving Lender shall make the amount of such Alternative Currency Revolving Loan available to the Administrative Agent at the Funding Office for Dollar-denominated payments in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Alternative Currency Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the

Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Alternative Currency Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time an Alternative Currency Revolving Loan denominated in Dollars would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8.1(g) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Alternative Currency Revolving Loans may not be made as contemplated by Section 2.7(b), each Alternative Currency Revolving Lender shall, on the date such Alternative Currency Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Alternative Currency Revolving Lender’s Alternative Currency Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Alternative Currency Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Alternative Currency Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Alternative Currency Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Alternative Currency Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Alternative Currency Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the financial condition of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Alternative Currency Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f) If the Maturity Date shall have occurred in respect of any tranche of Alternative Currency Revolving Commitments at a time when another tranche or tranches of Alternative Currency Revolving Commitments is or are in effect with a longer Maturity Date, then on the earliest occurring Maturity Date all then outstanding Swingline Loans shall be repaid in full (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Maturity Date); provided, however, that if on the occurrence of such earliest Maturity Date (after giving effect to any repayments of Alternative Currency Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 3.10), there shall exist sufficient unutilized Extended Revolving Commitments that are the Alternative Currency Revolving Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to such Extended Revolving Commitments which will remain in effect after the occurrence of such Maturity Date, then there shall be an automatic adjustment on such date of the Swingline Participation Amounts of each Alternative Currency Revolving Lender that is an Extending Revolving Lender and such outstanding Swingline Loans shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Commitments, and such Swingline Loans shall not be so required to be repaid in full on such earliest Maturity Date.

2.8 Commitment Fees, etc.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Dollar Revolving Commitment and/or Available Alternative Currency Revolving Commitment, as applicable, of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date and on the Maturity Date for the Revolving Facility.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

(c) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Alternative Currency Revolving Facility, shared ratably among the Alternative Currency Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(d) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses (including issuance fees) as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

(e) The Borrower agrees to pay on the Closing Date (w) to each Tranche A Term Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Tranche A Term Lender’s Tranche A Term Loan, a funding fee in an amount agreed between such Tranche A Term Lender and the Borrower, (x) to each Tranche B Term Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Tranche B Term Lender’s Tranche B Term Loan, a funding fee in an amount equal to 0.50% of the stated principal amount of such Tranche B Term Lender’s Tranche B Term Loan funded on the Closing Date, (y) to each Dollar Revolving Lender party to this Agreement on the Closing Date, as compensation for the Dollar Revolving Commitment of such Dollar Revolving Lender, a commitment fee in the amount agreed between such Dollar Revolving Lender and the Borrower and (z) to each Alternative Currency Revolving Lender party to this Agreement on the Closing Date, as compensation for the Alternative Currency Revolving Commitment of such Alternative Currency Revolving Lender, a commitment fee in the amount agreed between such Alternative Currency Revolving Lender and the Borrower.

(f) All fees payable hereunder (subject to Section 2.26) shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Lender, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

2.9 Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate, or from time to time to reduce the amount, of the Revolving Commitments under one or more Revolving Facilities; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, (i) the Total Alternative Currency Revolving Extensions of Credit would exceed the Total Alternative Currency Revolving Commitments, (ii) the Total Dollar Revolving Extensions of Credit would exceed the Total Dollar Revolving Commitments or (iii) the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to (i) with respect to the Alternative Currency Revolving Commitments, $1,000,000, a whole multiple thereof, or the remaining aggregate amount of the Alternative Currency Revolving Commitments, and shall reduce permanently the Alternative Currency Revolving Commitments then in effect and (ii) with respect to the Dollar Revolving Commitments, $1,000,000, a whole multiple thereof, or the remaining aggregate amount of the Dollar Revolving Commitments, and shall reduce permanently the Dollar Revolving Commitments then in effect. The Revolving Commitment (other than any Extended Revolving Commitment) of each Revolving Lender shall automatically and permanently terminate on the Revolving Termination Date. On the respective Maturity Date applicable thereto, the Extended Revolving Commitment of each Extending Revolving Commitment shall automatically and permanently terminate.

2.10 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium (except as set forth in Section 2.11(g)) or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 2:00 P.M., New York City time, (i) three Business Days prior thereto, in the case of Eurodollar Loans denominated in Dollars and (ii) four Business Days prior thereto in the case of Eurodollar Loans denominated in Alternative Currencies (other than Dollars), and no later than 2:00 P.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment, the installment or installments of the respective tranches of the Loans to be repaid and whether the prepayment is of Eurodollar Loans or ABR Loans (it being understood that the Borrower may elect to prepay one tranche of Term Loans without prepaying another); provided that in the case of Swingline Loans notice may be given no later than 2:00 P.M. New York City time on the date of prepayment; and provided further that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of a tranche of Term Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Revolving Loans denominated in an Alternative Currency (other than Dollars) shall be in an aggregate principal amount of the Alternative Currency Equivalent of $1,000,000 or a whole multiple thereof. Partial prepayments of Revolving Loans denominated in Dollars shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.11 Mandatory Prepayments and Commitment Reductions.

(a) If any Redeemable Preferred Interests or Debt shall be issued or incurred by any Group Member (excluding any Debt incurred in accordance with Section 7.2 or Capital Stock issued in compliance with Section 7) or any initial cash proceeds that are related to a financing of a fixed principal amount of Receivables Assets or any initial incremental cash proceeds that are related to financing an increased fixed principal amount of Receivables Assets shall be received by Borrower or any of its subsidiaries in connection with a Permitted Receivables Financing, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans and the Revolving Loans as set forth in Section 2.11(d).

(b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, to the extent a Reinvestment Notice shall not have been delivered in respect thereof, such Net Cash Proceeds shall be applied within ten days after the date that all post-closing adjustments associated therewith have been completed toward the prepayment of the Term Loans and the Revolving Loans as set forth in Section 2.11(d); provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the Revolving Loans as set forth in Section 2.11(d).

(c) If, for any Fiscal Year of the Borrower commencing with the Fiscal Year ending December 31, 2011, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.11(d). Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(b), for the Fiscal Year with respect to which such prepayment is made, are required to be delivered to the Administrative Agent (for distribution to the Agents and the Lenders) and (ii) the date such financial statements are actually delivered.

(d) Amounts to be applied in connection with prepayments made pursuant to this Section 2.11 shall be applied, first, to the prepayment of the Term Loans in accordance with Section 2.17(b) and, second, to reduce the Swingline Loans and then Revolving Loans without a permanent reduction of the Revolving Commitments. The application of any prepayment pursuant to this Section 2.11 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.11 (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e) Notwithstanding anything to the contrary in Section 2.11(d) or 2.17, with respect to the amount of any mandatory prepayment described in Section 2.11 that is allocated to Tranche B Term Loans (such amount, the “Tranche B Prepayment Amount”), at any time when Tranche A Term Loans remain outstanding, the Borrower will, in lieu of applying such amount to the prepayment of Tranche B Term Loans, as provided in Section 2.11(d) above, on the date specified in Section 2.11 for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Tranche B Term Lender a notice (each, a “Prepayment Option Notice”) as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Tranche B Term Lender a Prepayment Option Notice, which shall be in the form of Exhibit G, and shall include an offer by the Borrower to prepay on the date (each a “Mandatory Prepayment Date”) that is 10 Business Days after the date of the Prepayment Option Notice, the relevant Term Loans of such Lender by an amount equal to the portion of the Tranche B Prepayment Amount indicated in such Lender’s Prepayment Option Notice as being applicable to such Lender’s Tranche B Term Loans. On the Mandatory Prepayment Date, (i) the Borrower shall pay to the relevant Tranche B Term Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Term Loans as described above in respect of which such Lenders have accepted prepayment (it being understood that a failure to respond to a Prepayment Option Notice shall be deemed an acceptance of the prepayment referenced therein) and (ii) the Borrower shall pay to the Tranche A Term Lenders an amount equal to the portion of the Tranche B Prepayment Amount not accepted by the relevant Lenders, and such amount shall be applied to the prepayment of the Tranche A Term Loans; provided that if after the application of amounts pursuant to clause (ii), any portion of the Tranche B Prepayment Amount not accepted by the Tranche B Term Lenders shall remain, such amount shall be used to prepay the Tranche B Term Loans on a pro rata basis.

(f) Revolving Loan Prepayments.

(i) In the event of the termination of all the Alternative Currency Revolving Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Alternative Currency Revolving Loans and all outstanding Swingline Loans and replace all outstanding Letters of Credit or cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 3.10. In the event of the termination of all the Dollar Revolving Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Dollar Revolving Loans.

(ii) In the event of any partial reduction of the Alternative Currency Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Alternative Currency Revolving Lenders of the sum of the Alternative Currency Revolving Extensions of Credit after giving effect thereto and (y) if the sum of the Alternative Currency Revolving Extensions of Credit would exceed the aggregate amount of Alternative Currency Revolving Commitments after giving effect to such reduction, then the Borrower shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Alternative Currency Revolving Loans and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 3.10, in an aggregate amount sufficient to eliminate such excess. In the event of any partial reduction of the Dollar Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Dollar Revolving Lenders of the sum of the Dollar Revolving Extensions of Credit after giving effect thereto and (y) if the sum of the Dollar Revolving Extensions of Credit would exceed the aggregate amount of Dollar Revolving Commitments after giving effect to such reduction, then the Borrower shall, on the date of such reduction, repay or prepay Dollar Revolving Loans in an aggregate amount sufficient to eliminate such excess

(iii) In the event that the sum of all Alternative Currency Revolving Lenders’ Alternative Currency Revolving Extensions of Credit exceeds the Alternative Currency Revolving Commitments then in effect (including, without limitation, as a result of any Revaluation Date), the Borrower shall, without notice or demand, immediately first, repay or prepay Swingline Loans, second, repay or prepay Alternative Currency Revolving Loans, and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 3.10, in an aggregate amount sufficient to eliminate such excess. In the event that the sum of all Dollar Revolving Lenders’ Dollar Revolving Extensions of Credit exceeds the Dollar Revolving Commitments then in effect, the Borrower shall, without notice or demand, immediately repay or prepay Dollar Revolving Loans in an aggregate amount sufficient to eliminate such excess

(iv) In the event that the aggregate LC Obligations exceed the LC Commitment then in effect, the Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 3.10, in an aggregate amount sufficient to eliminate such excess.

(g) Prepayment Premium. Any prepayment of the Tranche B Term Loans prior to the one year anniversary of the Closing Date with the proceeds of an offering or incurrence of Debt (other than a Permitted Receivables Financing) shall be accompanied by a premium equal to 1% of the aggregate principal amount of the Tranche B Term Loans prepaid.

2.12 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans denominated in Dollars to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election pursuant to an Interest Election Request no later than 2:00 P.M., Local Time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans denominated in Dollars to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 2:00 P.M., Local Time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined by written notice in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. No Revolving Loan may be converted into or continued as a Revolving Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Loan and reborrowed in the other currency.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent pursuant to an Interest Election Request, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that the Borrower may not elect to continue a Eurodollar Loan under a particular Facility as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined by written notice in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso (i) if such Loans are denominated in Dollars, such shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and (ii) if such Loans are denominated in an Alternative Currency (other than Dollars), such Loans shall be automatically continued as Eurodollar Loans with an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to (i) with respect to Eurodollar Loans denominated in Dollars, $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (ii) with respect to Eurodollar Loans denominated in an Alternative Currency (other than Dollars), the Alternative Currency Equivalent of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than fifteen Eurodollar Tranches shall be outstanding at any one time.

2.14 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin plus (in the case of an Alternative Currency Revolving Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), (b) or (g), if all or a portion of the principal amount of any Loan or Reimbursement Obligation or any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the greater or (i) the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%) and (ii) the actual rate applicable to such amount plus 2%, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (and until such notice is withdrawn), (w) any Eurodollar Loans denominated in Dollars under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (x) any Loans denominated in Dollars under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans, (y) any outstanding Eurodollar Loans denominated in Dollars under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans and (z) any outstanding Eurodollar Loans denominated in an Alternative Currency (other than Dollars) shall be continued with an interest applicable thereto equal to the sum of (I) the Applicable Margin for such Eurodollar Loans, (II) the rate for each day during such Interest Period reasonably determined by the Administrative Agent to be the cost of funds of representative participating members in the interbank eurodollar market selected by the Administrative Agent (which may include Lenders) for maintaining loans similar to the relevant Loans (provided that any change in the rate determined pursuant to this clause (II) shall be effective as of the opening of business on the effective day of any change in the relevant component of such rate) and (III) the Mandatory Cost, if any, applicable to such Loan. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans denominated in Dollars under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans denominated in Dollars under the relevant Facility to Eurodollar Loans.

2.17 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche A Term Percentages, Tranche B Term Percentages, Dollar Revolving Percentages or Alternative Currency Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders (except as otherwise provided in Section 2.11(e) and except that an optional prepayment pursuant to Section 2.10 need only be made pro rata according to the respective outstanding principal amounts of the Term Loans of the applicable tranche being prepaid then held by the Term Lenders). The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Tranche A Term Loans and Tranche B Term Loans, as the case may be, pro rata based upon the respective then remaining principal amounts thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the relevant Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office for the applicable currency, in the currency in which the applicable Loan was made and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to (i) with respect to borrowings under the Dollar Revolving Facility, ABR Loans under the Dollar Revolving Facility or (ii) with respect to borrowings under the Alternative Currency Revolving Facility, Eurodollar Loans under the Alternative Currency Revolving Facility, in each case, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5, Section 2.7(c), Section 3.4, Section 3.5(e) or Section 11.5(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) until such failure to make payment has been cured, hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.18 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.19 and Taxes imposed on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation Controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date (each, a “Change in Law”; provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued) shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Each request by a Lender for the payment of an additional amount under this Section 2.18 shall be accompanied by a certificate showing in reasonable detail the method of calculation and the allocation (which shall be reasonable) thereof. Such certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the change in law giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19 Taxes.

(a) All payments made by any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, excluding overall net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender by a jurisdiction as a result of the recipient being organized or having its principal office or, in the case of any Lender, having its applicable lending office in such jurisdiction or as a result of any present or former connection between the Administrative Agent or any Lender and the jurisdiction imposing such Taxes (other than a connection arising solely from the Administrative Agent or such Lender having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Loan Document), including branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located. If any such non-excluded Taxes (“Non-Excluded Taxes”) or Other Taxes are required to be withheld or deducted from any amounts payable (which shall include deductions applicable to additional sums payable under this Section) to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (e) or (f) of this Section, (ii) that are United States federal withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph; provided that this subclause (ii) shall not apply to any Tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 11.7 or (iii) that are imposed pursuant to Sections 1471 through 1474 of the Code other than by reason of a change in law after the date of this Agreement (such Non-Excluded Taxes referred to in clauses (i) through (iii), “Additional Excluded Taxes”).

(b) In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower and the Guarantors shall indemnify the Administrative Agent, or the affected Lender, as applicable, within 10 days after demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes, but excluding Additional Excluded Taxes (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section, but excluding Additional Excluded Taxes) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Non-Excluded Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit J and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(f) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s sole judgment such completion, execution or submission would not be materially disadvantageous to such Lender and would not materially prejudice the legal position of such Lender.

(g) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to the Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Non-Excluded Taxes or Other Taxes had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) minus (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a), (b) is a Defaulting Lender or (c) is replaced pursuant to the third paragraph of Section 11.1 with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) if applicable, prior to any such replacement, such Lender shall not have taken appropriate action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and by its execution of this Agreement each Lender hereby authorizes the Administrative Agent to act as its agent in executing any documents to replace such Lender in accordance with this Section 2.22, (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Notwithstanding the foregoing, this Section 2.22 may only be utilized with respect to a replaced Lender in respect of any amendment to this Agreement after the Closing Date and prior to the one-year anniversary of the Closing Date that has the effect of reducing the Applicable Margin for the Tranche B Term Loans if such replaced Tranche B Term Lender is paid a fee equal to 1.0% of the principal amount of such Tranche B Term Lender’s Tranche B Term Loans being replaced and repaid.

2.23 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Revolving Termination Date (or with respect to any Revolving Loans outstanding with respect to an Extended Revolving Commitment, the Maturity Date applicable thereto), (ii) to the Administrative Agent for the account of each Lender the Term Loans in accordance with Section 2.3; provided that, to the extent specified in the respective Extension Offer, amortization payments with respect to Extended Term Loans for periods prior to the Tranche A Term Loan Maturity Date and the Tranche B Term Loan Maturity Date, as applicable, may be reduced (but not increased) and amortization payments required with respect to Extended Term Loans for periods after the Tranche A Term Loan Maturity Date and the Tranche B Term Loan Maturity Date, as applicable, shall be as specified in the respective Extension Offer and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan in accordance with Section 2.6(b).

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility, Type and currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.6) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.24 Increase in Commitments.

(a) The Borrower may by written notice to the Administrative Agent elect to request (x) prior to the Revolving Termination Date, an increase to the existing Revolving Commitments under one or more of the Revolving Facilities and/or (y) the establishment of one or more new term loan Commitments (each, an “Incremental Term Loan Commitment”) in an amount not less than $100,000,000 individually and in an amount such that the Total Facility Amount does not exceed $4,000,000,000 (after giving effect to the requested increase). Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which Borrower proposes that the increased or new Commitments shall be effective, which shall be a date not fewer than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Assignee to whom Borrower proposes any portion of such increased or new Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment.

(b) The increased or new Commitments shall become effective, as of such Increase Effective Date; provided that:

(i) each of the conditions set forth in Section 5.2 shall be satisfied;

(ii) no Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;

(iii) after giving pro forma effect to the borrowings to be made on the Increase Effective Date and to any change in Consolidated EBITDA and any increase in Debt resulting from the consummation of any acquisition permitted by this Agreement concurrently with such borrowings as of the date of the most recent financial statements delivered pursuant to Section 6.1(b) or (c), the Borrower shall be in compliance with each of the covenants set forth in Section 7.16;

(iv) the Borrower shall make any payments required pursuant to Section 2.20 in connection with any adjustment of Revolving Loans pursuant to Section 2.24(d); and

(v) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c) The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:

(i) terms and provisions of Loans made pursuant to Incremental Term Loan Commitments (“Incremental Term Loans”) shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the Tranche B Term Loans (it being understood that Incremental Term Loans may be part of an existing tranche of Term Loans);

(ii) all terms and provisions (including Maturity Date) of Revolving Loans made pursuant to new Commitments shall be identical to the existing Revolving Loans; provided that in connection with any such new Commitments for additional Revolving Loans, the Borrower may pay to the Lenders providing such Commitments a fee in an amount not to exceed the highest upfront fee paid to Revolving Lenders of the applicable Revolving Facility on the Closing Date;

(iii) the weighted average life to maturity of all new term loans under Incremental Term Loan Commitments shall be no shorter than the weighted average life to maturity of the existing Tranche B Term Loans;

(iv) the maturity date of Incremental Term Loans shall not be earlier than the latest Maturity Date with respect to the Tranche B Term Loans as then in effect; and

(v) the interest rate margins for the new term loans under Incremental Term Loan Commitments shall be determined by Borrower and the applicable new Lenders; provided, however, that the interest rate margins for the new term loans under Incremental Term Loan Commitments shall not be greater than the highest interest rate margins that may, under any circumstances, be payable with respect to any tranche of Tranche B Term Loans plus 50 basis points (and the interest rate margins applicable to the Tranche B Term Loans shall be increased to the extent necessary to achieve the foregoing); provided, further, that in determining the interest rate margins applicable to the existing Tranche B Term Loans, and the Incremental Term Loans, as applicable, (x) original issue discount or upfront or similar fees (collectively, “OID”) payable by the Borrower to the Lenders of the existing Tranche B Term Loans or the Incremental Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (y) customary arrangement or commitment fees payable to arrangers (or their respective affiliates) shall be excluded and (z) if the Incremental Term Loans include an interest rate floor greater than the interest rate floor applicable to the Tranche B Term Loans, such increased amount shall be equated to interest rate margins for purposes of determining whether an increase in the interest rate margins for the Tranche B Term Loans shall be required, to the extent an increase in the interest rate floor in the Tranche B Term Loans would cause an increase in the interest rate margins, and in such case the interest rate floor (but not the Applicable Margin) applicable to the Tranche B Term Loans shall be increased by such increased amount.

The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by Borrower, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.24.

(d) To the extent the Commitments being increased on the relevant Increase Effective Date are Revolving Commitments, then each of the Revolving Lenders having a Revolving Commitment under the applicable Revolving Facility prior to such Increase Effective Date (the “Pre-Increase Revolving Lenders”) shall assign to any Revolving Lender which is acquiring a new or additional Revolving Commitment under the applicable Revolving Facility on the Increase Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans under the applicable Revolving Facility (which purchases shall be deemed prepayments of such Revolving Loans for purposes of Section 2.20) and, in the case of Alternative Currency Revolving Commitments, participation interests in LC Obligations and Swingline Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans under the applicable Revolving Facility and, in the case of Alternative Currency Revolving Commitments, participation interests in LC Obligations and Swingline Loans will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Revolving Commitments under the applicable Revolving Facility after giving effect to such increased Revolving Commitments under the applicable Revolving Facility.

(e) On any Increase Effective Date on which new Commitments for term loans under Incremental Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a new Term Loan to the Borrower in an amount equal to its new Commitment.

(f) The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from Section 10 hereof and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such class of Term Loans or any such new Commitments.

2.25 Extensions of Term Loans and Revolving Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like Maturity Date or Revolving Commitments with a like Maturity Date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Commitments with the same Maturity Date, as the case may be) and on the same terms to each such Lender, the Borrower may from time to time offer to extend the maturity date of any Term Loans and/or Revolving Commitments under any Revolving Facility and otherwise modify the terms of such Term Loans and/or such Revolving Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or such Revolving Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension,” and each group of Term Loans or Revolving Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Commitments shall constitute a separate tranche of Revolving Commitments from the tranche of Revolving Commitments from which they were converted), so long as the following terms are satisfied: (i) no Default shall have occurred and be continuing at the time an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees and final maturity, the Revolving Commitment under any Revolving Facility of any Revolving Lender (an “Extending Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Revolving Commitment under such Revolving Facility (or related outstandings, as the case may be) with the same terms as the applicable original Revolving Commitments (and related outstandings); provided that (x) subject to the provisions of Section 2.7(f) and Section 3.10 to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a Maturity Date when there exist Extended Revolving Commitments with a longer Maturity Date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Alternative Currency Revolving Lenders in accordance with their pro rata share of the Alternative Currency Revolving Facility (and except as provided in Section 2.7(f) or Section 3.10, without giving effect to changes thereto on an earlier Maturity Date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all borrowings under the Alternative Currency Revolving Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (B) repayments required upon the Maturity Date of the non-extending Alternative Currency Revolving Commitments) and (y) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments) which have more than three different Maturity Dates, (iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer, (iv) the final maturity date of any Extended Term Loans shall be no earlier than the then latest Maturity Date hereunder and the amortization schedule applicable to Term Loans pursuant to Section 2.3 for periods prior to the Tranche A Term Loan Maturity Date or the Tranche B Term Loan Maturity Date, as applicable, may not be increased, (v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vii) if the aggregate principal amount of applicable Term Loans (calculated on the face amount thereof) or applicable Revolving Commitments, as the case may be, in respect of which applicable Term Lenders or applicable Revolving Lenders, as the case may be, shall have accepted the relevant Extension Offer (as hereinafter provided) shall exceed the maximum aggregate principal amount of applicable Term Loans or applicable Revolving Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the applicable Term Loans or applicable Revolving Loans, as the case may be, of the applicable Term Lenders or applicable Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or such Revolving Lenders, as the case may be, have accepted such Extension Offer (as hereinafter provided), (viii) all documentation in respect of such Extension shall be consistent with the foregoing, and (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. If at the time any Extension of Term Loans becomes effective, there will be Extended Term Loans which remain outstanding from a prior Extension, then the interest rate margins for the new Extended Term Loans shall not be greater than the highest interest rate margins that may, under any circumstances, be payable with respect to another tranche of Tranche B Term Loans plus 50 basis points (and the interest rate margins applicable to each other applicable tranche of Tranche B Term Loans shall be increased to the extent necessary to achieve the foregoing); provided, further, that in determining the interest rate margins applicable to any tranche of Tranche B Term Loans, as applicable, (x) OID payable by the Borrower to the Lenders of each tranche of Tranche B Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (y) customary arrangement or commitment fees payable to arrangers (or their respective affiliates) shall be excluded and (z) if a new tranche of Tranche B Term Loans includes an interest rate floor greater than the interest rate floor applicable to a then existing tranche of Tranche B Term Loans, such increased amount shall be equated to interest rate margins for purposes of determining whether an increase in the interest rate margins for the then existing tranches of Tranche B Term Loans shall be required, to the extent an increase in the interest rate floor in the existing tranches of Tranche B Term Loans would cause an increase in the interest rate margins, and in such case the interest rate floor (but not the Applicable Margin) applicable to the existing tranches of Tranche B Term Loans shall be increased by such increased amount. Following any such Extension Offer, the Administrative Agent shall notify the applicable Lenders thereof, each of whom shall, in its sole discretion, determine whether or not to accept such Extension Offer.

(b) With respect to all Extensions accepted by the relevant Lenders and consummated by the Borrower pursuant to this Section 2.25, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.10 and 2.11 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and which may be waived by the Borrower) of Term Loans or Revolving Commitments (as applicable) of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.25 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.10, 2.11 and 2.17) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.25.

(c) The Lenders hereby irrevocably authorize the Administrative Agent and Collateral Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or subtranches, in each case on terms consistent with this Section 2.25. Notwithstanding the foregoing, each of the Administrative Agent and the Collateral Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.25(c) and, if either the Administrative Agent or the Collateral Agent seeks such advice or concurrence, it shall be permitted to enter into such amendments with the Borrower in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent or the Collateral Agent for any such advice or concurrence, all such amendments entered into with the Borrower by the Administrative Agent or the Collateral Agent hereunder shall be binding and conclusive on the Lenders. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest Maturity Date so that such maturity date is extended to the then latest Maturity Date (or such later date as may be advised by local counsel to the Collateral Agent).

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.25.

(e) Notwithstanding the foregoing provisions of this Section 2.25 and, for the avoidance of doubt, no Lender shall have such Lender’s Commitment or Loans extended without the written consent of such Lender.

2.26 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender hereunder, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.8(a);

(b) the Commitments and the Total Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender affected thereby;

(c) if any Swingline Loan or Letter of Credit is outstanding at the time such Lender becomes a Defaulting Lender then:

(i) unless a Default shall have occurred and be continuing, all or any part of the Swingline Participation Amount and LC Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Alternative Currency Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Alternative Currency Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Participation Amount and LC Obligations do not exceed the total of all non-Defaulting Lenders’ Alternative Currency Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Participation Amount and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 3.10 for so long as such LC Obligations are outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Alternative Currency Revolving Percentage of the LC Obligations pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.8(c) with respect to such Defaulting Lender’s Alternative Currency Revolving Percentage of the LC Obligations during the period such Defaulting Lender’s LC Obligations are cash collateralized;

(iv) if the LC Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.8(a) and Section 2.8(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Alternative Currency Revolving Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Obligations is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all letter of credit fees payable under Section 2.8(c) with respect to such Defaulting Lender’s LC Obligations shall be payable to the Issuing Lender until and to the extent that such LC Obligations are reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Obligations will be 100% covered by the Alternative Currency Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.26(c), and participating interests in any newly made

Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Alternative Currency Revolving Lenders in a manner consistent with Section 2.26(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Participation Amount and LC Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Alternative Currency Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

SECTION 3

LETTERS OF CREDIT

3.1 LC Commitment.

(a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Alternative Currency Revolving Lenders set forth in Section 3.4, agrees to issue letters of credit denominated in Dollars (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the LC Obligations would exceed the LC Commitment or (ii) the aggregate amount of the Available Alternative Currency Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is fifteen Business Days prior to the Revolving Termination Date (or with respect to any Letters of Credit outstanding with respect to an Extended Revolving Commitment, the Maturity Date applicable thereto); provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any Alternative Currency Revolving Lender to exceed any limits imposed by, any applicable Requirement of Law. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c) All Existing Letters of Credit shall be deemed to be issued hereunder and shall constitute Letters of Credit subject to the terms hereof.

3.2 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice pursuant to an LC Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 3.1(a)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Lender, the Borrower also shall submit an Application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Obligations shall not exceed the LC Commitment and (ii) the Available Alternative Currency Revolving Commitments would not be less than zero.

3.3 Fees and Other Charges. The Borrower shall pay the fees specified in Section 2.8.

3.4 Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender hereby grants to each Alternative Currency Revolving Lender, and each Alternative Currency Revolving Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Alternative Currency Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Alternative Currency Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s Alternative Currency Revolving Percentage of each LC Disbursement made by the Issuing Lender and not reimbursed by the Borrower on the date due as provided in Section 3.5, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Alternative Currency Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Alternative Currency Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

3.5 Reimbursement. If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 P.M., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 12:00 noon, New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 P.M., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 12:00 noon, New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.5 or 2.6 that such payment be financed with an Alternative Currency Revolving Loan denominated in Dollars that is an

ABR Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Alternative Currency Revolving Loan denominated in Dollars that is an ABR Loan or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Alternative Currency Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Alternative Currency Revolving Percentage thereof. Promptly following receipt of such notice, each Alternative Currency Revolving Lender shall pay to the Administrative Agent its Alternative Currency Revolving Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.5 (without regard to minimum amounts) and Section 2.17(e) with respect to Loans made by such Alternative Currency Revolving Lender (and such Sections shall apply, mutatis mutandis, to the payment obligations of the Alternative Currency Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Alternative Currency Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that Alternative Currency Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Alternative Currency Revolving Lenders and the Issuing Lender as their interests may appear. Any payment made by a Alternative Currency Revolving Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement (other than the funding of ABR Alternative Currency Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

3.6 Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 3.5 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.7 Disbursement Procedures. The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Lender shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Alternative Currency Revolving Lenders with respect to any such LC Disbursement.

3.8 Interim Interest. If the Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Alternative Currency Revolving Loans denominated in Dollars which are ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 3.5, then Section 2.14(c) shall apply. Interest accrued pursuant to this Section shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Alternative Currency Revolving Lender pursuant to Section 3.5 to reimburse the Issuing Lender shall be for the account of such Alternative Currency Revolving Lender to the extent of such payment.

3.9 Replacement of the Issuing Lender. The Issuing Lender may be replaced at any time with another party eligible to become the Issuing Lender as provided herein, by written notice given by the Borrower (with the approval of the successor Issuing Lender and the Administrative Agent) to the replaced Issuing Lender; provided that prior to such replacement all Letters of Credit issued by the replaced Issuing Lender are terminated or cash collateralized on terms satisfactory to the replaced Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 3.3). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

3.10 Cash Collateralization. (i) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Obligations representing greater than 50% of the total LC Obligations) demanding the deposit of cash collateral pursuant to this Section, or (ii) if required by Section 2.26(d), on the Business Day the Borrower receives the notice contemplated by Section 2.26(c)(ii), the Borrower shall deposit in an account with the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Secured Parties, an amount in cash equal to 105% of the LC Obligations as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.1(g). Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Collateral Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Collateral Agent to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Obligations representing greater than 50% of the total LC Obligations), be applied to satisfy other obligations of the Borrower under this Agreement, and any surplus remaining shall be returned to the Borrower after all Events of Default triggering such deposit cease to exist. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

3.11 Provisions Related to Extended Alternative Currency Revolving Commitments. If the Maturity Date in respect of any tranche of Alternative Currency Revolving Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Alternative Currency Revolving Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letter of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Alternative Currency Revolving Lenders to purchase participations therein and to make Alternative Currency Revolving Loans and payments in respect thereof pursuant to Section 3.5) under (and ratably participated in by Lenders pursuant to) the Alternative Currency Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Alternative Currency Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall cash collateralize any such Letter of Credit in accordance with Section 3.10. Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Alternative Currency Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Alternative Currency Revolving Lenders in any Letter of Credit issued before such Maturity Date.

SECTION 4

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Lender and each of the Lenders that:

4.1 Organization; Power. Each Loan Party and each of its Subsidiaries (i) is duly organized, validly existing and in good standing (if such concept is applicable) under the laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign business enterprise (if such concept is applicable) in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to be so qualified or licensed would not, individually or in the aggregate, result in a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all material Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

4.2 Capital Stock; Subsidiaries. Set forth on Schedule 1(a) to the Perfection Certificate is a complete and accurate list of all Subsidiaries of the Borrower as of the Closing Date, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 5.1(b) is a true and correct copy of each such document, each of which is valid and in full force and effect as of the Closing Date. As of the Closing Date, Schedule 10(a) to the Perfection Certificate shows the number of shares or other units of each class of each Subsidiary’s Capital Stock authorized, and the number outstanding, on the Closing Date and the percentage of each such class of its Capital Stock owned (directly or indirectly) by the Borrower or any Subsidiary thereof. All of the outstanding Capital Stock of each such Subsidiary (A) (in the case of Subsidiaries that are corporations) has been validly issued, is fully paid and non-assessable and (B) to the extent owned by the Borrower or one or more of its Subsidiaries, is free and clear of all Liens, except those created under the Security Documents or Liens permitted pursuant to Section 7.1.

4.3 Authorization; No Conflicts. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the Transactions, are within such Loan Party’s corporate, partnership or limited liability company powers, as applicable, have been duly authorized by all necessary corporate, partnership or limited liability company action, as applicable, do not (i) contravene such Loan Party’s Constitutive Documents, (ii) violate any Requirements of Law, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party or any of its properties that would reasonably be likely to have a Material Adverse Effect or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party. No Loan Party is in violation of any such Requirements of Law, the violation of which would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

4.4 No Approvals. No Governmental Authorization, and no other authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the Transactions, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (iii) the perfection or maintenance of the Liens created under the Security Documents on such of the Collateral located in the United States in which a Lien may be perfected by the filing of financing statements, the recordation of security agreements with the U.S. Patent and Trademark Office or the U.S. Copyright Office or the delivery of Collateral (including the first priority nature thereof) or (iv) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except for (A) the authorizations, approvals, filings and actions described on Schedule 4.4 hereto, all of which either (i) have been duly obtained and are in full force and effect or will be obtained and in full force and effect prior to the Closing Date or (ii) the failure to obtain could not reasonably be expected to result in a Material Adverse Effect, (B) filings, notices, recordings and other similar actions necessary for the creation or perfection of the Liens and security interests contemplated by the Loan Documents and (C) the actions required by laws generally with respect to the exercise by secured creditors of their rights and remedies.

4.5 Enforceability. This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.6 Litigation. There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or, to the knowledge of the Loan Parties, threatened before any Governmental Authority or arbitrator (i) that, if adversely determined, would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or (ii) that purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transactions, except as disclosed prior to the Closing Date in the Borrower’s filings made with the SEC.

4.7 Financial Statements; Projections.

(a) Historical Financial Statements. Borrower has heretofore delivered to the Lenders the Consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower (i) as of and for the Fiscal Years ended December 31, 2009, December 31, 2008 and December 31, 2007, audited by and accompanied by the unqualified opinion of KPMG LLP, independent public accountants, and (ii) as of and for the six-month period ended June 30, 2010 and for the comparable period of the preceding Fiscal Year, in each case, certified by the chief financial officer of Borrower. Such financial statements and all financial statements delivered pursuant to Sections 6.1(b) and (c) have been prepared in accordance with GAAP and present fairly in all material respects the financial condition and results of operations and cash flows of Borrower as of the dates and for the periods to which they relate except, in the case of interim financial statements, for the absence of footnotes and the same being subject to year end audit adjustments.

(b) No Liabilities. Except as set forth in the financial statements referred to in Section 4.7(a), there are no liabilities of any Group Member of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents and the Senior Notes Documents. Since December 31, 2009 there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect (excluding the Borrower’s entering into the Loan Documents and the Senior Notes Documents).

(c) Forecasts. The forecasts of financial performance of Borrower and its subsidiaries furnished to the Lenders have been prepared in good faith by Borrower and based on assumptions believed by Borrower to reasonable.

4.8 Properties.

(a) Generally. Each Group Member has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for Liens permitted pursuant to Section 7.1 and minor irregularities or deficiencies in title that, individually and in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose.

(b) Real Property. Schedule 4.8 contains a true and complete list of each interest in Real Property (i) owned by any Group Member as of the Closing Date and describes the type of interest therein held by such Group Member and whether such owned Real Property is leased and (ii) leased, subleased or otherwise occupied or utilized by any Group Member, as lessee, sublessee, franchisee or licensee, as of the Closing Date and describes the type of interest therein held by such Group Member.

(c) Collateral. Each Group Member owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing used in, necessary for or material to each Group Member’s business as currently conducted. (i) To the knowledge of the Loan Parties, the use by each Group Member of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any Person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (ii) no claim has been made and remains outstanding that any Group Member’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.9 Intellectual Property.

(a) Ownership/No Claims. Except to the extent the same would not be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, (ii) to the knowledge of such Loan Party, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim and (iii) to the knowledge of such Loan Party, the use of such Intellectual Property by each Loan Party does not infringe the rights of any Person.

(b) Registrations. On and as of the Closing Date (i) each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other Person to use, any copyright, patent or trademark (as such terms are defined in the Security Agreement) listed in Schedule 12(a) or 12(b) to the Perfection Certificate and (ii) all registrations listed in Schedule 12(a) or 12(b) to the Perfection Certificate are valid and in full force and effect.

(c) No Violations or Proceedings. To each Loan Party’s knowledge, on and as of the Closing Date, there is no material violation by others of any right of such Loan Party with respect to any copyright, patent or trademark listed in Schedule 12(a) or 12(b) to the Perfection Certificate, pledged by it under the name of such Loan Party.

4.10 No Material Misstatements. Neither the Confidential Information Memorandum nor any other information, exhibit or report furnished by any Loan Party to any Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents taken as a whole in combination with the Borrower’s most recent Form 10-K, and each Form 10-Q and Form 8-K subsequent to such Form 10-K, in each case, filed or furnished with the SEC, contained, as of the date such information exhibit or report was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading, except with respect to any projections or forecasts contained in such materials, the Group Members represent only that the same were prepared in good faith on the basis of assumptions believed to be reasonable, at the time made and at the time furnished, it being recognized by the Lenders that such projections and forecasts as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections and forecasts may differ from such projections and forecasts.

4.11 Margin Stock. No Group Member is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, except for purchases of the Borrower’s Capital Stock permitted by Section 7.7.

4.12 Investment Company Act. Neither any Loan Party nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Loans, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents and Transaction Documents, will violate any provision of any such Act or any rule, regulation or order of the SEC thereunder.

4.13 Solvency. As of the Closing Date, and after giving effect to the incurrence of all indebtedness and obligations being incurred on the Closing Date in connection herewith, each Loan Party is, individually and together with its Subsidiaries, Solvent.

4.14 Employee Benefit Plans.

(i) No ERISA Event has occurred or is reasonably expected to occur that has resulted in or is reasonably expected to result in a material liability of any Loan Party.

(ii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lenders, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iii) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability exceeding $100,000 to any Multiemployer Plan.

(iv) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(v) Each Loan Party is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan.

(vi) The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to have a Material Adverse Effect.

(vii) The Loan Parties do not maintain or contribute to any plan, program, policy, arrangement or agreement with respect to employees (or former employees) employed outside the United States or Puerto Rico.

(viii) Each Loan Party is in compliance in all material respects with the provisions of applicable law with respect to each employee benefit plan maintained or contributed to with respect to employees (or former employees) employed in Puerto Rico. No Loan Party has incurred, or reasonably expects to incur, any material obligation in connection with the termination of, or withdrawal from, any employee benefit plan maintained or contributed to with respect to employees (or former employees) employed in Puerto Rico.

4.15 Environmental Laws.

(i) The operations and properties of each Loan Party comply with all applicable Environmental Laws and Environmental Permits, except where any such failure to comply would not be reasonably expected to have a Material Adverse Effect; any past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, except where any such failure to comply would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect; no Environmental Action is pending or, to the Loan Parties’ knowledge threatened, against any Loan Party; and no circumstances exist that, in each case, could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of properties currently owned or operated by any of them that could, individually or in the aggregate, have a Material Adverse Effect or (B) cause any such property owned by any Loan Party to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could, individually or in the aggregate, have a Material Adverse Effect.

(ii) To Borrower’s knowledge, none of the properties currently or formerly owned or operated by any Loan Party is listed or formally proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; and except to the extent that any of the following would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) there are no and, to the Loan Parties’ knowledge, never have been any underground or aboveground storage tanks or related piping or any surface impoundments, land disposal areas, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or, to their knowledge, on any property formerly owned or operated by any Loan Party, (B) there is no asbestos or asbestos-containing material on or at any facility or property currently owned or operated by any Loan Party, and (C) there has been no Release of Hazardous Materials on, at, under or from any property currently or, to Borrower’s knowledge formerly owned or operated by any Loan Party.

(iii)(A) No Loan Party is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or remedial or response action relating to any actual or threatened Release of Hazardous Materials at any location; and (B) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party have been disposed of in a manner that could not reasonably be expected to result in liability to any Loan Party that, in the case of (A) and (B), either individually or in the aggregate, would have a Material Adverse Effect.

4.16 Taxes. Each Loan Party has duly filed, has caused to be duly filed or has been included in all material tax returns (Federal, state, local and foreign) required to be filed and has paid all material Taxes whether or not shown to be due on a tax return, together with applicable interest and penalties. Each Loan Party has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Each Loan Party is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. No Loan Party has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Code or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American

Jobs Creation Act of 2004, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

4.17 Government Reimbursement Programs; Medicare/Medicaid/Tricare.

(a) The dialysis facilities operated by each Group Member (the “Dialysis Facilities”) are qualified for participation in the Medicare programs and the Medicaid programs and Tricare programs in which they participate (together with their respective intermediaries or carriers, the “Government Reimbursement Programs”) and are entitled to reimbursement under Government Reimbursement Programs for services rendered to qualified beneficiaries of Government Reimbursement Programs in which the Borrower and its Subsidiaries participate and comply in all material respects with the conditions of participation in all Government Reimbursement Programs in which they participate or have participated, except for the fact that Dialysis Facilities (i) newly developed by Group Members may from time to time be awaiting an initial Medicare certification and/or initial Medicare or Medicaid provider number in accordance with normal business practice because of standard waiting times between the proper timely filing of the relevant documents therefor and the receipt of such certification and/or provider number and (ii) acquired by Group Members may from time to time be awaiting a Medicare certification and/or Medicare or Medicaid provider number issued in the name of such Group Member in accordance with normal business practice because of standard waiting times between the proper timely filing of the relevant documents therefor and the receipt of such provider number. There is no pending or, to the Loan Parties’ knowledge, threatened proceeding or investigation by any of the Government Reimbursement Programs with respect to (i) any Group Member’s qualification or right to participate in any Government Reimbursement Program in which it participates or has participated, (ii) the compliance or non-compliance by any Group Member with the terms or provisions of any Government Reimbursement Program in which it participates or has participated, or (iii) the right of any Group Member to receive or retain amounts received or due or to become due from any Government Reimbursement Program in which it participates or has participated, which proceeding or investigation, together with all other such proceedings and investigations, would reasonably be expected to (x) have a Material Adverse Effect or (y) result in Consolidated net operating revenues for any (including any future) four Fiscal Quarter period of the Borrower constituting less than 95% of Consolidated net operating revenues for the immediately preceding four Fiscal Quarter period of the Borrower.

(b) No Group Member nor any of their respective officers or directors, on behalf of any Group Member, has (A) committed any act that would cause any of them to incur a civil monetary penalty under or violated 42 U.S.C. § 1320a-7a or § 1320a-7b or knowingly or willfully violated any of the other federal statutes applicable to Government Reimbursement Programs or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations, including but not limited to the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (a) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other applicable government payers, or (b) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part by Medicare, Medicaid or other applicable government payers, (B) knowingly and willfully presented or caused to be presented a claim for a medical or other item or service that was not provided as claimed, or was for a medical or other item or service and the Person knew or should have known the claim was false or fraudulent or (C) in violation of 42 U.S.C. § 1395nn, presented or caused to be presented a claim to any individual, third party payor or other entity for a designated health service furnished pursuant to a referral by a physician if the physician (or an immediate family member) had a financial relationship with the Borrower or any of its subsidiaries for which there was no permissible exception, except in the case of each of (A), (B) and (C) as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries, nor any of their respective officers or directors, on behalf of the Borrower or any of its Subsidiaries, has violated the federal false claims act, 31 U.S.C. §3729, including, but not limited to, by (i) knowingly and willfully presenting or causing to be presented to a government official a false claim for payment or approval, (ii) knowingly and willfully making, using or causing to be made or used, a false record or statement to get a false or fraudulent claim paid or approved by the government or (iii) conspiring to defraud the government by knowingly and willfully getting a false or fraudulent claim paid, except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. With respect to this Section, knowledge of an individual director or officer of a Group Member of any of the events described in this Section shall not be imputed to a Group Member unless such knowledge was obtained or learned by the director or officer in his or her official capacity as a director or officer of a Group Member. Except as individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, the Borrower any and each of its subsidiaries is in compliance with the privacy and security rules promulgated under the Health Insurance Portability and Accountability Act of 1996 found at 45 C.F.R. parts 160-164 (collectively, “HIPAA”) and the amendments to HIPAA made under the Health Information Technology for Economic and Clinical Health Act amendments to the American Recovery and Reinvestment Act of 2009. To the knowledge of the Borrower, neither the Borrower nor any of its subsidiaries has violated 18 U.S.C. § 1347 including, but not limited to, knowingly and willfully executing or attempting to execute a scheme or artifice by means of false or fraudulent pretenses (i) to defraud any health care benefit program, or (ii) to obtain any money or property owned by, or under the custody or control of, any health benefit program.

4.18 Agreements. No Group Member is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. No Loan Party is in default in any manner under any provision of any agreement or instrument to which it is a party or by which it or any of its property is or may be bound, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, in each case where such default could reasonably be expected to result in a Material Adverse Effect.

4.19 Use of Proceeds. Borrower will use the proceeds of (a) the Tranche A Term Loans and Tranche B Term Loans (i) to finance the Refinancing, (ii) for general corporate purposes, including, without limitation, stock repurchases, acquisitions and investments, and (iii) to pay related fees and expenses and (b) the Revolving Loans and Swingline Loans on and after the Closing Date for general corporate purposes (including, without limitation, stock repurchases, acquisitions and investments).

4.20 Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, as of the Closing Date, (i) there are no strikes, lockouts or slowdowns against any Group Member pending or, to the knowledge of any Group Member, threatened, (ii) the hours worked by and payments made to employees of any Group Member have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Requirement of Law dealing with such matters and (iii) all payments due from any Group Member on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Group Member. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Group Member is bound.

4.21 Insurance. All insurance maintained by the Group Members is in full force and effect, all premiums have been duly paid, no Group Member has received notice of violation or cancellation thereof, the Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement. Each Group Member has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

4.22 Security Documents.

(a) Security Agreement. The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, when (i) the financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction) in each case subject to no Liens other than Liens permitted pursuant to Section 7.1.

(b) Copyright Office Filing. When the Security Agreement or a short form thereof is filed in the United States Copyright Office, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Registered Copyrights and Registered Copyright Licenses (each as defined in the Security Agreement), in each case subject to no Liens other than Liens permitted pursuant to Section 7.1.

(c) Mortgages. Each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Liens permitted pursuant to Section 7.1 or other Liens acceptable to the Collateral Agent, and when any Mortgage executed and delivered after the date hereof in accordance with the provisions of Sections 6.12 and 6.13 is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.12 and 6.13, the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by such Mortgage.

(d) Valid Liens. Each Security Document delivered after the Closing Date pursuant to Sections 6.12 and 6.13 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than Liens permitted pursuant to Section 7.1.

4.23 Anti-Terrorism Law. No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”).

No Loan Party and to the knowledge of the Loan Parties, no Affiliate of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or Controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

No Loan Party knowingly (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 5

CONDITIONS PRECEDENT

5.1 Conditions to Initial Credit Extension. The obligation of each Lender and, if applicable, the Issuing Lender to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1.

(a) Loan Documents. There shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents and the Perfection Certificate.

(b) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Constitutive Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

(ii) a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority); and

(iii) such other documents as the Lenders, the Issuing Lender or the Administrative Agent may reasonably request (including bring-down good standing certificates).

(c) Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer and the chief financial officer of the Borrower, confirming compliance with the conditions precedent set forth in Sections 5.2(b) and (c).

(d) Financings and Other Transactions, Etc.

(i) The Refinancing shall have been consummated or shall be consummated on the Closing Date, in each case in accordance with the terms hereof and the terms of the Transaction Documents, without the waiver or amendment of any such terms not approved by the Administrative Agent.

(ii) All Liens in favor of the existing lenders under the Existing Credit Agreement shall simultaneously with the consummation of the Refinancing be unconditionally released; and the Administrative Agent shall have received from any Person holding any Lien securing any such debt, such UCC termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such debt.

(iii) The Senior Notes shall have been issued or shall be issued on the Closing Date.

(e) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Lenders and the Issuing Lender, a favorable written opinion of (i) Sidley Austin, LLP, special counsel for the Loan Parties, and (ii) Kim Rivera, General Counsel of the Borrower, in each case (A) dated the Closing Date, (B) addressed to the Agents, the Issuing Lender and the Lenders and (C) covering the matters set forth in Exhibit F-1 or F-2, as applicable, and such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.

(f) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit C, dated the Closing Date and signed by the chief financial officer of the Borrower.

(g) Fees. The arrangers and Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the invoiced legal fees and expenses of Cahill Gordon & Reindel LLP, special counsel to the Agents) required to be reimbursed or paid by the Borrower on or prior to the Closing Date hereunder or under any other Loan Document.

(h) Personal Property Requirements. The Collateral Agent shall have received:

(i) the Intercompany Note executed by and among the Borrower and each of its Subsidiaries, accompanied by instruments of transfer undated and endorsed in blank; all other certificates, agreements or instruments necessary to perfect the Collateral Agent’s security interest, for the benefit of the Secured Parties, in all Pledged Collateral (as defined in the Security Agreement), in each case, with the exception of those items permitted to be delivered after the Closing Date pursuant to the terms of the Security Agreement;

(ii) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents and with respect to all UCC financing statements required to be filed pursuant to the Loan Documents;

(iii) copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any property of any Loan Party is located and the state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Liens permitted pursuant to Section 7.1 or any other Liens acceptable to the Collateral Agent); and

(iv) evidence acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents.

(i) Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 6.5 and the applicable provisions of the Security Documents, each of which shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Administrative Agent.

(j) USA Patriot Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, including, without limitation, the information described in Section 11.17.

(k) HIPAA. Each Group Member shall have entered into a Business Associate Agreement (a “Business Associate Agreement”) defined under the privacy regulations promulgated pursuant to HIPAA reasonably acceptable to the Administrative Agent and the Collateral Agent that permits disclosure to the Administrative Agent and the Collateral Agent of any protected health information (as defined in HIPAA) that may be associated with the Collateral.

5.2 Conditions to All Credit Extensions. The obligation of each Lender and each Issuing Lender to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a) Notice. The Administrative Agent shall have received a notice as required by Section 2.2 or 2.5 if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Lender and the Administrative Agent shall have received an Application or notice as required by Section 3.2 or, in the case of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice as required by Section 2.7.

(b) No Default. At the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Section 4 or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(d) In the case of an Alternative Currency Revolving Loan, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) would make it impracticable for such extension of credit to be denominated in the relevant Alternative Currency.

Each notice of borrowing or an Application and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 5.2(b) and (c) have been satisfied. The Borrower shall provide such information including calculations in reasonable detail of the covenants in Section 7.16 as the Administrative Agent may reasonably request to confirm that the conditions in Sections 5.2(b) and (c) have been satisfied.

SECTION 6

AFFIRMATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full or have been cash collateralized at 100% of the face amount thereof, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:

6.1 Reporting Requirements. The Borrower will furnish to the Administrative Agent (for distribution to the Agents and Lenders):

(a) Default Notice. As soon as possible and in any event within five days after the Borrower knows of the occurrence of a Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default or other event, development or occurrence and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year (or such earlier date on which Borrower is required to file Form 10-K under the Exchange Act), a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and a Consolidated and consolidating statements of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an unqualified opinion of KPMG LLP or other independent public accountants of recognized national standing, together with (i) a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (ii) a Compliance Certificate and (iii) a certificate of the Chief Financial Officer of the Borrower stating that to the best of such officer’s knowledge, no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

(c) Quarterly Financials. As soon as available and in any event within 45 days (or such earlier date on which the Borrower is required to file form 10-Q under the Exchange Act) after the end of each of the first three Fiscal Quarters of each Fiscal Year, Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated and consolidating statements of income for the period commencing at the end of the previous Fiscal Quarter and ending with the end of such Fiscal Quarter and Consolidated and consolidating statements of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles (except that such financial statements may not contain all required notes and may be subject to year end audit adjustments) and having been subject to a SAS 100 or equivalent review by KPMG LLP or other independent public accountants of recognized national standing, together with (i) a certificate of said officer stating that to the best of such officer’s knowledge, no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) a Compliance Certificate.

(d) Annual Forecasts. As soon as available and in any event no later than 90 days after the end of each Fiscal Year, forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of Consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries on a quarterly basis for the Fiscal Year following such Fiscal Year and on an annual basis for each Fiscal Year thereafter through the year of the Revolving Termination Date.

(e) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings by on behalf of or before any Governmental Authority or arbitrator affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.6, and include with such notice a copy of any relevant citation, summons, subpoena, order to show cause or other document.

(f) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the SEC or any governmental authority that may be substituted therefor, or with any national securities exchange.

(g) ERISA.

(i) ERISA Events and ERISA Reports. (A) Promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(ii) Plan Terminations. Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(iii) Plan Annual Reports. Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

(iv) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(h) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.

(i) Financial Officer’s Certificate Regarding Collateral. Concurrently with any delivery of financial statements under Section 6.1(b), a certificate of the chief financial officer setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement.

(j) Regulatory Notice. Promptly provide notice that any Loan Party knows or has reason to know (A) that Dialysis Facilities have lost their qualification to participate in Government Reimbursement Programs as would have a Material Adverse Effect, (B) of an investigation described in Section 4.17(a) or (C) of any violation described in Section 4.17(b) that would have a Material Adverse Effect.

(k) Other Information. Such other information respecting the business, financial condition, operations or properties of any Loan Party or any of its Subsidiaries as any Agent or any Lender, through the Administrative Agent, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.1(b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website or www.sec.gov, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its reasonable request until a written notice to cease delivering paper copies is given by the Administrative Agent, (B) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents and (iii) the Lenders shall be deemed to have received such information on the date such information is posted on the applicable website pursuant to clause (i) or (ii) above. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

6.2 Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable Requirements of Law, such compliance to include, without limitation, compliance with ERISA, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and all applicable laws and regulations under the federal Social Security Act and all other applicable federal and state healthcare laws, except to the extent that non-compliance could not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect, compliance with the Patriot Act and all other laws and regulations relating to money-laundering and terrorist activities.

6.3 Payment of Taxes, Etc.

(a) Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all Taxes imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such Tax, assessment, charge or claim (A) the non-payment or non-discharge of which could not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect or (B) that is being contested in good faith and (in the case of clause (a)(i)) by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors and subjects the property to a substantial risk of forfeiture.

(b) File or cause to be filed all material tax returns required to be filed by it by the due dates (including any proper extensions) therefor.

6.4 Compliance with Environmental Laws. Except as could not reasonably be expected to result in a Material Adverse Effect, comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties that are the legal responsibility of the Borrower or such Subsidiary; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action required under Environmental Laws to address the presence, or Release or threatened Release of Hazardous Materials at, on, under or from any of its properties, in accordance with the requirements of all applicable Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained in accordance with GAAP requirements with respect to such circumstances.

6.5 Insurance.

(a) Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Group Members against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations; provided that with respect to physical hazard insurance, neither the Collateral Agent nor the applicable Group Member shall agree to the adjustment of any claim thereunder in excess of $250,000 without the consent of the other (such consent not to be unreasonably withheld or delayed); provided, further, that no consent of any Group Member shall be required during an Event of Default.

(b) Requirements of Insurance. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or additional loss payee (in the case of property insurance), as applicable and (iii) if reasonably requested by the Collateral Agent, include a breach of warranty clause.

(c) Flood Insurance. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, if at any time the area in which any improvements are located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(d) Broker’s Report. Deliver to the Administrative Agent and the Collateral Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Collateral Agent may from time to time reasonably request.

(e) Mortgaged Properties. No Loan Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 6.5 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 6.5.

6.6 Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory) and material franchises except, in each case, as otherwise permitted by Section 7.4.

6.7 Visitation Rights. At any reasonable time and from time to time, and, unless a Default shall have occurred and be continuing, not more than two times during any calendar year and upon reasonable notice, permit any of the Agents or any of the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants (provided that representatives of the Borrower shall be entitled to notice of and to participate in any such discussion).

6.8 Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions sufficient to permit the preparation of financial statements based thereon in accordance with GAAP.

6.9 Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, absent events or circumstances leading to a Recovery Event, all of its properties that are material in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

6.10 Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate (it being understood that the Transactions are deemed to be on such terms) except (a) transactions between or among the Borrower and its Subsidiaries, (b) any transaction permitted by Section 7.7 and (c) notional pooling cash management arrangements in the ordinary course of business.

6.11 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 4.19.

6.12 Additional Collateral; Additional Guarantors.

(a) Subject to this Section 6.12, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, within 15 Business Days following the end of the Fiscal Quarter in which such acquisition occurs (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Liens permitted pursuant to Section 7.1, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. The Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.

(b) With respect to any Person that is or becomes a Subsidiary after the Closing Date, within 15 Business Days following the end of the Fiscal Quarter in which such Person becomes a Subsidiary (i) deliver to the Collateral Agent the certificates, if any, representing all of the Capital Stock of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Capital Stock, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (A) to execute a Joinder Agreement or such comparable documentation to become a Guarantor and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto or, in the case of a Foreign Subsidiary, execute a security agreement compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, (B) to execute a Business Associate Agreement and (C) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, (x) (1) the Capital Stock required to be delivered to the Collateral Agent pursuant to clause (i) of this Section 6.12(b) shall not include any Capital Stock of a Foreign Subsidiary created or acquired after the Closing Date and (2) no Foreign Subsidiary shall be required to take the actions specified in sub-clauses (A) and (C) of clause (ii) of this Section 6.12(b); provided that this exception shall not apply to (A) Voting Interests of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 65% of the total voting power of all outstanding Voting Interests of such Subsidiary and (B) 100% of the Capital Stock not constituting Voting Interests of any such Subsidiary, except that any such Capital Stock constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Interests for purposes of this Section 6.12(b) and (y) no Subsidiary of the Borrower will be required to become a Guarantor and to comply with this Section 6.12(b) if the Loan Parties would be in compliance with Section 7.12 notwithstanding such Subsidiary’s failure (and the failure of any other Subsidiaries) to comply with this Section 6.12(b). Notwithstanding the foregoing and notwithstanding Section 7.12, if any Subsidiary that is not a Guarantor is a guarantor of or shall guarantee Debt of a Loan Party or Debt of a Loan Party is or shall otherwise become a Contingent Obligation of any Subsidiary that is not a Guarantor, such Subsidiary shall become a Guarantor hereunder and comply with Section 6.12 and Section 6.13 and all other applicable provisions hereof.

(c) Other than with respect to the Denver Headquarters, promptly grant to the Collateral Agent, within 15 Business Days of the end of the Fiscal Quarter in which the acquisition thereof occurred, a security interest in and Mortgage on each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $10.0 million as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 7.1). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Liens permitted by Section 7.1, or other Liens acceptable to the Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a title insurance policy, a Survey, a life of loan flood hazard determination (together with a notice regarding the special flood hazard area status and flood disaster assistance with respect to such after-acquired Real Property executed by the Borrower) and a local counsel opinion (each in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).

6.13 Security Interests; Further Assurances. Promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent or any Lender, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Security Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may reasonably require. If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

6.14 Information Regarding Collateral. Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 30 days’ prior written notice, or such lesser notice period agreed to by the Collateral Agent (it being understood that with respect to changes solely due to transactions permitted by Section 7.4(a) or (b) notice may be delivered promptly after such change), of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) (other than with respect to changes solely due to transactions permitted by Section 7.4(a) or (b)) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Collateral Agent with certified Constitutive Documents reflecting any of the changes described in the preceding sentence. Each Loan Party also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than changes in location of Mortgaged Property.

6.15 Ratings. Use commercially reasonable efforts to cause (x) S&P and Moody’s to continue to issue ratings for the Facilities, (y) Moody’s to continue to issue a corporate family rating (or the equivalent thereof) and (z) S&P to continue to issue a corporate credit rating (or the equivalent thereof) (it being understood, in each case, that such obligation shall not require the Borrower to maintain a specific rating).

SECTION 7

NEGATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full or have been cash collateralized at 100% of the face amount thereof, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Subsidiaries to:

7.1 Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character whether now owned or hereafter acquired or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(a) Liens created under the Loan Documents;

(b) Permitted Liens;

(c) Liens existing on the Closing Date and described on Schedule 7.1(c) hereto;

(d) Liens upon or in an asset acquired or held by the Borrower or any of its Subsidiaries to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such asset to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing; provided, however, that (i) such Liens shall be created not more than 180 days after the date of acquisition or

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completion of construction or improvement and (ii) no such Lien shall extend to or cover any asset other than the asset being acquired, constructed or improved and any attachments thereto and proceeds thereof, and no such extension, renewal or replacement shall extend to or cover any asset not theretofore subject to the Lien being extended, renewed or replaced; provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (d) shall not exceed the amount permitted under Section 7.2(e) at any time outstanding;

(e) Liens arising in connection with Capitalized Leases permitted under Section 7.2(f); provided that no such Lien shall extend to or cover any assets other than the assets subject to such Capitalized Leases;

(f) Liens arising in connection with Debt permitted under Section 7.2(l); provided that no such Lien shall extend to or cover any assets other than the assets of the relevant borrowing entity;

(g) the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount (except by an amount equal to accrued and unpaid interest and premium thereon plus fees, original issue discount and expenses incurred in connection with such replacement, extension or renewal) or change in any direct or contingent obligor) of the Debt secured thereby;

(h) Liens on assets of the Borrower or any of its Subsidiaries arising in connection with Sale and Leaseback Transactions permitted under Section 7.5(h);

(i) Liens on assets that are the subject of, or are customarily subject to Liens relating to, Permitted Receivables Financings;

(j) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary of the Borrower, in each case after the Closing Date; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary of the Borrower, (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property to the extent included in the grant of such Lien), and (C) the Debt secured thereby is permitted under Section 7.2(p);

(k) customary Liens and setoff rights securing obligations in respect of notional pooling cash management arrangements in the ordinary course of business; and

(l) other Liens not otherwise permitted by the foregoing clauses of this Section 7.1 securing an aggregate principal amount at any time outstanding not to exceed $75,000,000.

7.2 Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(a) Debt under the Loan Documents;

(b) (i) the Senior Notes and the Senior Notes Guarantees and any Permitted Refinancing thereof; provided that the aggregate principal amount of all such Debt at any one time outstanding pursuant to this Section 7.2(b)(i) shall not exceed $1,550,000,000 and (ii) Debt existing on the Closing Date and described on Schedule 7.2(b) hereto and any Permitted Refinancing thereof;

(c) Debt of the Borrower in respect of Swap Agreements (A) existing on the Closing Date and described in Schedule 7.2(b) hereto or (B) entered into from time to time after the Closing Date with counterparties that are Lenders at the time such Swap Agreement is entered into (or Affiliates of such Lender at such time); provided that, in all cases under this clause (c), all such Swap Agreements shall not be speculative in nature (including, without limitation, with respect to the term and purpose thereof);

(d) Debt of (A) the Borrower owing to any Subsidiary, and (B) any of the Subsidiaries owing to the Borrower or any other Subsidiary; provided that with respect to any loan or advance by a Loan Party, (i) any such Debt shall be evidenced by an Intercompany Note and pledged by such Loan Party as Collateral pursuant to the Security Documents and (ii) if such loan or advance is to a Non-Guarantor Subsidiary, such loan or advance is permitted by Section 7.6;

(e) Debt incurred after the Closing Date and secured by Liens expressly permitted under Section 7.1(d) and any Permitted Refinancing thereof; provided that the aggregate principal amount of all such Debt at any one time outstanding pursuant to this Section 7.2(e), when aggregated with the principal amount of all Debt outstanding at such time under Section 7.2(f), shall not exceed the greater of $250,000,000 or 7.5% of the Consolidated Tangible Assets of the Borrower and its Subsidiaries;

(f) Capitalized Leases incurred after the Closing Date and any Permitted Refinancing thereof; provided that the aggregate principal amount of all such Debt at any one time outstanding pursuant to this Section 7.2(f), when aggregated with the principal amount of all Debt outstanding at such time under Section 7.2(e), shall not exceed the greater of $250,000,000 or 7.5% of the Consolidated Tangible Assets of the Borrower and its Subsidiaries;

(g) Contingent Obligations of (A) the Borrower guaranteeing any obligations of any Subsidiary and (B) any Subsidiary of the Borrower guaranteeing any obligations of the Borrower or any other Subsidiary; provided that each such primary obligation is not otherwise prohibited under the terms of the Loan Documents; and provided, further, that any guaranty of obligations of any Non-Guarantor Subsidiary by a Loan Party is permitted by Section 7.6;

(h) (i) (A) Debt not to exceed $100,000,000 and (B) Specified Debt that is not secured by any Lien on the assets of the Borrower or any Subsidiary; provided that under each of clauses (i)(A) and (i)(B), (x) on a Pro Forma Basis as of the last day of the most recent period prior to the incurrence of such Debt in respect of which financial statements shall have been required to be delivered pursuant to Section 6.1(b) or (c) (or if prior to the first time such financial statements are so required to be delivered, as of the last day of the most recent period in respect of which financial statements of the Borrower and its Subsidiaries are available), the Leverage Ratio shall not exceed the ratio specified in Section 7.16(a) for such last day (it being understood that if such last day is prior to December 31, 2010, then the ratio specified for December 31, 2010 under Section 7.16(a) shall be deemed to be the ratio specified in Section 7.16(a) for such last day) and (y) the Borrower shall be in compliance with Section 7.16(b) and (ii) any Permitted Refinancing thereof;

(i) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(j) Debt comprised of indemnities given by the Borrower or any of its Subsidiaries, or guarantees or other similar undertakings by the Borrower or any of its Subsidiaries entered into in lieu thereof, in favor of the purchaser of property and assets of the Borrower and its Subsidiaries being sold, leased, transferred or otherwise disposed of in accordance with this Agreement and covering liabilities incurred by the Borrower or its applicable Subsidiary in respect of such property and assets prior to the date of consummation of the sale, lease, transfer or other disposition thereof, which indemnities, guarantees or undertakings are required under the terms of the documentation for such sale, lease, transfer or other disposition;

(k) Debt comprised of liabilities or other obligations assumed or retained by the Borrower or any of its Subsidiaries from Subsidiaries of the Borrower that are, or all or substantially all of the property and assets of which are, sold, leased, transferred or otherwise disposed of pursuant to Section 7.5(c) or (f); provided that such liabilities or other obligations were not created or incurred in contemplation of the related sale, lease, transfer or other disposition;

(l) (i) secured and unsecured Debt of Non-Guarantor Subsidiaries in an aggregate amount not to exceed $300,000,000 at any time outstanding and (ii) secured and unsecured Debt of Foreign Subsidiaries in an aggregate amount not to exceed $150,000,000 at any time outstanding;

(m) Debt comprised of guarantees given by the Borrower or any of its Subsidiaries in respect of any Special Purpose Licensed Entity which obligations, when aggregated with the aggregate amount of all Investments made under Section 7.6(i) hereof, shall not exceed $150,000,000 at any time outstanding;

(n) Debt under Cash Management Agreements and similar arrangements in each case in connection with cash management and deposit accounts in the ordinary course of business or Debt under notional pooling cash management arrangements in the ordinary course of business;

(o) Debt in connection with Permitted Receivables Financings;

(p) Debt of any Person that becomes a Subsidiary of the Borrower (or of any Person not previously a Subsidiary of the Borrower that is merged or consolidated with or into the Borrower or one of its Subsidiaries) after the date hereof as a result of an Investment pursuant to Section 7.6(e) or (j) or Debt of any Person that is assumed by the Borrower or any of its Subsidiaries in connection with an acquisition of assets by the Borrower or such Subsidiary in an Investment pursuant to Section 7.6(j), and any Permitted Refinancing thereof; provided that (A) such Debt is not incurred in contemplation of such Investment and (B) the aggregate amount of Debt pursuant to this clause (p) that is (i) Debt of a Non-Guarantor Subsidiary or (ii) Debt that is secured by a Lien on the assets of the Borrower or any of its Subsidiaries does not exceed $200,000,000 at any time outstanding; and

(q) Debt incurred in the ordinary course of business with respect to performance bonds, surety bonds, completion bonds, guaranty bonds, appeal bonds or customs bonds, letters of credit, and other obligations of a similar nature required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Subsidiaries or in connection with judgments that do not result in a Default or to secure obligations under workers’ compensation laws, unemployment insurance or similar social security legislation (other than in respect of employee benefit plans subject to ERISA), public or statutory obligations or payment of customs duties in connection with the importation of goods.

7.3 Change in Nature of Business. Engage or permit any of its Subsidiaries to engage in any business other than healthcare services and any businesses incidental, complementary, ancillary or related thereto; provided that a Special Purpose Receivables Subsidiary may engage in any Permitted Receivables Financing.

7.4 Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(a) any of the Subsidiaries may merge into or consolidate with the Borrower; provided that the Borrower is the surviving corporation;

(b) any Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower; provided that, in the case of any such merger or consolidation involving a Wholly Owned Subsidiary, the Person formed by or surviving such merger or consolidation shall be a Wholly Owned Subsidiary of the Borrower; provided further that, in the case of any such merger or consolidation to which a Guarantor is a party, the Person formed by such merger or consolidation shall be a Guarantor;

(c) in connection with any purchase or other acquisition of Capital Stock of, or property and assets of, any Person permitted under Section 7.6(e), the Borrower may permit any other Person to merge into or consolidate with it (provided that (i) the Borrower is the surviving entity or (ii) the surviving entity (x) is a Domestic Person and (y) simultaneously with such merger or consolidation agrees to be bound by the terms hereof and of the Loan Documents and assume the Borrower’s obligations hereunder and thereunder pursuant to an agreement or instrument satisfactory in form and substance to the Administrative Agent (and shall thereafter be the Borrower hereunder), and any of the Subsidiaries of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person with which such Subsidiary is merging or consolidating (i) shall be engaged in a business permitted by Section 7.3, (ii) shall take all actions required under Section 6.12 and (iii) shall be a Guarantor if the merging Subsidiary was a Guarantor prior to such transaction; and

(d) in connection with any sale, transfer or other disposition of all or substantially all of the Capital Stock of, or the property and assets of, any Person permitted under Sections 7.5(c) or (f), any of the Subsidiaries of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it;

provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default.

7.5 Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell (including sales and issuances of Capital Stock of any Subsidiary (other than sales and issuances that do not decrease the percentage ownership of the Borrower and its Subsidiaries in each class of Capital Stock of such Subsidiary)), lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except (provided that the issuance and sale of stock by the Borrower shall not be subject to this Section 7.5):

(a) the Borrower and its Subsidiaries may sell inventory in the ordinary course of business;

(b) (A) the Borrower may sell, lease, transfer or otherwise dispose of any of its property or assets to any of the Subsidiaries, and (B) any of the Subsidiaries may sell, lease, transfer or otherwise dispose of any of its property or assets to the Borrower or any of the other Subsidiaries; provided that, in each case (other than in connection with Intercompany Receivables), (x) if the transferor in such transaction is a Domestic Subsidiary and the transferee in such transaction is a Domestic Subsidiary, on a pro forma basis, the Borrower and its Subsidiaries would be in compliance with Section 7.12 and Section 7.16 and (y) if the transferee in such transaction is a Foreign Subsidiary, such transaction is permitted by Section 7.6;

(c) any Subsidiary of the Borrower that is no longer actively engaged in any business or activities and does not have property and assets with an aggregate book value in excess of $1,000,000 may be wound up, liquidated or dissolved so long as such winding up, liquidation or dissolution is determined in good faith by management of the Borrower to be in the best interests of the Borrower and its Subsidiaries;

(d) the Borrower and its Subsidiaries may sell, lease, transfer or otherwise dispose of any obsolete, damaged or worn out equipment thereof or any other equipment that is otherwise no longer useful in the conduct of their businesses;

(e) the Borrower and its Subsidiaries may lease or sublease Real Property to the extent required for their respective businesses and operations in the ordinary course so long as such lease or sublease is not otherwise prohibited under the terms of the Loan Documents;

(f) the Borrower and its Subsidiaries may sell, lease, transfer or otherwise dispose of property and assets not otherwise permitted to be sold, leased, transferred or disposed of pursuant to this Section 7.5 so long as the aggregate book value of all of the property and assets of the Borrower and its Subsidiaries sold, leased, transferred or otherwise disposed of pursuant to this clause (f) does not exceed $500,000,000 in the aggregate since the Closing Date; provided that:

(A) the gross proceeds received from any such sale, lease, transfer or other disposition shall be at least equal to the fair market value of the property and assets so sold, leased, transferred or otherwise disposed of, determined at the time of such sale, lease, transfer or other disposition;

(B) at least 75% of the value of the aggregate consideration received from any such sale, lease, transfer or other disposition shall be in cash; provided that (i) up to one-third of such 75% may consist of notes or other obligations received by the Borrower or such Subsidiary that are due and payable or otherwise converted by the Borrower or such Subsidiary into cash within 365 days of receipt, which cash (to the extent received) shall constitute Net Cash Proceeds attributable to the original transaction; (ii) any unsubordinated Debt of the Borrower or any of its Subsidiaries (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet) that is assumed by the transferee of any such assets shall constitute cash for purposes of this Section 7.5(f), so long as the Borrower and all of its Subsidiaries are fully and unconditionally released therefrom; and (iii) any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries, having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (B) after the Closing Date not to exceed $100,000,000 at the time of receipt of such Designated Non-Cash Consideration shall be deemed to be cash for purposes of this Section 7.5(f) (it being understood that the fair market value of each item of Designated Non-Cash Consideration is measured at the time of receipt without giving effect to subsequent changes in value); provided that if such Designated Non-Cash Consideration is sold for, or otherwise converted into, cash, such cash shall constitute Net Cash Proceeds attributable to the original Transaction;

(C) immediately before and immediately after giving pro forma effect to any such sale, lease, transfer or other disposition, no Default shall have occurred and be continuing;

(D) with respect to any disposition under this subsection that exceeds $50,000,000, within five Business Days prior to such disposition, and with respect to any other disposition under this subsection, within 15 Business Days after such disposition, the Borrower shall deliver to the Administrative Agent, on behalf of the Lenders, a certificate identifying the property disposed of and stating (a) that immediately before and after giving effect thereto, no Default existed or will exist, (b) that the consideration received or to be received by the Borrower or such Subsidiary for such property has been determined by the Borrower or the applicable Subsidiary to be not less than the fair market value of such property, (c) the total expected consideration to be paid in respect of such disposition and (d) the expected Net Cash Proceeds resulting from such disposition; and

(E) if and to the extent that the Net Cash Proceeds of any transaction effected pursuant to this Section 7.5(f) shall not have been reinvested (pursuant to a Reinvestment Notice), such Net Cash Proceeds shall be applied to prepay Loans to the extent, and in accordance with, Section 2.11;

(g) the Borrower and its Subsidiaries may exchange assets and properties with another Person; provided that:

(A) the assets or properties received by the Borrower or its Subsidiaries shall be used in a business permitted by Section 7.3 as conducted immediately prior to such transaction, or in an incidental or related business;

(B) the total consideration received by the Borrower or such Subsidiary for such assets or property shall have been determined by the Borrower or such Subsidiary to be not less than the fair market value of the assets or property exchanged;

(C) immediately before and immediately after giving pro forma effect to any such exchange, no Default shall have occurred and be continuing;

(D) any cash received by the Borrower or any such Subsidiary in connection with such exchange shall be treated as Net Cash Proceeds subject to Section 2.11 and any cash paid by the Borrower or any Subsidiary in connection with such exchange shall be treated as an acquisition expenditure under Section 7.6(e);

(E) with respect to any exchange under this subsection that involves assets and/or property with a value in excess of $50,000,000, within five Business Days prior to such exchange, and with respect to any other exchange under this Section 7.5(g), within fifteen Business Days after such exchange, the Borrower shall deliver to the Administrative Agent, on behalf of the Lenders, a certificate identifying the assets or property disposed of and acquired in such exchange, and stating (a) that immediately before and after giving effect thereto, no Default existed or will exist, (b) that the total consideration received by or expected to be received by the Borrower or such Subsidiary for such assets or property has been determined by the Borrower or such Subsidiary to be not less than the fair market value of the assets or property exchanged, and (c) the amount, if any, of the expected cash to be paid or Net Cash Proceeds to be received in connection with such exchange;

(F) if Collateral is exchanged the assets and properties received in exchange shall constitute Collateral and Sections 6.12 and 6.13 shall be complied with;

(h) the Borrower and its Subsidiaries may enter into Sale and Leaseback Transactions (i) with respect to the Denver Headquarters and (ii) with respect to any other property, provided that the aggregate value of property sold or transferred under this subclause (ii) shall not exceed $150,000,000 since the Closing Date; provided that the Net Cash Proceeds from such transaction are applied in accordance with Section 2.11(b);

(i) the Borrower and its Subsidiaries may purchase, sell or otherwise transfer (including by capital contribution) Receivables Assets pursuant to Permitted Receivables Financings;

(j) the Borrower and its Subsidiaries may sell, lease, transfer or otherwise dispose of assets or property (i) in anticipation of any Investment pursuant to Section 7.6(e), (f), (h) or (k) (as a result of discussion with antitrust regulators in connection with such Investment) or (ii) as required pursuant to any consent decree or similar order or agreement, which decree, order or agreement is issued or entered into prior to the consummation of such Investment and in connection therewith by the Antitrust Division of the U.S. Department of Justice, the Bureau of Competition of the U.S. Federal Trade Commission and/or any similar state or foreign regulatory agency or body;

(k) within 180 days of the acquisition by the Borrower or any Subsidiary of any Real Property after the Closing Date the Borrower or such Subsidiary may sell or otherwise transfer such Real Property in connection with a Sale and Leaseback Transaction so long as the Borrower shall be in compliance with Section 7.2 after giving effect to such Sale and Leaseback Transaction; provided that the Net Cash Proceeds from such transaction are applied in accordance with Section 2.11(b); and

(l) any Subsidiary of the Borrower may issue additional Capital Stock to management or employees and physicians under contract with the Borrower or any of its Subsidiaries in an amount not in excess of $15,000,000 in the aggregate in any twelve month period.

7.6 Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(a) Investments by the Borrower and its Subsidiaries in Cash Equivalents;

(b) Investments existing on the Closing Date and described on Schedule 7.6 hereto;

(c) Investments by the Borrower in Swap Agreements permitted under Section 7.2(c);

(d) Investments in accounts receivable in the ordinary course of business or notes received in transactions permitted by Sections 7.5(f) and (j);

(e) the purchase or other acquisition of (1) Capital Stock of any Person that, upon the consummation thereof, will be more than 50% owned by the Borrower or one or more of its

Wholly Owned Subsidiaries (including, without limitation, as a result of a merger or consolidation) or (2) all or substantially all the property and assets of a Person or consisting of a line of business or business unit of a Person; provided that, with respect to each purchase or other acquisition made pursuant to this clause (e):

(A) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be permitted by Section 7.3;

(B) (1) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in compliance on a Pro Forma Basis with Section 7.12 and Section 7.16;

(C) the aggregate amount of consideration paid or provided by the Borrower and its Subsidiaries after the Closing Date pursuant to this Section 7.6(e)(C) (under clause (i) below) for the purchase or acquisition for Persons that will be Foreign Subsidiaries, when taken together with any Investments made in Foreign Subsidiaries pursuant to Section 7.6(h)(ii)(y)(A), shall not exceed (i) $1,000,000,000 or (ii) if the Leverage Ratio for the most recent Measurement Period is less than 3.50:1.00 (both before and after giving effect to such transaction (including any use of cash with respect thereto) on a Pro Forma Basis), consideration in an unlimited amount; provided that if the amount of all such cash payments exceeds the limitation set forth in clause (i) of this clause (C) during any period during which the Leverage Ratio test in clause (ii) of this clause (C) is met, such excess cash payments shall not constitute an Event of Default if such Leverage Ratio test is not met in any subsequent Measurement Period;

(D) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, at least three Business Days prior to the date on which any such purchase or other acquisition in which the total cash consideration is more than $50,000,000 is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (e) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition and containing a copy of any existing financial statements of the business to be acquired in the Borrower’s possession; and

(E) Sections 6.12 and 6.13 are complied with;

(f) Investments by the Borrower or any Subsidiary in 50% or less of the Capital Stock of another Person (the “Minority Investment”); provided that (i) the Borrower or any Subsidiary owns at least 20% (on a fully diluted basis) of the issued and outstanding Capital Stock of such Person, (ii) the aggregate outstanding amount of Minority Investments made by the Borrower and any Subsidiary shall not exceed $250,000,000 at any one time outstanding, (iii) the Borrower or any Subsidiary shall have full control over all bank accounts of such Person if the Borrower or any Subsidiary is the largest holder of Capital Stock of such Person, (iv) the Borrower or any Subsidiary shall control or act as the managing general partner of such Person if such Person is a partnership and if the Borrower or any Subsidiary is the largest holder of Capital Stock of such Person, and (v) immediately before and after giving effect thereto, no Default shall exist;

(g) notes from employees issued to the Borrower representing payment for Capital Stock of the Borrower or representing payment of the exercise price of options to purchase Capital Stock of the Borrower, and employee relocation expenses incurred in the ordinary course of business, in an aggregate amount at any time outstanding not to exceed $15,000,000;

(h) Investments by (i) any Subsidiary of the Borrower in the Borrower and (ii) the Borrower or any of its Subsidiaries in any Subsidiary of the Borrower; provided that (x) no Investment in any Non-Guarantor Domestic Subsidiary shall be made unless, after giving pro forma effect thereto, the Borrower and its Subsidiaries shall be in compliance with Section 7.12 and Section 7.16 and (y) no Investment in any Foreign Subsidiary shall be made unless the aggregate amount of Investments by the Borrower and its Subsidiaries in Foreign Subsidiaries after the Closing Date pursuant to this Section 7.6(h)(ii)(y) (under clause (A) below), when taken together with any Investments made in Foreign Subsidiaries pursuant to Section 7.6(e)(C)(i) shall not exceed (A) $1,000,000,000 or (B) if the Leverage Ratio for the most recent Measurement Period is less than 3.50:1.00 (both before and after giving effect to such transaction (including any use of cash with respect thereto) on a Pro Forma Basis), an unlimited amount; provided that if the amount of all such cash payments exceeds the limitation set forth in clause (x) of this clause (ii) during any period during which the Leverage Ratio test in clause (y)(B) of this clause (ii) is met, such excess cash payments shall not constitute an Event of Default if such Leverage Ratio test is not met in any subsequent Measurement Period;

(i) Investments of the Borrower or any of its Subsidiaries in any Special Purpose Licensed Entity which, when aggregated with the aggregate amount of all obligations guaranteed under Section 7.2(m), shall not exceed $150,000,000 at any time;

(j) Investments arising as a result of Permitted Receivables Financings; and

(k) Investments by the Borrower or any of its Subsidiaries (i) in an aggregate amount outstanding not to exceed the sum of (x) $250,000,000 plus (y) $500,000,000 minus the aggregate amount of purchases, redemptions, acquisitions, dividends and distributions pursuant to Section 7.7(d)(i) and payments, prepayments, redemptions or acquisitions of Debt pursuant to Section 7.9(a)(ii)(x) since the Closing Date, in each case, other than with the Available Amount plus (z) the Available Amount minus the aggregate amount of purchases, redemptions, acquisitions, dividends and distributions pursuant to Section 7.7(d)(i) and payments, prepayments, redemptions or acquisitions of Debt pursuant to Section 7.9(a)(ii)(x) since the Closing Date to the extent made with the Available Amount or (ii) if the Leverage Ratio for the most recent Measurement Period is less than 3.50:1.00 (both before and after giving effect to such transaction (including any use of cash with respect thereto) on a Pro Forma Basis), in an unlimited amount; provided that if the amount of all such Investments exceeds the limitation set forth in clause (i) of this Section during any period during which the Leverage Ratio test in clause (ii) of this Section is met, such excess Investments shall not constitute an Event of Default if such Leverage Ratio test is not met in any subsequent Measurement Period; provided, further, in the case of each transaction under this Section 7.6(k)(ii), that immediately prior to each such transaction and after giving effect thereto the aggregate amount of the Available Revolving Commitment is not less than $75,000,000.

7.7 Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Capital Stock now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Capital Stock, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Capital Stock of the Borrower, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) the Borrower may (A) declare and pay dividends and distributions payable in its common Capital Stock, (B) except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Loans pursuant to Section 2.11, purchase, redeem, retire, defease or otherwise acquire Capital Stock with the proceeds received contemporaneously from the issue of new Capital Stock with equal or inferior voting powers, designations, preferences and rights, and (C) repurchase its Capital Stock owned by management or employees and physicians under contract with the Borrower or any of its Subsidiaries in an amount not in excess of $10,000,000 in the aggregate in any twelve month period;

(b) any Subsidiary of the Borrower may (A) declare and pay cash dividends to the Borrower, and (B) declare and pay cash dividends to any other Loan Party of which it is a Subsidiary;

(c) any of the non-Wholly Owned Subsidiaries of the Borrower may declare and pay or make dividends and other distributions to its shareholders, partners or members (or the equivalent Persons thereof) generally so long as the Borrower and each of the Subsidiaries that own any of the Capital Stock thereof receive at least their respective proportionate shares of any such dividend or distribution (based upon their relative holdings of the Capital Stock thereof and taking into account the relative preferences, if any, of the various classes of the Capital Stock thereof);

(d) so long as no Default is continuing or will be continuing after such transaction, the Borrower may (A) purchase, redeem or otherwise acquire for value any of its Capital Stock or (B) declare and pay dividends and distributions payable in either (i) cash (in the aggregate for both clauses (A) and (B)), when taken together with the aggregate amount of payments, prepayments, redemptions or acquisitions of Debt pursuant to Section 7.9(a)(ii)(x) and Investments pursuant to Section 7.6(k)(i)(y) not to exceed $500,000,000, in each case other than with the Available Amount, plus the Available Amount minus the aggregate amount of Investments made pursuant to Section 7.6(k)(i)(y) and payments, prepayments, redemptions or acquisitions of Debt pursuant to Section 7.9(a)(ii)(x) since the Closing Date to the extent made with the Available Amount or (ii) if the Leverage Ratio for the most recent Measurement Period is less than 3.50:1.00 (both before and after giving effect to such transaction (including any use of cash with respect thereto) on a Pro Forma Basis), cash in any amount; provided that if the amount of all such cash payments exceeds the limitation set forth in clause (i) of this Section during any period during which the Leverage Ratio test in clause (ii) of this Section is met, such excess cash payments shall not constitute an Event of Default if such Leverage Ratio test is not met in any subsequent Measurement Period; provided further, in the case of each transaction under this Section 7.7(d), that immediately prior to each such transaction and after giving effect thereto the aggregate amount of the Available Revolving Commitment is not less than $75,000,000; and

(e) the Borrower may consummate the Refinancing on the Closing Date and the Stock Repurchase; provided that the Stock Repurchase is consummated no later than the first anniversary of the Closing Date.

7.8 Accounting Changes. Make or permit any change in (i) accounting policies or reporting practices, except as allowed by GAAP (or as otherwise provided pursuant to Section 1.4), or (ii) Fiscal Year.

7.9 Prepayments of Other Debt; Modifications of Constitutive Documents and Other Documents, etc. Directly or indirectly:

(a) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Debt outstanding under the Senior Notes, any Specified Debt or any Subordinated Debt; except for (i) any Permitted Refinancing of the Senior Notes, any Specified Debt or any Subordinated Debt and (ii) so long as no Default is continuing or will be continuing after such transaction, the voluntary or optional payment or prepayment or redemption or acquisition for value of Senior Notes, Specified Debt or Subordinated Debt in an aggregate amount for this clause (ii), when taken together with the aggregate amount of purchases, redemptions, acquisitions, dividends and distributions pursuant to Section 7.7(d)(i) and Investments pursuant to Section 7.6(k)(i)(y), (x) not to exceed $500,000,000, in each case, other than with the Available Amount, plus the Available Amount minus the aggregate amount of Investments made pursuant to Section 7.6(k)(i)(y) and the aggregate amount of purchases, redemptions, acquisitions, dividends and distributions pursuant to Section 7.7(d)(i) since the Closing Date to the extent made with the Available Amount or (y) if the Leverage Ratio for the most recent Measurement Period is less than 3.50:1.00 (both before and after giving effect to such transaction (including any use of cash with respect thereto) on a Pro Forma Basis), cash in any amount; provided that if the amount of all such cash payments exceeds the limitation set forth in clause (ii)(x) of this Section during any period during which the Leverage Ratio test in clause (ii)(y) of this Section is met, such excess cash payments shall not constitute an Event of Default if such Leverage Ratio test is not met in any subsequent Measurement Period; provided further, in the case of each transaction under this Section 7.9(a)(ii), that immediately prior to each such transaction and after giving effect thereto the aggregate amount of the Available Revolving Commitment is not less than $75,000,000;

(b) amend or modify, or permit the amendment or modification of, any provision of any Senior Notes Documents, and documents governing Specified Debt or any Permitted Receivables Documents in any manner that is adverse in any material respect to the interests of the Lenders;

(c) terminate, amend, modify or change any of its Constitutive Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Capital Stock (including any stockholders’ agreement), or enter into any new agreement with respect to its Capital Stock, other than any such amendments, modifications or changes or such new agreements which are not adverse in any material respect to the interests of the Lenders; provided that the Loan Parties may issue such Capital Stock, so long as such issuance is not prohibited by Section 7.13 or any other provision of this Agreement, and may amend their Constitutive Documents to authorize any such Capital Stock; or

(d) except as may be required to comply with any law, regulation or court or administrative decision, terminate, amend or modify a Business Associate Agreement without the consent of the parties thereto.

7.10 Negative Pledge. Enter into or suffer to exist, or permit any Loan Party to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of the Secured Parties or (ii) in connection with (A) any Debt permitted by Section 7.2(e) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, or (B) any Capitalized

Lease permitted by Section 7.2(f) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, or (C) any Debt outstanding on the date any Subsidiary of the Borrower becomes such a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary of the Borrower), or (D) any Debt permitted by Section 7.2(l) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property of the relevant borrowing entity or (E) the Senior Notes or (F) any Debt permitted by Section 7.2(o).

7.11 Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Capital Stock or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents; (ii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower; (iii) restrictions on transfer contained in Debt incurred pursuant to Sections 7.2(e) and (f); provided that such restrictions relate only to the transfer of the property financed with such Debt; (iv) in connection with and pursuant to any Permitted Refinancing, replacements of restrictions that are not more restrictive than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Debt so refinanced; (v) restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary; (vi) solely with respect to Subsidiaries that are not Guarantors, restrictions under the Constitutive Documents governing such Subsidiary: (A) with respect to existing Subsidiaries, existing on the Closing Date; and (B) with respect to Subsidiaries created or acquired after the Closing Date: (1) prohibiting such Subsidiary from guaranteeing Debt of the Borrower or another Subsidiary; (2) restricting dividend payments and other distributions solely to permit pro rata dividends and other distributions in respect of any Capital Stock of such Subsidiary; (3) limiting transactions with the Borrower or another Subsidiary to those with terms that are fair and reasonable to such Subsidiary and no less favorable to such Subsidiary than could have been obtained in an arm’s length transaction with an unrelated third party; and (4) limiting such Subsidiary’s ability to transfer assets or incur Debt without the consent of the holders of the Capital Stock of such Subsidiary; provided that all restrictions permitted by this clause (vi) shall no longer be permitted in the event any such Subsidiary becomes a Guarantor; (vii) restrictions contained in Debt incurred pursuant to Section 7.2(l) with respect to the borrowers thereunder; and (viii) encumbrances or restrictions (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract entered into in the ordinary course of business, or the assignment or transfer of any lease, license or contract entered into in the ordinary course of business and (B) arising by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Subsidiary.

7.12 Non-Guarantor Domestic Subsidiaries. Permit at any time the aggregate Consolidated Tangible Assets (calculated without duplication) at such time of all Non-Guarantor Domestic Subsidiaries (whether or not any such Subsidiary is existing on the Closing Date but not including any Special Purpose Receivables Subsidiary) to exceed 29% of the Consolidated Tangible Assets of the Borrower and its Domestic Subsidiaries (excluding any Special Purpose Receivables Subsidiary).

7.13 Issuance of Additional Stock. Permit any of its Subsidiaries to issue any additional Capital Stock, except, subject to Section 6.12, as follows:

(i) in connection with a permitted Investment or to employees or consultants in the ordinary course of business;

(ii) the Borrower and any Subsidiary thereof may organize new Subsidiaries and any Subsidiary may issue additional Capital Stock to (x) any Loan Party, (y) any Non-Guarantor Domestic Subsidiary, if on a pro forma basis, the Borrower and its Subsidiaries would be in compliance with Section 7.12 and Section 7.16 and (z) any Foreign Subsidiary in a transaction permitted by Sections 7.6(e), (f), (h) or (k); or

(iii) subject to compliance with the provisions this Agreement, including Section 7.6, Section 7.12 and Section 7.16, any Subsidiary of the Borrower may (i) issue additional Capital Stock or (ii) sell outstanding Capital Stock thereof, in each case to any Subsidiary of the Borrower or any Persons other than Affiliates of the Borrower or its Subsidiaries (it being understood that any such sales and issuances that decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of Capital Stock of such Subsidiary shall be subject to Section 7.5).

7.14 Anti-Terrorism Law; Anti-Money Laundering.

(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 4.23, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 7.14).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

7.15 Embargoed Person. Knowingly cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law.

7.16 Financial Covenants.

(a) Maximum Leverage Ratio. Permit the Leverage Ratio, measured as of the end of any Measurement Period ending during any period set forth in the set forth in the table below, to exceed the ratio set forth opposite such period in the table below:

Test Period	Leverage Ratio
December 31, 2010 - December 31, 2012	4.25 to 1.00
March 31, 2013 - December 31, 2013	4.00 to 1.00
March 31, 2014 and thereafter	3.75 to 1.00

(b) Minimum Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio, measured as of the end of any Measurement Period to be less than 3.00 to 1.00.

(c) Limitation on Capital Expenditures. Permit the aggregate amount of Capital Expenditures made in any period set forth below, to exceed the amount set forth opposite such period below:

Period	Amount (in millions)
January 1, 2011 - December 31, 2011	$200
Each Fiscal Year after 2011	Prior Fiscal Year times 110%

; provided, however, that (x) if the aggregate amount of Capital Expenditures made in any Fiscal Year shall be less than the maximum amount of Capital Expenditures permitted under this Section 7.16(c) for such Fiscal Year, then an amount of such shortfall not exceeding 50% of such maximum amount may be added to the amount of Capital Expenditures permitted under this Section 7.16(c) for the immediately succeeding (but not any other) Fiscal Year and (y) in determining whether any amount is available for carryover, the amount expended in any Fiscal Year shall first be deemed to be from the amount carried forward from the prior Fiscal Year.

SECTION 8

EVENTS OF DEFAULT

8.1 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under this Agreement when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Group Member in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when in any material respect made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.1, 6.6 (with respect to the Borrower’s existence), 6.10 or 6.11 or in Section 7;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) any Group Member shall (i) default in making any payment of any principal of any Debt (including any Contingent Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Debt beyond the period of grace, if any, provided in the instrument or agreement under which such Debt was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Debt (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Debt to become due prior to its stated maturity or (in the case of any such Debt constituting a Contingent Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (f) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (f) shall have occurred and be continuing with respect to Debt the outstanding principal amount of which exceeds in the aggregate $50,000,000;

(g) (i) the Borrower or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(h) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, has resulted or could reasonably be expected to result in liabilities of the Loan Parties in an aggregate amount exceeding $50,000,000 or in the imposition of a Lien or security interest on any assets of a Loan Party;

(i) (A) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000,000 or more, and such judgments or decrees are not paid, discharged or stayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Group Member to enforce any such judgment or (B) any Group Member shall enter into any settlement of a claim (including claims by Governmental Authorities for violations or alleged violations of Requirements of Law) which settlements, individually or in the aggregate, amount to $50,000,000 or more and any Group Member fails to make any payment required to be made thereunder or any action shall be legally taken by a creditor to attach or levy upon any assets of any Group Member to enforce any such settlement;

(j) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except, in the case of any such cessation that is attributable to an event of a type contemplated by Section 8.1(g), this provision shall apply only to the Borrower or a Material Subsidiary;

(k) the guarantee pursuant to Section 10 of any Guarantor shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert, except, in the case of any such cessation that is attributable to an event of a type contemplated by Section 8.1(g), this provision shall apply only to the Borrower or a Material Subsidiary;

(l) a Change of Control shall occur;

(m) the Borrower or any Subsidiary, in each case to the extent it is engaged in the business of providing services for which Medicare or Medicaid reimbursement is sought, shall for any reason, including, without limitation, as the result of any finding, designation or decertification, lose its right or authorization, or otherwise fail to be eligible, to participate in Medicaid or Medicare programs or to accept assignments or rights to reimbursements under Medicaid regulations or Medicare regulations, or the Borrower or any Subsidiary has, for any reason, had its right to receive reimbursements under Medicaid or Medicare regulations suspended, and such loss, failure or suspension (together with all such other losses, failures and suspensions continuing at such time) shall have resulted in (x) a Material Adverse Effect or (y) Consolidated net operating revenues for the immediately preceding four Fiscal Quarter period of the Borrower constituting less than 95% of Consolidated net operating revenues for any preceding four Fiscal Quarter period of the Borrower; or

(n) the Borrower or any Subsidiary of the Borrower shall for any reason terminate a Business Associate Agreement between such entity and the Collateral Agent;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraph (g) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

8.2 Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest, premium and other amounts constituting Obligations (other than principal and Reimbursement Obligations), any fees, premiums and scheduled periodic payments due under Specified Swap Agreements constituting Secured Obligations and any interest accrued thereon and any fees and interest due under any Secured Cash Management Agreements constituting Secured Obligations (provided if more than $25,000,000 of Debt is outstanding under Cash Management Agreements that would be Secured Cash Management Agreements but for the dollar limitation contained in the definition of “Secured Cash Management Agreement,” each Cash Management Bank shall be deemed to be holding Secured Obligations on a pro rata basis when taken together with the amount of Debt under all Cash Management Agreements held by Cash Management Banks) , in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) Fourth, to the indefeasible payment in full in cash, pro rata, of the principal amount of the Obligations (including Reimbursement Obligations) and any breakage, termination or other payments under Specified Swap Agreements constituting Secured Obligations and any interest accrued thereon and the principal amount owing under Secured Cash Management Agreements constituting Secured Obligations (provided if more than $25,000,000 of Debt is outstanding under Cash Management Agreements that would be Secured Cash Management

Agreements but for the dollar limitation contained in the definition of “Secured Cash Management Agreement,” each Cash Management Bank shall be deemed to be holding Secured Obligations on a pro rata basis when taken together with the amount of Debt under all Cash Management Agreements held by Cash Management Banks); and

(e) Fifth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.2, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

SECTION 9

THE AGENTS

9.1 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints JPMorgan Chase Bank, N.A. to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. With the exception of the second and fifth sentences of Section 9.6, the provisions of this Section are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.2 Rights as a Lender. Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

9.3 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.1) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Borrower, a Lender or the Issuing Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.4 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

9.6 Resignation of Agent. Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 11.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

9.7 Non-Reliance on Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the bookmanagers, arrangers, Syndication Agent or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the Issuing Lender hereunder.

SECTION 10

GUARANTEE

10.1 The Guarantee. The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document, Specified Swap Agreement or Secured Cash Management Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

10.2 Obligations Unconditional. The obligations of the Guarantors under Section 10.1 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, the Issuing Lender or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected;

(v) the release of any other Guarantor pursuant to Section 10.9;

(vi) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party; or

(vii) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against Borrower or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time since the Closing Date there may be no Guaranteed Obligations outstanding.

10.3 Reinstatement. The obligations of the Guarantors under this Section 10 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

10.4 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not assert or exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 10.1, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Debt of any Loan Party permitted pursuant to Section 7.2(d) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Debt.

10.5 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.1 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.1) for purposes of Section 10.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 10.1.

10.6 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Section 10 constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

10.7 Continuing Guarantee. Subject to Section 11.14, the guarantee in this Section 10 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

10.8 General Limitation on Guaranteed Obligations. If in any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer law or regulation, or other law affecting the rights of creditors generally, the obligations of any Guarantor under Section 10.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.1, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors.

10.9 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Capital Stock or property of any Guarantor is sold or otherwise transferred from such Guarantor (a “Transferred Guarantor”) to a Person or Persons, none of which is Borrower or a Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Section 11.5 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale of all or substantially all of the Capital Stock of the Transferred Guarantor, the pledge of such Capital Stock to the Collateral Agent pursuant to the Security Agreement shall be released, and the Collateral Agent shall take such actions as are necessary to effect each such release in accordance with the relevant provisions of the Security Documents within no more than 30 days from notice to the Collateral Agent of such transfer. If, in compliance with the terms and provisions of the Loan Documents (including, without limitation, Sections 7.5 and 7.13), Capital Stock of a Guarantor is sold or otherwise transferred so that such Guarantor is no longer a Wholly Owned Subsidiary of the Borrower, upon the consummation of such sale or transfer, such Guarantor shall be released, subject to pro forma compliance with Section 7.12, from its obligations under this Agreement (including under this Section 10 and Section 11.5 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document, and the Collateral Agent shall take such actions as are necessary to effect each such release in accordance with the relevant provisions of the Security Documents and to acknowledge in writing such release and the termination of the guarantee of such Guarantor if requested.

SECTION 11

MISCELLANEOUS

11.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. Amendments prior to the completion of the syndication of the Commitments (as determined by the Administrative Agent) shall, in addition to the other consents required by this Section 11.1, require the consent of the Administrative Agent. Subject to the preceding sentence, the Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent or the Collateral Agent, as applicable, and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default and its consequences; provided, however, pursuant to Section 2.25, the Commitments and the Total Revolving Extensions of Credit of a Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder; provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest, premium or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment under the applicable Revolving Facility or increase the maximum duration of Interest Periods hereunder or alter the provisions of Section 8.2 (it being understood that if additional classes of Term Loans or additional Loans under this Agreement consented to by the Required Lenders or additional Loans pursuant to Section 2.24 are made, such new Loans being included on a pro rata basis within Section 8.2 shall not be considered an alteration thereof), in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of “Required Lenders,” consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their guarantee under Section 10, in each case without the written consent of all Lenders (it being understood that lenders added pursuant to Section 2.24 or lenders under additional classes of Term Loans or additional Loans under this Agreement consented to by the Required Lenders being included in such definition shall not be deemed to require the written consent of all Lenders); (iv) amend, modify or waive any provision of Section 2.17 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each Facility; (vi) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vii) change the application of prepayments as among or between Facilities under Section 2.11(d), without the written consent of the Majority Facility Lenders of each Facility that is being allocated a lesser prepayment as a result thereof (it being understood that if additional classes of Term Loans or additional Loans under this Agreement consented to by the Required Lenders or additional Loans pursuant to Section 2.24 are made, such new Loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.11(d)); (viii) expressly change or waive any condition precedent in Section 5.2 to any Revolving Borrowing without the written consent of the Majority Facility Lenders with respect to the applicable Revolving Facility; (ix) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (x) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (xi) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; or (xii) amend Section 1.7 or the definition of “Alternative Currency” without the written consent of each Alternative Currency Revolving Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default, or impair any right consequent thereon.

Without the consent of any other Person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.

If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by this Section, the consent of 75% of the Lenders whose consent is required is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more Persons pursuant to Section 2.22 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

11.2 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to a Loan Party, to the Borrower at DaVita Inc., 1551 Wewatta Street, Denver, Colorado 80202, Attention of Vice President - Finance (Telecopy No. 866-845-2762), with a copy to DaVita Inc., 601 Hawaii Street, El Segundo, California 90245, Attention of Vice President, General Counsel & Secretary (Telecopy No. 310-536-2701);

(ii) if to the Administrative Agent or the Collateral Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Agency Services (Telecopy No. (713) 750-2782), with a copy to (a) JPMorgan Chase Bank, 383 Madison Avenue, New York 10179, Attention of Dawn Lee Lum (Telecopy No. 212-270-3279) and (b) J.P. Morgan Europe Ltd., Loan and Agency Department, 125 London Wall, London EC2Y 5 AJ, Attention: Sue Dalton (Telecopy No. 44 207 7777 2360), with respect to Alternative Currency Revolving Facility;

(iii) if to the Issuing Lender, to it at Letter of Credit Department, 10420 Highland Manor Drive, Floor 4, Tampa, FL 33610-9128, Attention of James Alonzo (Telecopy No. (813) 432-5162), with a copy to JPMorgan Chase Bank, 383 Madison Avenue, New York, NY 10179, Attention of Dawn Lee Lum (Telecopy No. 212-270-3279);

(iv) if to the Swingline Lender, to it at Loan and Agency Services Group, 11111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Agency Services (Telecopy No. (713) 750-2782), with a copy to JPMorgan Chase Bank, 383 Madison Avenue, New York, NY 10179, Attention of Dawn Lee Lum (Telecopy No. 212-270-3279); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(c) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may (subject to Section 11.2(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Section 2 if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent, the Collateral Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 11.2(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Loan or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at dawn.leelum@jpmorgan.com or at such other e-mail address(es) provided to the Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 11.2 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

To the extent consented to by the Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that the Borrower shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

Each Loan Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such Person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20 and 11.5 and Section 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

11.5 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent, in

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connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement, the Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, the Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that the Borrower shall not be obligated to pay legal fees and expenses incurred pursuant to clauses (i) and (ii) above in connection with the syndication of the credit facilities or the preparation of the Loan Documents prior to the initial Credit Extension.

(b) The Borrower shall indemnify the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), the Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement, any Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials at, on, under or from any property owned or operated by any Group Member, any Environmental Liability related in any way to any Group Member or any violation of healthcare laws related in any way to any Group Member, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, regardless of whether brought by a third party or by a Loan Party and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses arise from the material breach by such Indemnitee of this Agreement or are determined by a court of competent jurisdiction by final and nonappealable judgment to have been incurred primarily by reason of the gross negligence or willful misconduct of such Indemnitee and that if any Indemnitee shall receive indemnification that is later disallowed by this proviso, it shall promptly repay to the Borrower any such funds.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), the Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Issuing Lender or the Swingline Lender, as the case may be, such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Issuing Lender or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

11.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.1(a), 8.1(b) or 8.1(g) has occurred and is continuing, any other Person (other than a Disqualified Lender); provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an affiliate of a Lender or an Approved Fund; and

(C) the Issuing Lender and the Swingline Lender; provided that no consent of the Issuing Lender or the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of the Tranche B Term Facility, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consents; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Sections 8.1(a), (b) or (g) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Facility;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that the Administrative Agent may waive such fee in its sole discretion); and

(D) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 11.6, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Agents, the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the

Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.7(b) or (c), 3.4, 3.5, 2.17(e) or 11.5, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender, sell participations to one or more banks or other entities (other than a Disqualified Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the second proviso to the third sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20, and shall be subject to Section 2.21, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender; provided such Participant shall be subject to Section 11.7(a) as though it were a Lender. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility to determine the compliance of any Lender with the requirements of this Section 11.6(c) (it being understood that each Lender shall be responsible for ensuring its own compliance with the requirements of this Section).

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, which shall not be unreasonably withheld or delayed. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.19 unless such Participant agrees to comply with Section 2.19(e).

(iii) Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a register on which it enters the names and addresses of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such Lender shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(f) The Borrower, at its sole expense and upon receipt of written notice from the relevant Lender, agrees to issue Note(s) to any Lender requiring Note(s) to facilitate transactions of the type described in this Section 11.6.

11.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

11.8 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF).

11.12 Submission to Jurisdiction; Waivers. Each party hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.13 Acknowledgments. Each of the Loan Parties hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent or the Collateral Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent, the Collateral Agent and Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

11.14 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Collateral Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or any Guarantor (i) in connection with (A) the sale of such Collateral or the sale of all or substantially all of Capital Stock of such Guarantor, in each case, to a Person or Persons, none of which is the Borrower or a Subsidiary in compliance with the terms and provisions of the Loan Documents or (B) a transaction that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the LC Disbursements and the other accrued obligations (including accrued indemnity obligations) under the Loan Documents (other than obligations under or in respect of Swap Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

11.15 Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below),

except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee or prospective pledgee referred to in Section 11.6(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent, the Issuing Lender or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Collateral Agent, the Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.16 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

11.17 USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

11.18 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

11.19 Delivery of Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

11.20 Third Party Beneficiary. None of the provisions contained in this Agreement are intended by the parties hereto, nor shall they be deemed, to confer any benefit on any Person not a party to this Agreement other than, to the extent provided herein, any Indemnitee or Secured Party. The representations and warranties of the Loan Parties contained herein are provided for the benefit of the Administrative Agent, the Collateral Agent, the Issuing Lender and each of the Lenders and their respective successors and permitted assigns in accordance herewith, and are not being provided for the benefit of any other Person (which other Person shall include, for this purpose, without limitation, any shareholder of any Loan Party).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

DAVITA INC.

By:	/s/ Chet Mehta
Name: Chet Mehta
Title: Vice President, Finance

GUARANTORS LISTED ON APPENDIX A

By:	/s/ Chet Mehta
Name: Chet Mehta
Title: Vice President, Finance of each of (i) the Guarantors set forth on Appendix A hereto that is a corporation, (ii) the sole or managing member of each of the Guarantors set forth on Appendix A hereto that is a limited liability company and (iii) the general partner of each of HOUSTON KIDNEY CENTER/TOTAL RENAL CARE INTEGRATED SERVICE NETWORK LIMITED PARTNERSHIP, TOTAL RENAL CARE TEXAS LIMITED PARTNERSHIP and RENAL TREATMENT CENTERS - SOUTHEAST, LP, which is the sole or managing member of GREENSPOINT DIALYSIS, LLC

GUARANTORS LISTED ON APPENDIX B

By:	/s/ Steven I. Grieger
Name: Steven I. Grieger
Title: Treasurer of each of (i) the Guarantors set forth on Appendix B hereto and (ii) the sole or managing member of PHYSICIANS MANAGEMENT, LLC, which is the sole or managing member of PHYSICIANS CHOICE DIALYSIS, LLC, which is the sole or managing member of PHYSICIANS CHOICE DIALYSIS OF ALABAMA, LLC

THE DAVITA COLLECTION, INC.

By:	/s/ Rebecca Steinfort
Name: Rebecca Steinfort
Title: Treasurer

DNP MANAGEMENT COMPANY, LLC

By:	/s/ John Strack
Name: John Strack
Title: President, Secretary and Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent

By:	/s/ Dawn Lee Lum
Name: Dawn Lee Lum
Title: Executive Director

APPENDIX A

Alamosa Dialysis, LLC

Carroll County Dialysis Facility, Inc.

Continental Dialysis Center, Inc.

Continental Dialysis Center of Springfield-Fairfax, Inc.

DaVita Rx, LLC

DaVita—West, LLC

Dialysis Holdings, Inc.

Dialysis Specialists of Dallas, Inc.

Downriver Centers, Inc.

DVA Healthcare of Maryland, Inc.

DVA Healthcare of Massachusetts, Inc.

DVA Healthcare of Pennsylvania, Inc.

DVA Healthcare Procurement Services, Inc.

DVA Healthcare Renal Care, Inc.

DVA Laboratory Services, Inc.

DVA of New York, Inc.

DVA Renal Healthcare, Inc.

East End Dialysis Center, Inc.

Elberton Dialysis Facility, Inc.

Flamingo Park Kidney Center, Inc.

Fort Dialysis, LLC

Freehold Artificial Kidney Center, L.L.C.

Hills Dialysis, LLC

Kidney Care Services, LLC

Lincoln Park Dialysis Services, Inc.

Maple Grove Dialysis, LLC

Mason-Dixon Dialysis Facilities, Inc.

Nephrology Medical Associates of Georgia, LLC

Neptune Artificial Kidney Center, L.L.C.

New Hope Dialysis, LLC

North Atlanta Dialysis Center, LLC

North Colorado Springs Dialysis, LLC

Palo Dialysis, LLC

Patient Pathways, LLC

Physicians Dialysis Acquisitions, Inc.

Renal Life Link, Inc.

Renal Treatment Centers—California, Inc.

Renal Treatment Centers—Hawaii, Inc.

Renal Treatment Centers—Illinois, Inc.

Renal Treatment Centers, Inc.

Renal Treatment Centers—Mid-Atlantic, Inc.

Renal Treatment Centers—Northeast, Inc.

Renal Treatment Centers—West, Inc.

RMS Lifeline Inc.

Appendix A-1

Rocky Mountain Dialysis Services, LLC

Total Acute Kidney Care, Inc.

Total Renal Care, Inc.

Total Renal Laboratories, Inc.

Total Renal Research, Inc.

TRC of New York, Inc.

Shining Star Dialysis, Inc.

Sierra Rose Dialysis Center, LLC

Southwest Atlanta Dialysis Centers, LLC

TRC—Indiana, LLC

Tree City Dialysis, LLC

VillageHealth DM, LLC

Westview Dialysis, LLC

Appendix A-2

APPENDIX B

DaVita of New York, Inc.

Knickerbocker Dialysis, Inc.

Liberty RC, Inc.

TRC West, Inc.

Physicians Dialysis, Inc.

Physicians Dialysis Ventures, Inc.

Appendix B-1

Preliminary Statements

The schedules that follow (the “Disclosure Schedules”) are being delivered pursuant to that certain Credit Agreement (the “Credit Agreement”), dated as of October 20, 2010, among DaVita Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto, the several banks and other financial institutions or entities from time to time Lenders thereunder, Bank of America, N.A., as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (the “Administrative Agent”). Capitalized terms used but not defined herein and in the Disclosure Schedules shall have the meanings given such terms in the Credit Agreement.

Each of the Schedules in the Disclosure Schedules relates to the corresponding Section of the Credit Agreement and the representations, warranties and covenants set forth therein to which such Section relates. Headings have been inserted for convenience of reference only and shall to no extent have the effect of amending or changing the express descriptions of the sections of the Credit Agreement or the language of the provisions thereof.

Matters set forth in the Disclosure Schedules are not necessarily limited to the matters required by the Credit Agreement to be disclosed in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. In no event shall the inclusion of any matter in the Disclosure Schedules be deemed or interpreted to broaden the representations, warranties, covenants or agreements contained in the Credit Agreement with respect to any party hereto. Furthermore, by listing any matter on a Disclosure Schedule, the Loan Parties shall not be deemed to have established any materiality standard, admitted any liability, or concluded that any one or more of such matters are material.

SCHEDULE 1.1

Existing Letters of Credit

Beneficiary	Identifying Number	Issuing Bank	Outstanding Amount
National Union Fire Insurance Co. of Pittsburgh PA	TS-07002067	Credit Suisse First Boston	$8,920,000
National Union Fire Insurance Co. of Pittsburgh PA	TS-07002188	Credit Suisse First Boston	$14,100,000
American Casualty Company of Reading Pennsylvania	TPTS-206601	JPMorgan Chase Bank, N.A.	$338,000
SCAN Health Plan	TPTS-207249	JPMorgan Chase Bank, N.A.	$1,000,000
National Union Fire Insurance Co. of Pittsburgh PA	TS-07004309	JPMorgan Chase Bank, N.A.	$1,500,000
Citizens Bank of Pennsylvania	TPTS-639299	JPMorgan Chase Bank, N.A.	$3,000,000
Equastone Raven LLC	S-645489	JPMorgan Chase Bank, N.A.	$900,000
Natl Union Fire Ins Co Pittsburgh & others	JPM TPTS-683015	JPMorgan Chase Bank, N.A.	$3,900,000
Natl Union Fire Ins Co Pittsburgh & others	JPM TPTS-759411	JPMorgan Chase Bank, N.A.	$5,000,000
			Total: $38,658,000

SCHEDULE 1.2

Mandatory Cost Formulae

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate the Alternative Currency Revolving Lenders for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Alternative Currency Revolving Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Alternative Currency Revolving Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Alternative Currency Revolving Lender in the relevant Alternative Currency Revolving Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Company or any Alternative Currency Revolving Lender, deliver to the Company or such Alternative Currency Revolving Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.	The Additional Cost Rate for any Alternative Currency Revolving Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Alternative Currency Revolving Lender to the Administrative Agent. This percentage will be certified by such Alternative Currency Revolving Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Alternative Currency Revolving Lender’s participation in all Alternative Currency Revolving Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Alternative Currency Revolving Loans made from that Lending Office.

4.	The Additional Cost Rate for any Alternative Currency Revolving Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to any Alternative Currency Revolving Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)

(b)	in relation to any Alternative Currency Revolving Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300

Where:

“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Alternative Currency Revolving Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the percentage rate of interest (excluding the Applicable Margin, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.14(c) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Alternative Currency Revolving Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Alternative Currency Revolving Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”	is designed to compensate the Alternative Currency Revolving Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Alternative Currency Revolving Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Default Rate” means the highest rate set forth in each column of the Pricing Grid.

(b)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(c)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent or the Company, each Alternative Currency Revolving Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Company, the rate of charge payable by such Alternative Currency Revolving Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Alternative Currency Revolving Lender as being the average of the Fee Tariffs applicable to such Alternative Currency Revolving Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Alternative Currency Revolving Lender.

8.	Each Alternative Currency Revolving Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Alternative Currency Revolving Lender shall supply the following information in writing on or prior to the date on which it becomes an Alternative Currency Revolving Lender:

(a)	the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Alternative Currency Revolving Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Alternative Currency Revolving Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Alternative Currency Revolving Lender for the purpose of A and C above and the rates of charge of each Alternative Currency Revolving Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless an Alternative Currency Revolving Lender notifies the Administrative Agent to the contrary, each Alternative Currency Revolving Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Lending Office.

10.	The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Alternative Currency Revolving Lender and shall be entitled to assume that the information provided by any Alternative Currency Revolving Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Alternative Currency Revolving Lenders on the basis of the Additional Cost Rate for each Alternative Currency Revolving Lender based on the information provided by each Alternative Currency Revolving Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to an Alternative Currency Revolving Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Company and the Alternative Currency Revolving Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

SCHEDULE 4.4

Consents, Authorizations, Filings and Notices

Receipt of the Required Consents and the execution of the New Supplemental Indenture (as such terms are defined in the Offer to Purchase and Consent Solicitation Statement by DaVita Inc. dated as of October 1, 2010), which will be in full force and effect as of the Closing Date.

SCHEDULE 4.8

Real Property

1. The Group Members identified in the table below have fee simple ownership of the real property located at each address set forth opposite their name below:

Group Member	Address	Leasing Status
Renal Treatment Centers-West, Inc.	2645 W ELK DUNCAN, OK 73533
DVA Renal Healthcare, Inc.	90 WASHINGTON ST, BASEMENT - Condo Units 109-113 EAST ORANGE, NJ 07017
DVA Renal Healthcare, Inc.	1090 WEST MCKINLEY DECATUR, IL 62526
DVA Renal Healthcare, Inc.	1515 WEST WALNUT JACKSONVILLE, IL 62650
DVA Healthcare Renal Care, Inc.	2028 DABNEY RD – Condo RICHMOND, VA 23230
Llano Dialysis, LLC	125 HOSPITAL DR VALLEJO, CA 94589
Total Renal Laboratories, Inc.	1991 INDUSTRIAL DR DELAND, FL 32724
Renal Treatment Centers-Southeast, LP	7515 BARLITE BLVD SAN ANTONIO, TX 78224	Leased
Renal Life Link, Inc.	2880 WEST AIRLINE HWY LA PLACE, LA 70068
DVA Healthcare Renal Care, Inc.	1757 EAST MAIN ST DOTHAN, AL 36301	Leased
DVA Healthcare Renal Care, Inc.	125 E ARBOR VITAE INGLEWOOD, CA 90301
DVA Healthcare Renal Care, Inc.	15 JOHN MADDOX DR ROME, GA 30165
DVA Renal Healthcare, Inc.	1840 SOUTHERN LANE DECATUR, GA 30033
DVA Renal Healthcare, Inc.	231 HILLCREST DR CLARKSVILLE, TN 37403
DVA Healthcare Renal Care, Inc.	2920 TELEGRAPH AVENUE BERKELEY, CA 94705
DVA Healthcare of Massachusetts, Inc.	322 WASHINGTON ST BROOKLINE, MA 2146
DVA Renal Healthcare, Inc.	105 MICHAEL MARTIN RD MT. OLIVE, NC 28365
DVA Renal Healthcare, Inc.	1265 ROCK CANYON RD KATY, TX 77450
DVA Healthcare Renal Care, Inc.	214 E HOSPITAL AVE OZARK, AL 36360	Leased
DVA Renal Healthcare, Inc.	400 DECATUR ST ATLANTA, GA 30312

Group Member	Address	Leasing Status
DVA Renal Healthcare, Inc.	1704 WAYNE MEMORIAL DR GOLDSBORO, NC 27534
DVA Renal Healthcare, Inc.	4632 W CENTURY BLVD INGLEWOOD, CA 90304	Leased
DVA Renal Healthcare, Inc.	400 CENTERVIEW BLVD CRESTVIEW HILLS, KY 47017
DVA Renal Healthcare, Inc.	1705 GROVE ST COLUMBIA, TN 38401
DVA Healthcare Renal Care, Inc.	308 1/2 CORDELL EL DORADO, AR 71730
DVA Healthcare Renal Care, Inc.	1000 E PALMER AVE GLENDALE, CA 91205
DVA Healthcare Renal Care, Inc.	29 IDLEWOOD BLVD HWY 250 STAUNTON, VA 24401
DVA Healthcare Renal Care, Inc.	2504 VALLEY RIDGE RD COVINGTON, VA 24426
DVA Healthcare Renal Care, Inc.	1498 SOUTHGATE AVE DALY CITY, CA 94015	Leased
DVA Healthcare Renal Care, Inc.	1625 DR MARTIN LUTHER KING DR WINTERHAVEN, FL 33881
DVA Healthcare of Pennsylvania, Inc.	248 ELM DR WAYNESBURG, PA 15370
DVA Healthcare Renal Care, Inc.	5003 UMBRIA ST PHILADELPHIA, PA 19127
DaVita Inc. fka Total Renal Care Holdings, Inc.	2000 16th ST DENVER, CO 80202

2. The Group Members set forth on Schedule 2(c) to the Perfection Certificate have a leasehold interest in the real property located at the address set forth opposite their name in such Schedule 2(c) that is not identified in the table above.

SCHEDULE 7.1(c)

Existing Liens

Juris	Debtor	Secured Party	Orig File Date	Original File Number	Collateral Description
SOS DE	Davita RX, LLC	Amerisourcebergen Drug Corporation	02/11/2010	00458715	All personal property of the debtor
NJ Superior Court	Shining Star Dialysis, Inc.	Julia Buzgo and Sandor Buzgo	Entered: 08/05/2003 Signed: 07/14/2003	J 199474-03	Award of $25,000 for damages and costs
SOS TN	DVA Renal Healthcare, Inc.	Macquarie Equipment Finance, LLC	03/28/08	208015423	Specific leased equipment
SOS TN	DVA Renal Healthcare, Inc.	Macquarie Equipment Finance, LLC	04/06/09	309016462	Specific leased equipment
SOS DE	Physicians Management, LLC	VAR Resources, Inc.	11/02/09	2009 3515076	Specific leased equipment
CA – Los Angeles County	Physicians Management, LLC	State of California Franchise Tax Board	12/10/02	02-3021484	$4,616.46
CO – Denver County	Renal Treatment Centers – West, Inc.	Colorado Department of Labor and Employment	08/25/03	2003179651	$543.89
SOS DE	DAVITA INC.	Ballston Aero Trust Services, L.C., as Trustee	07/01/02 and continued on 01/09/07	21602907	12.5% interest in specific Aircraft and engines
SOS DE	DAVITA INC.	De Lage Landen Financial Services, Inc.	11/02/05	53418440	Specific leased equipment
SOS DE	DAVITA INC.	Greatamerica Leasing Corporation	11/18/05	53594349	Specific leased equipment
SOS DE	DAVITA INC.	Greatamerica Leasing Corporation	01/30/06	60341750	Specific leased equipment
SOS DE	DAVITA INC.	Michigan Heritage Bank	07/07/06	62346120	Specific equipment
SOS DE	DAVITA INC.	US Express Leasing, Inc.	12/12/06	64336558	Specific leased equipment
SOS DE	DAVITA INC.	US Bancorp	04/05/07	2007 1279362	Specific equipment
SOS DE	DAVITA INC.	Banc of America Leasing & Capital, LLC	12/13/07	200 47135577	Specific equipment
SOS DE	DAVITA INC.	De Lage Landen Financial Services, Inc.	12/28/07	2007 4896980	Specific leased equipment

Juris	Debtor	Secured Party	Orig File Date	Original File Number	Collateral Description
SOS DE	DAVITA INC.	Wells Fargo Bank, N.A.	04/22/08	2008 1397908	Specific equipment
SOS DE	DAVITA INC.	Banc of America Leasing & Capital, Inc.	05/23/08	2008 1794054	Specific equipment
SOS DE	DAVITA INC.	Wells Fargo Financial Leasing, Inc .	08/27/08	2008 2913307	Specific equipment
SOS DE	DAVITA INC.	Canon Financial Services	09/26/08	2008 3282892	Specific leased equipment
SOS DE	DAVITA INC.	Ikon Financial Svcs	11/20/08	2008 3875943	Specific leased equipment
SOS DE	DAVITA INC.	Canon Financial Services	06/02/09	2009 1738407	Specific leased equipment
SOS DE	DAVITA INC.	US Bancorp	08/16/10	2010 2864282	Specific equipment
SOS DE	DAVITA INC.	US Bancorp	10/24/09	2009 3420780	Specific equipment
CA – U.S. Central District Court	DAVITA, INC.	State of California	10/05/2005	Case No. 05CV07190	$85,000
CA – Los Angeles County	DAVITA, INC.	Norman S. Wright/Aire Link	09/29/2005	Case No. 05-2354266	$15,311.17
CA – Los Angeles County	DAVITA, INC.	California Commercial Wiring System, Inc.	08/13/2009	Case No. 20091244762	$43,198.00
CA – Los Angeles County	DAVITA, INC.	Goodwine Glass Co.	01/22/2010	Case No. 20100097374	$4,743.00
CA – Los Angeles County	DAVITA, INC.	City of El Segundo	09/27/2004	Case No. 04-2479372	Easement on real property in El Segundo
SOS CA	Total Renal Care, Inc.	Macquarie Equipment Finance, LLC	03/27/08	087152082265	Specific leased equipment
GA – Cooperative Authority	Nephrology Medical Associates of Georgia, LLC	General Electric Capital Corporation	07/10/06	067-2006-006983	Specific leased equipment
SOS DE	Renal Treatment Centers- Southeast LP	Macquarie Equipment Finance, LLC	03/27/08	2008 1075983	Specific leased equipment
SOS DE	Renal Treatment Centers- Southeast LP	Macquarie Equipment Finance, LLC	10/10/08	2008 3432158	Specific leased equipment

Juris	Debtor	Secured Party	Orig File Date	Original File Number	Collateral Description
SOS DE	Renal Treatment Centers-Southeast LP	Macquarie Equipment Finance, LLC	04/22/09	2009 1270088	Specific leased equipment
SOS Florida	DVA Laboratory Services, Inc.	Siemens Healthcare Diagnostics Inc.	03/22/10	201002208422	Specific equipment
SOS Florida	Total Renal Laboratories, Inc.	Beckman Coulter Capital	12/16/02	200202860270	Specific leased equipment
SOS Florida	Total Renal Laboratories, Inc.	Beckman Coulter Capital	12/16/02	200202860289	Specific leased equipment
SOS Florida	Total Renal Laboratories, Inc.	Leaf Funding, Inc.	09/24/04	200407942562	Specific equipment

And all Liens securing Debt set forth on Schedule 7.2(b) to the extent secured by a Lien as of the Closing Date.

SCHEDULE 7.2(b)

Existing Debt

Bank / Institution	Entity	Type	Balance as of 9/30/2010
[DELETED]	[DELETED]	Note	$500,000
[DELETED]	[DELETED]	Lease	$561,369
[DELETED]	[DELETED]	Note	$6,000,000
[DELETED]	[DELETED]	Lease	$1,137,898
EHP LLC	RMS Lifeline Inc.	Lease	$31,231
Various	Various	Capital leases	$6,956,324
Lawrence J. Centella	DaVita Inc.	Deferred purchase	$1,000,000
Open Access Vascular Access Center, Inc.	RMS Lifeline Inc.	Deferred purchase	$1,200,000
Gateway Home Dialysis, Inc.	Total Renal Care, Inc.	Deferred purchase	$50,000
West Penn Allegheny Health System, Inc.	Total Renal Care, Inc.	Deferred purchase	$21,984
Nordea Bank, New York	Pacific Employers Insurance Company (beneficiary)	Letter of credit	$7,231,460

			$24,690,266

SCHEDULE 7.6

Investments

Investments in other entities (50% or Less)

Partnership	Ownership	Balance as of 9/30/2010
Total Renal Care / Crystal River Dialysis , L.C.	33.3%	$233,317
Southwest Kidney-DaVita Dialysis Partners, LLC	50%	$19,986,633
Routt Dialysis, LLC	40%	$4,714,713
MD Investments, L.L.C.	50.1%	$445,797
MHS-XV, LLC (IHS of New York, Inc.)	15%	$135,226
MHS-XIV,LLC (IHS of New York, Inc.)	15%	$163,395

	TOTAL:	$25,679,081

EXHIBIT A

SECURITY AGREEMENT

By

DaVita Inc.,

as Borrower

and

THE GUARANTORS PARTY HERETO

and

JPMorgan Chase Bank, N.A.,

as Collateral Agent

Dated as of October 20, 2010

TABLE OF CONTENTS

		Page

PREAMBLE		1
RECITALS		1
AGREEMENT		2

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1.	DEFINITIONS	2
SECTION 1.2.	INTERPRETATION	8
SECTION 1.3.	RESOLUTION OF DRAFTING AMBIGUITIES	8
SECTION 1.4.	PERFECTION CERTIFICATE	8

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1.	GRANT OF SECURITY INTEREST	8
SECTION 2.2.	FILINGS	9

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF PLEDGED COLLATERAL

SECTION 3.1.	DELIVERY OF CERTIFICATED SECURITIES COLLATERAL	10
SECTION 3.2.	PERFECTION OF UNCERTIFICATED SECURITIES COLLATERAL	10
SECTION 3.3.	FINANCING STATEMENTS AND OTHER FILINGS; MAINTENANCE OF PERFECTED SECURITY INTEREST	11
SECTION 3.4.	OTHER ACTIONS	11
SECTION 3.5.	JOINDER OF ADDITIONAL GUARANTORS	14
SECTION 3.6.	SUPPLEMENTS; FURTHER ASSURANCES	14

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 4.1.	TITLE	15
SECTION 4.2.	VALIDITY OF SECURITY INTEREST	15
SECTION 4.3.	DEFENSE OF CLAIMS; TRANSFERABILITY OF PLEDGED COLLATERAL	15
SECTION 4.4.	OTHER FINANCING STATEMENTS	16
SECTION 4.5.	CHIEF EXECUTIVE OFFICE; CHANGE OF NAME; JURISDICTION OF ORGANIZATION	16
SECTION 4.6.	LOCATION OF INVENTORY AND EQUIPMENT	16

-i-

		Page

SECTION 4.7.	DUE AUTHORIZATION AND ISSUANCE	16
SECTION 4.8.	CONSENTS, ETC	16
SECTION 4.9.	PLEDGED COLLATERAL	17
SECTION 4.10.	INSURANCE	17

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1.	PLEDGE OF ADDITIONAL SECURITIES COLLATERAL	17
SECTION 5.2.	VOTING RIGHTS; DISTRIBUTIONS; ETC	17
SECTION 5.3.	DEFAULTS, ETC	18
SECTION 5.4.	CERTAIN AGREEMENTS OF PLEDGORS AS ISSUERS AND HOLDERS OF EQUITY INTERESTS	19

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL
PROPERTY COLLATERAL

SECTION 6.1.	GRANT OF INTELLECTUAL PROPERTY LICENSE	19
SECTION 6.2.	PROTECTION OF COLLATERAL AGENT’S SECURITY	19
SECTION 6.3.	AFTER-ACQUIRED PROPERTY	20
SECTION 6.4.	LITIGATION	20

ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1.	MAINTENANCE OF RECORDS	21
SECTION 7.2.	LEGEND	21
SECTION 7.3.	MODIFICATION OF TERMS, ETC	21
SECTION 7.4.	COLLECTION	21

ARTICLE VIII

TRANSFERS

SECTION 8.1.	TRANSFERS OF PLEDGED COLLATERAL	22

ARTICLE IX

REMEDIES
SECTION 9.1.	REMEDIES	22
SECTION 9.2.	NOTICE OF SALE	24
SECTION 9.3.	WAIVER OF NOTICE AND CLAIMS	24
SECTION 9.4.	CERTAIN SALES OF PLEDGED COLLATERAL	24
SECTION 9.5.	NO WAIVER; CUMULATIVE REMEDIES	25

-ii-

EXHIBIT 1	Form of Issuer’s Acknowledgment
EXHIBIT 2	Form of Securities Pledge Amendment
EXHIBIT 3	Form of Joinder Agreement
EXHIBIT 4	Form of Control Agreement Concerning Securities Accounts
EXHIBIT 5	Form of Control Agreement Concerning Deposit Accounts
EXHIBIT 6	Form of Copyright Security Agreement
EXHIBIT 7	Form of Patent Security Agreement
EXHIBIT 8	Form of Trademark Security Agreement

-iii-

SECURITY AGREEMENT

This SECURITY AGREEMENT dated as of October 20, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”) is made by DaVita Inc., a Delaware corporation (the “Borrower”), and the Guarantors from to time to time party hereto (the “Guarantors”), as pledgors, assignors and debtors (the Borrower, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Pledgors,” and each, a “Pledgor”), in favor of JPMorgan Chase Bank, N.A., in its capacity as collateral agent pursuant to the Credit Agreement (as hereinafter defined), as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Collateral Agent”).

R E C I T A L S :

A. The Borrower, the Guarantors, the Collateral Agent and the lending institutions listed therein (the “Lenders”) have, in connection with the execution and delivery of this Agreement, entered into that certain credit agreement, dated as of October 20, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement and any refinancing or replacement of the Credit Agreement (whether under a bank facility, securities offering or otherwise) or one or more successor or replacement facilities whether or not with a different group of agents or lenders (whether under a bank facility, securities offering or otherwise) and whether or not with different obligors upon the Administrative Agent’s acknowledgment of the termination of the predecessor Credit Agreement).

B. Each Guarantor has, pursuant to the Credit Agreement, unconditionally guaranteed the Secured Obligations.

C. The Borrower and each Guarantor will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and the other Loan Documents and each is, therefore, willing to enter into this Agreement.

D. This Agreement is given by each Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties (as hereinafter defined) to secure the payment and performance of all of the Secured Obligations.

F. It is a condition to (i) the obligations of the Lenders to make the Loans under the Credit Agreement and (ii) the obligations of the Issuing Lender to issue Letters of Credit and (iii) the performance of the obligations of the Secured Parties under Specified Swap Agreements and Secured Cash Management Agreements that constitute Secured Obligations that each Pledgor execute and deliver the applicable Loan Documents, including this Agreement.

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and the Collateral Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1. Definitions.

(a) Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC; provided that in any event, the following terms shall have the meanings assigned to them in the UCC:

“Accounts”; “Bank”; “Chattel Paper”; “Commercial Tort Claim”; “Commodity Account”; “Commodity Contract”; “Commodity Intermediary”; “Documents”; “Electronic Chattel Paper”; “Entitlement Order”; “Equipment”; “Financial Asset”; “Fixtures”; “Goods”, “Inventory”; “Letter-of-Credit Rights”; “Letters of Credit”; “Money”; “Payment Intangibles”; “Proceeds”; “ Records”; “Securities Account”; “Securities Intermediary”; “Security Entitlement”; “Supporting Obligations”; and “Tangible Chattel Paper.”

(b) Terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement. Sections 1.3 and 1.5 of the Credit Agreement shall apply herein mutatis mutandis.

(c) The following terms shall have the following meanings:

“Account Debtor” shall mean each person who is obligated on a Receivable or Supporting Obligation related thereto.

“Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Bankruptcy Code” shall mean Title 11 of the United States Code, or any other law of the United States that from time to time provides a uniform system of bankruptcy laws.

“Borrower” shall have the meaning assigned to such term in the Preamble hereof.

“Collateral Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Pledged Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commodity Account Control Agreement” shall mean a control agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Collateral Agent’s Control with respect to any Commodity Account.

“Contracts” shall mean, collectively, with respect to each Pledgor, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Pledgor and any third party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8-106 of the UCC, and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9-106 of the UCC.

“Control Agreements” shall mean, collectively, the Deposit Account Control Agreement, the Securities Account Control Agreement and the Commodity Account Control Agreement.

“Copyrights” shall mean, collectively, with respect to each Pledgor, (a) each copyright registration and application registered with the United States Copyright Office and (b) each other material copyright (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Pledgor, in each case, whether now owned or hereafter created or acquired by or assigned to such Pledgor, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Copyright Security Agreement” shall mean an agreement substantially in the form of Exhibit 6 hereto.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Deposit Account Control Agreement” shall mean an agreement substantially in the form of Exhibit 5 hereto or such other form that is reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Deposit Account.

“Deposit Accounts” shall mean, collectively, with respect to each Pledgor, (i) all “deposit accounts” as such term is defined in the UCC and in any event shall include the LC Account and all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.

“Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

“Excluded Deposit Accounts” shall have the meaning assigned to such term in Section 3.4(b) hereof.

“Excluded Property” shall mean

(a) any permit or license issued by a Governmental Authority to any Pledgor or any agreement, Contract or Intellectual Property License, including any agreement with a Govermental

Authority, to which any Pledgor is a party, in each case, only to the extent and for so long as the terms of such permit, license, Contract or Intellectual Property License or any Requirement of Law applicable thereto, validly prohibit the creation by such Pledgor of a security interest in such permit, license, Contract or Intellectual Property License in favor of the Collateral Agent (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law);

(b) Real Property or Equipment owned by any Pledgor on the date hereof or hereafter acquired that is subject to a Lien securing Debt incurred pursuant to Section 7.2(e) of the Credit Agreement or Capitalized Lease Obligation permitted to be incurred pursuant to the provisions of the Credit Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such Debt incurred pursuant to Section 7.2(e) of the Credit Agreement or Capitalized Lease Obligation) validly prohibits the creation of any other Lien on such Real Property or Equipment; and

(c) Voting Interests of any Foreign Subsidiary in excess of 65% of the total voting power of all outstanding Voting Interests of such Foreign Subsidiary;

provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to in clause (a) or (b) (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clause (a) or (b)).

“Excluded Securities/Commodity Accounts” shall have the meaning assigned to such term in Section 3.4(c) hereof.

“General Intangibles” shall mean, collectively, with respect to each Pledgor, all “general intangibles,” as such term is defined in the UCC, of such Pledgor and, in any event, shall include (i) all of such Pledgor’s rights, title and interest in, to and under all Contracts and insurance policies (including all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for damages or other relief pursuant to or in respect of any Contract), (ii) all know-how and warranties relating to any of the Pledged Collateral or the Mortgaged Property, (iii) any and all other rights, claims, choses-in-action and causes of action of such Pledgor against any other person and the benefits of any and all collateral or other security given by any other person in connection therewith, (iv) all guarantees, endorsements and indemnifications on, or of, any of the Pledged Collateral or any of the Mortgaged Property, (v) all lists, books, records, correspondence, ledgers, printouts, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Pledged Collateral or any of the Mortgaged Property, including all customer or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like, field repair data, accounting information pertaining to such Pledgor’s operations or any of the Pledged Collateral or any of the Mortgaged Property and all media in which or on which any of the information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vi) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, now or hereafter acquired or held by such Pledgor, including building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation and (vii) all rights to reserves, deferred payments, deposits, refunds, indemnification of claims and claims for tax or other refunds against any Governmental Authority.

“Goodwill” shall mean, collectively, with respect to each Pledgor, the goodwill connected with such Pledgor’s business including all goodwill connected with (i) the use of and symbolized by any Trademark or Intellectual Property License with respect to any Trademark in which such Pledgor has any interest, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of such Pledgor’s business.

“Government Reimbursement Programs” shall mean the Medicare programs and the Medicaid programs and Tricare programs in which the Pledgors participate (together with their respective intermediaries or carriers).

“Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Instruments” shall mean, collectively, with respect to each Pledgor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances.

“Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Intellectual Property Licenses and Goodwill.

“Intellectual Property Licenses” shall mean, collectively, with respect to each Pledgor, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Pledgor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.

“Intercompany Notes” shall mean, with respect to each Pledgor, all intercompany notes described in Schedule 11 to the Perfection Certificate and intercompany notes hereafter acquired by such Pledgor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Investment Property” shall mean a security, whether certificated or uncertificated, Security Entitlement, Securities Account, Commodity Contract or Commodity Account, excluding, however, the Securities Collateral.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit 3 hereto.

“LC Account” shall mean any account established and maintained in accordance with the provisions of Section 3.10 of the Credit Agreement and all property from time to time on deposit in such LC Account.

“Lenders” shall have the meaning assigned to such term in Recital A hereof.

“Material Intellectual Property Collateral” shall mean any Intellectual Property Collateral that is material (i) to the use and operation of the Pledged Collateral or Mortgaged Property or (ii) to the business, results of operations, prospects or condition, financial or otherwise, of any Pledgor.

“Mortgaged Property” shall have the meaning assigned to such term in the Mortgages.

“Patents” shall mean, collectively, with respect to each Pledgor, (a) each patent registration and application registered with United States Patent and Trademark Office and (b) each other material patent issued or assigned to, and all patent applications and registrations made by, such Pledgor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Patent Security Agreement” shall mean an agreement substantially in the form of Exhibit 7 hereto.

“Perfection Certificate” shall mean that certain perfection certificate dated October 20, 2010 executed and delivered by each Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties, and each other Perfection Certificate (which shall be in form and substance reasonably acceptable to the Collateral Agent) executed and delivered by the applicable Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties contemporaneously with the execution and delivery of each Joinder Agreement executed in accordance with Section 3.5 hereof, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the Credit Agreement or upon the request of the Collateral Agent.

“Pledge Amendment” shall have the meaning assigned to such term in Section 5.1 hereof.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.

“Pledged Securities” shall mean, collectively, with respect to each Pledgor, (i) all issued and outstanding Capital Stock of each issuer set forth on Schedule 10(a) to the Perfection Certificate as being owned by such Pledgor and all options, warrants, rights, agreements and additional Capital Stock of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Capital Stock in each such issuer or under any Constitutive Document of each such issuer, and the certificates, instruments and agreements representing such Capital Stock and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Capital Stock, (ii) all Capital Stock of any Subsidiary, which Capital Stock is hereafter acquired by such Pledgor (including by issuance) and all options, warrants, rights, agreements and additional Capital Stock of whatever class of any such Subsidiary acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Capital Stock or under any Constitutive Document of any such Subsidiary, and the certificates, instruments and agreements representing such Capital Stock and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Capital Stock, from time to time acquired by such Pledgor in any manner, and (iii) all Capital Stock issued in respect of the Capital Stock referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Capital Stock; provided, however, that Pledged Securities shall not include any Capital Stock (i) which is not required to be pledged pursuant to Section 6.12(b) of the Credit Agreement, (ii) which cannot be pledged pursuant to the terms of the issuer’s Constitutive Documents as they exist on the Closing Date or (iii) of any Special Purpose Receivables Subsidiary to the extent all of its activities are permitted by and in compliance with the Credit Agreement.

“Pledgor” shall have the meaning assigned to such term in the Preamble hereof.

“Receivables” shall mean all (i) Accounts, (ii) Chattel Paper, (iii) Payment Intangibles, (iv) Instruments and (v) to the extent not otherwise covered above, all other rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, regardless of how classified under the UCC together with all of Grantors’ rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Records relating thereto.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders, each Cash Management Bank and each party to a Specified Swap Agreement (other than any Group Member) if, in the case of any person not already a party to the Credit Agreement, such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 11.5, 11.11 and 11.12 of the Credit Agreement and as if the fair market value of its Secured Obligations constituted Loans under the Credit Agreement.

“Securities Account Control Agreement” shall mean an agreement substantially in the form of Exhibit 4 hereto or such other form that is reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Securities Account.

“Securities Act” shall have the meaning assigned to such term in Section 9.4(b) hereof.

“Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.

“Trademarks” shall mean, collectively, with respect to each Pledgor, (a) each trademark registration and application registered with United States Patent and Trademark Office and (b) all other material trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locations (URL’s), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Pledgor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

“Trademark Security Agreement” shall mean an agreement substantially in the form of Exhibit 8 hereto.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

SECTION 1.2. Interpretation. The rules of interpretation specified in the Credit Agreement (including Section 1.3 thereof) shall be applicable to this Agreement.

SECTION 1.3. Resolution of Drafting Ambiguities. Each Pledgor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Collateral Agent) shall not be employed in the interpretation hereof.

SECTION 1.4. Perfection Certificate. The Collateral Agent and each Secured Party agree that the Perfection Certificate and all descriptions of Pledged Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1. Grant of Security Interest. As collateral security for the payment and performance in full of all the Secured Obligations, each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of such Pledgor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Collateral”):

(i)	all Accounts;

(ii)	all Equipment, Goods, Inventory and Fixtures;

(iii)	all Documents, Instruments and Chattel Paper;

(iv)	all Letters of Credit and Letter-of-Credit Rights;

(v)	all Securities Collateral;

(vi)	all Investment Property;

(vii)	all Intellectual Property Collateral;

(viii)	the Commercial Tort Claims described on Schedule 13 to the Perfection Certificate;

(ix)	all General Intangibles;

(x)	all Money and all Deposit Accounts;

(xi)	all Supporting Obligations;

(xii)	all books and records relating to the Pledged Collateral; and

(xiii)	to the extent not covered by clauses (i) through (xii) of this sentence, all other personal property of such Pledgor, whether tangible or intangible, other than Capital Stock that does not constitute Pledged Securities and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Pledgor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (i) through (xiii) above, the security interest created by this Agreement shall not extend to, and the term “Pledged Collateral” shall not include, any Excluded Property and (i) the Pledgors shall from time to time at the request of the Collateral Agent give to the extent feasible without undue effort or expense (a) written notice to the Collateral Agent identifying in reasonable detail the Excluded Property and (b) provide to the Collateral Agent such other information regarding the Excluded Property as the Collateral Agent may reasonably request and (ii) from and after the Closing Date, no Pledgor shall permit to become effective in any document creating, governing or providing for any permit, license or agreement a provision that would prohibit the creation of a Lien on such permit, license or agreement in favor of the Collateral Agent unless such Pledgor believes, in its reasonable judgment, that such prohibition is usual and customary in transactions of such type, or is necessary for such Pledgor to obtain the same.

SECTION 2.2. Filings. (a) Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) any financing or continuation statements or other documents without the signature of such Pledgor where permitted by law, including the filing of a financing statement describing the Pledged Collateral as “all assets now owned or hereafter acquired by the Pledgor or in which Pledgor otherwise has rights and all proceeds thereof” and (iii) in the case of a financing statement filed as a fixture filing or covering Pledged Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Pledged Collateral relates. Each Pledgor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon request by the Collateral Agent.

(b) Each Pledgor hereby ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any financing statements relating to the Pledged Collateral if filed prior to the date hereof.

(c) Each Pledgor hereby further authorizes the Collateral Agent to file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country), including this Agreement, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Pledgor hereunder, without the signature of such Pledgor, and naming such Pledgor, as debtor, and the Collateral Agent, as secured party.

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;

USE OF PLEDGED COLLATERAL

SECTION 3.1. Delivery of Certificated Securities Collateral. Each Pledgor represents and warrants that all certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof will be delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank within 20 days after the Closing Date (or such longer period as the Collateral Agent may agree in its sole discretion) and that the Collateral Agent has a perfected first priority security interest therein. Each Pledgor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by such Pledgor after the date hereof shall by the applicable date specified in Section 6.12 of the Credit Agreement be delivered to and held by or on behalf of the Collateral Agent pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Collateral Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.

SECTION 3.2. Perfection of Uncertificated Securities Collateral. Each Pledgor represents and warrants that the Collateral Agent has a perfected first priority security interest in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof. Each Pledgor hereby agrees that if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law, (i) cause the issuer to execute and deliver to the Collateral Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 1 hereto(provided, that the initial such acknowledgment shall be delivered within 10 days after the Closing Date (or such longer period as the Collateral Agent may agree in its sole discretion)), (ii) if necessary or desirable to perfect a security interest in such Pledged Securities, cause such pledge to be recorded on the equityholder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Collateral Agent the right to transfer such Pledged Securities under the terms hereof, (iii) upon reasonable request by the Collateral Agent, provide to the Collateral Agent an opinion of counsel, in form and substance reasonably satisfactory to the Collateral Agent, confirming such pledge and perfection thereof, and (iv) after the occurrence and during the continuance of any Event of Default, upon request by the Collateral Agent, (A) to the extent such Pledgor has the ability to do so, cause the Constitutive Documents of such issuer to be amended to provide that such Pledged Securities shall be treated as “securities” for purposes of the UCC and (B) cause such Pledged Securities to become certificated and delivered to the Collateral Agent in accordance with the provisions of Section 3.1.

SECTION 3.3. Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Each Pledgor represents and warrants that all financing statements, agreements, instruments and other documents necessary to perfect the security interest granted by it to the Collateral Agent in respect of the Pledged Collateral have been delivered to the Collateral Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Schedule 7 to the Perfection Certificate. Each Pledgor agrees that at the sole cost and expense of the Pledgors, such Pledgor will maintain the security interest created by this Agreement in the Pledged Collateral as a perfected first priority security interest subject only to Liens permitted pursuant to Section 7.1 of the Credit Agreement.

SECTION 3.4. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Pledged Collateral, each Pledgor represents and warrants (as to itself) as follows and agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Pledged Collateral:

(a) Instruments and Tangible Chattel Paper. As of the date hereof, no amounts payable under or in connection with any of the Pledged Collateral are evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule 11 to the Perfection Certificate. Each Instrument and each item of Tangible Chattel Paper listed in Schedule 11 to the Perfection Certificate that, together with all amounts payable which are evidenced by any other Instrument or Tangible Chattel Paper so listed, exceeds $5,000,000, has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank. If any amount then payable under or in connection with any of the Pledged Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, and such amount, together with all amounts payable evidenced by any Instrument or Tangible Chattel Paper not previously delivered to the Collateral Agent exceeds $5,000,000 in the aggregate for all Pledgors, the Pledgor acquiring such Instrument or Tangible Chattel Paper shall promptly (but in any event within five days after receipt thereof) endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify.

(b) Deposit Accounts. As of the date hereof, no Pledgor has any Deposit Accounts other than the accounts listed in Schedule 14 to the Perfection Certificate. Within 45 days after the Closing Date (or such longer period as the Collateral Agent may agree in its sole discretion), the Collateral Agent shall have a first priority security interest in each such Deposit Account, which security interest is perfected by Control (except for those Deposit Accounts (the “Excluded Deposit Accounts”) (i) for which Control is prohibited by Governmental Authority so long as the balance of each such Deposit Account is swept daily to a Deposit Account subject to the Collateral Agent’s Control, (ii) the available balance of which is swept daily to a Deposit Account subject to the Collateral Agent’s Control or (iii) the balance of which is not swept daily to a Deposit Account subject to the Collateral Agent’s Control and which, in the aggregate, contain no more than 15% of total cash of Borrower and its Subsidiaries at any time). No Pledgor shall change the instructions directing the daily sweep of amounts in the Excluded Deposit Accounts to Deposit Accounts subject to the Collateral Agent’s Control. Other than in the case of an Excluded Deposit Account, no Pledgor shall hereafter establish and maintain any Deposit Account unless (1) it shall have given the Collateral Agent 30 days’ prior written notice of its intention to establish such new Deposit Account with a Bank, (2) such Bank shall be reasonably acceptable to the Collateral Agent and (3) such Bank and such Pledgor shall have duly executed and delivered to the Collateral Agent a Deposit Account Control Agreement with respect to such Deposit Account.

No Pledgor shall hereafter establish and maintain an Excluded Deposit Account referenced in clause (i) or (ii) of the definition thereof unless such Pledgor shall have issued sweep instructions directing the bank to sweep funds from the Excluded Deposit Account to a Deposit Account subject to the Collateral Agent’s Control. The Collateral Agent agrees with each Pledgor that the Collateral Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from such Pledgor with respect to funds from time to time credited to any Deposit Account unless an Event of Default has occurred and is continuing. The provisions of this Section 3.4(b) shall not apply to the LC Account. No Pledgor shall grant Control of any Deposit Account to any person other than the Collateral Agent. No Pledgor shall revise or revoke any instructions to a Bank under any Deposit Account Control Agreement without the written consent of the Collateral Agent.

(c) Investment Property. (i) As of the date hereof, no Pledgor has any Securities Accounts or Commodity Accounts other than those listed in Schedule 14 to the Perfection Certificate. Within 45 days after the Closing Date (or such longer period as the Collateral Agent may agree in its sole discretion), the Collateral Agent shall have a first priority security interest in each such Securities Account and Commodity Account, which security interest is perfected by Control, except for those Securities Accounts and Commodity Accounts, which, in the aggregate, contain or carry or to which are credited no more than 15% of total investments in securities and commodities of Borrower and its Subsidiaries at any time (the “Excluded Securities/Commodity Accounts”). Other than in the case of an Excluded Securities/Commodity Account, no Pledgor shall hereafter establish and maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary unless (1) it shall have given the Collateral Agent 30 days’ prior written notice of its intention to establish such new Securities Account or Commodity Account with such Securities Intermediary or Commodity Intermediary, (2) such Securities Intermediary or Commodity Intermediary shall be reasonably acceptable to the Collateral Agent and (3) such Securities Intermediary or Commodity Intermediary, as the case may be, and such Pledgor shall have duly executed and delivered a Control Agreement with respect to such Securities Account or Commodity Account, as the case may be. Other than in the case of an Excluded Securities/Commodity Account, each Pledgor shall accept any cash and Investment Property in trust for the benefit of the Collateral Agent and within one (1) Business Day of actual receipt thereof, deposit any and all Investment Property (other than any Investment Property pledged or to be pledged pursuant to clauses (ii)(1), (iii)(1) or (iii)(3) below) received by it into a Securities Account subject to Collateral Agent’s Control. The Collateral Agent agrees with each Pledgor that the Collateral Agent shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Pledgor, unless an Event of Default has occurred and is continuing or, after giving effect to any such investment and withdrawal rights, would occur. No Pledgor shall grant Control over any Investment Property owned by such Pledgor to any person other than the Collateral Agent.

(ii) If any Pledgor shall at any time hold or acquire any certificated securities constituting Investment Property, such Pledgor shall by the applicable date specified in Section 6.12 of the Credit Agreement (1) endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank, all in form and substance reasonably satisfactory to the Collateral Agent or (2) deliver such securities into (i) a Securities Account with respect to which a Securities Account Control Agreement is in effect in favor of the Collateral Agent or (ii) an Excluded Securities/Commodity Account.

(iii) If any Pledgor shall at any time own or acquire, directly or through a nominee, any uncertificated securities constituting Investment Property, such Pledgor shall by the applicable date specified in Section 6.12 of the Credit Agreement notify the Collateral Agent thereof and pursuant to an agreement in form and substance satisfactory to the Collateral Agent, either (1) cause the issuer to agree to comply with instructions from the Collateral Agent as to such securities, without further consent of any Pledgor or such nominee, (2) cause a Security Entitlement with respect to such uncertificated security to be held in (i) a Securities Account with respect to which the Collateral Agent has Control or (ii) an Excluded Securities/Commodity Account or (3) arrange for the Collateral Agent to become the registered owner of such securities.

(iv) As between the Collateral Agent and the Pledgors, the Pledgors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a Security Entitlement or deposit by, or subject to the Control of, the Collateral Agent, a Securities Intermediary, a Commodity Intermediary, any Pledgor or any other person.

(d) Electronic Chattel Paper and Transferable Records. As of the date hereof, no amount under or in connection with any of the Pledged Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) other than such Electronic Chattel Paper and transferable records listed in Schedule 11 to the Perfection Certificate. If any amount payable under or in connection with any of the Pledged Collateral shall be evidenced by any Electronic Chattel Paper or any transferable record, the Pledgor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Collateral Agent thereof and shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control of such Electronic Chattel Paper under Section 9-105 of the UCC or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The requirement in the preceding sentence shall not apply to the extent that such amount, together with all amounts payable evidenced by Electronic Chattel Paper or any transferable record in which the Collateral Agent has not been vested control within the meaning of the statutes described in the immediately preceding sentence, does not exceed $5,000,000 in the aggregate for all Pledgors. The Collateral Agent agrees with such Pledgor that the Collateral Agent will arrange, pursuant to procedures satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Pledgor to make alterations to the Electronic Chattel Paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Pledgor with respect to such Electronic Chattel Paper or transferable record.

(e) Letter-of-Credit Rights. If any Pledgor is at any time a beneficiary under a Letter of Credit now or hereafter issued, such Pledgor shall promptly notify the Collateral Agent thereof and such Pledgor shall, at the request of the Collateral Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the Letter of Credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such Letter of Credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be applied as provided in the Credit Agreement. The actions in the preceding sentence shall not be required to the extent that the amount of any such Letter of Credit, together with the aggregate amount of all other Letters of Credit for which the actions described above in clauses (i) and (ii) have not been taken, does not exceed $10,000,000 in the aggregate for all Pledgors.

(f) Commercial Tort Claims. As of the date hereof, each Pledgor hereby represents and warrants that it holds no Commercial Tort Claims other than those listed in Schedule 13 to the Perfection Certificate. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim, such Pledgor shall immediately notify the Collateral Agent in a writing signed by such Pledgor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent. The requirement in the preceding sentence shall not apply to the extent that the amount of such Commercial Tort Claim, together with the amount of all other Commercial Tort Claims held by any Pledgor in which the Collateral Agent does not have a security interest, does not exceed $10,000,000 in the aggregate for all Pledgors.

(g) Motor Vehicles. Upon the request of the Collateral Agent, each Pledgor shall deliver to the Collateral Agent originals of the certificates of title or ownership for the motor vehicles (and any other Equipment covered by certificates of title or ownership) owned by it, with the Collateral Agent listed as lienholder therein. Such requirement shall not apply if any such motor vehicle (or any such other Equipment) is valued at less than $100,000; provided that the aggregate value of all motor vehicles (and such Equipment) as to which any Pledgor has not delivered a certificate of title or ownership is less than $10,000,000.

SECTION 3.5. Joinder of Additional Guarantors. The Pledgors shall cause each Subsidiary of the Borrower which, from time to time, after the date hereof shall be required to pledge any assets to the Collateral Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement, to execute and deliver to the Collateral Agent (i) a Joinder Agreement substantially in the form of Exhibit 3 hereto by the applicable date specified in Section 6.12 of the Credit Agreement and (ii) at such time a Perfection Certificate and, upon such execution and delivery, such Subsidiary shall constitute a “Guarantor” and a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Guarantor and Pledgor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor and Pledgor as a party to this Agreement.

SECTION 3.6. Supplements; Further Assurances. Each Pledgor shall take such further actions, and execute and/or deliver to the Collateral Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as the Collateral Agent may in its reasonable judgment deem necessary or appropriate in order to create, perfect, preserve and protect the security interest in the Pledged Collateral as provided herein and the rights and interests granted to the Collateral Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm the validity, enforceability and priority of the Collateral Agent’s security interest in the Pledged Collateral or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Pledged Collateral, including the filing of financing statements, continuation statements and other documents (including this Agreement) under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of Control Agreements, all in form reasonably satisfactory to the Collateral Agent and in such offices (including the United States Patent and Trademark Office and the United States Copyright Office) wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Pledged Collateral as provided herein and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against third parties, with respect to the Pledged Collateral. Without limiting the generality of the foregoing, each Pledgor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Collateral Agent from time to time upon reasonable request by the Collateral Agent such lists, schedules, descriptions and designations of the Pledged Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments as the Collateral Agent shall reasonably request. If an Event of Default has occurred and is continuing, the Collateral Agent may institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Pledged Collateral. All of the foregoing shall be at the sole cost and expense of the Pledgors.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Pledgor represents, warrants and covenants as follows:

SECTION 4.1. Title. Except for the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and Permitted Liens, such Pledgor owns and has rights and, as to Pledged Collateral acquired by it from time to time after the date hereof, will own and have rights in each item of Pledged Collateral pledged by it hereunder, free and clear of any and all Liens or claims of others other than as permitted under Section 7.1 of the Credit Agreement. In addition, no Liens or claims exist on the Securities Collateral, other than as permitted by Section 7.1 of the Credit Agreement.

SECTION 4.2. Validity of Security Interest. The security interest in and Lien on the Pledged Collateral granted to the Collateral Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Pledged Collateral securing the payment and performance of the Secured Obligations, and (b) subject to the filings and other actions described in Schedule 7 to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made), a perfected security interest in all the Pledged Collateral. The security interest and Lien granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Pledged Collateral will at all times constitute a perfected, continuing security interest therein, prior to all other Liens on the Pledged Collateral except for Liens permitted pursuant to Section 7.1 of the Credit Agreement.

SECTION 4.3. Defense of Claims; Transferability of Pledged Collateral. Subject to Section 6.3 of the Credit Agreement, each Pledgor shall, at its own cost and expense, defend title to the Pledged Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Collateral Agent and the priority thereof against all claims and demands of all persons, at its own cost and expense, at any time claiming any interest therein adverse to the Collateral Agent or any other Secured

Party other than Liens permitted pursuant to Section 7.1 of the Credit Agreement. There is no agreement, order, judgment or decree, and no Pledgor shall enter into any agreement or take any other action, that would restrict the transferability of any of the Pledged Collateral or otherwise impair or conflict with such Pledgor’s obligations or the rights of the Collateral Agent hereunder other than actions or agreements granting customary rights to others in the ordinary course of business.

SECTION 4.4. Other Financing Statements. It has not filed, nor authorized any third party to file (nor will there be), any valid or effective financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral, except such as have been filed in favor of the Collateral Agent pursuant to this Agreement or in favor of any holder of a Lien permitted pursuant to Section 7.1 of the Credit Agreement or with respect to such Lien permitted pursuant to Section 7.1 of the Credit Agreement or financing statements or public notices relating to the termination statements listed on Schedule 9 to the Perfection Certificate. No Pledgor shall execute, authorize or permit to be filed in any public office any financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) relating to any Pledged Collateral, except financing statements and other statements and instruments filed or to be filed in respect of and covering the security interests granted by such Pledgor to the holder of the Permitted Liens and Liens described on Schedule 7.1(c) to the Credit Agreement.

SECTION 4.5. Chief Executive Office; Change of Name; Jurisdiction of Organization. The Collateral Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Pledgors need to be amended as a result of any of the changes described in Section 6.14(a) of the Credit Agreement. If any Pledgor fails to provide information to the Collateral Agent about such changes on a timely basis, the Collateral Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Pledgor’s property constituting Pledged Collateral, for which the Collateral Agent needed to have information relating to such changes. The Collateral Agent shall have no duty to inquire about such changes if any Pledgor does not inform the Collateral Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by any Pledgor.

SECTION 4.6. Location of Inventory and Equipment. It shall not move any Equipment or Inventory with an aggregate value in excess of $1,000,000 to any location, other than any location that is listed in the relevant Schedules to the Perfection Certificate, unless it shall have given the Collateral Agent not less than 30 days’ prior written notice (in the form of an Officers’ Certificate) of its intention so to do, clearly describing such new location and providing such other information in connection therewith as the Collateral Agent may request.

SECTION 4.7. Due Authorization and Issuance. All of the Pledged Securities existing on the date hereof have been, and to the extent any Pledged Securities are hereafter issued, such Pledged Securities will be, upon such issuance, duly authorized, validly issued and fully paid and non-assessable.

SECTION 4.8. Consents, etc. In the event that the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Collateral Agent, such Pledgor agrees to use its best efforts to assist and aid the Collateral Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

SECTION 4.9. Pledged Collateral. All information set forth herein, including the schedules hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party, including the Perfection Certificate and the schedules thereto, taken as a whole and as supplemented from time to time, in connection with this Agreement, in each case, relating to the Pledged Collateral, is accurate and complete in all material respects. The Pledged Collateral described on the schedules to the Perfection Certificate constitutes all of the property of such type of Pledged Collateral owned or held by the Pledgors.

SECTION 4.10. Insurance. In the event that the proceeds of any insurance claim are paid to any Pledgor after the Collateral Agent has exercised its right to foreclose after an Event of Default, such Net Cash Proceeds shall be held in trust for the benefit of the Collateral Agent and immediately after receipt thereof shall be paid to the Collateral Agent for application in accordance with the Credit Agreement.

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1. Pledge of Additional Securities Collateral. Each Pledgor shall, upon obtaining any Pledged Securities or Intercompany Notes of any person, accept the same in trust for the benefit of the Collateral Agent and by the applicable date specified in Section 6.12 of the Credit Agreement deliver to the Collateral Agent a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit 2 hereto (each, a “Pledge Amendment”), and the certificates and other documents required under Section 3.1 and Section 3.2 hereof in respect of the additional Pledged Securities or Intercompany Notes which are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Intercompany Notes. Each Pledgor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder be considered Pledged Collateral.

SECTION 5.2. Voting Rights; Distributions; etc.

(a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement or any other document evidencing the Secured Obligations; provided, however, that no Pledgor shall in any event exercise such rights in any manner which would reasonably be expected to have a Material Adverse Effect.

(ii) Each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with the provisions of the Credit Agreement; provided, however, that any and all such Distributions consisting of rights or interests in the form of securities shall be forthwith delivered to the Collateral Agent to hold as Pledged Collateral and shall, if received by any Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor and be promptly (but in any event within five days after receipt thereof) delivered to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(b) So long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall be deemed without further action or formality to have granted to each Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.2(a)(i) hereof and to receive the Distributions which it is authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof.

(c) Upon the occurrence and during the continuance of any Event of Default:

(i) each Pledgor agrees not to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(a)(i) hereof, and that the Collateral Agent shall thereupon have the sole right to exercise such voting and other consensual rights.

(ii) each Pledgor agrees not to accept or receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(a)(ii) and all such distributions shall thereupon be delivered to the Collateral Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions.

(d) Each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may request in order to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(a)(i) hereof and to receive all Distributions which it may be entitled to receive under Section 5.2(a)(ii) hereof.

(e) All Distributions which are received by any Pledgor contrary to the provisions of Section 5.2(a)(ii) hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Pledgor and shall immediately be paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

SECTION 5.3. Defaults, etc. Such Pledgor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Pledgor is a party relating to the Pledged Securities pledged by it, and such Pledgor is not in violation of any other provisions of any such agreement to which such Pledgor is a party, or otherwise in default or violation thereunder. No Securities Collateral pledged by such Pledgor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Pledgor by any person with respect thereto, and as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Constitutive Documents and certificates representing such Pledged Securities that have been delivered to the Collateral Agent) which evidence any Pledged Securities of such Pledgor.

SECTION 5.4. Certain Agreements of Pledgors As Issuers and Holders of Equity Interests.

(a) In the case of each Pledgor which is an issuer of Securities Collateral, such Pledgor agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

(b) In the case of each Pledgor which is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Constitutive Document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Securities in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be.

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL

PROPERTY COLLATERAL

SECTION 6.1. Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article IX hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Pledgor hereby grants to the Collateral Agent, to the extent such Pledgor has the right to do so without breaching or violating any Contract, law or regulation, without violations of any applicable Intellectual Property License, an irrevocable, non-exclusive license to use, assign, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, wherever the same may be located. Such license shall include, during such circumstances, reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

SECTION 6.2. Protection of Collateral Agent’s Security. On a continuing basis, each Pledgor shall, at its sole cost and expense, (i) promptly following its becoming aware thereof, notify the Collateral Agent of any adverse determination in any proceeding or the institution of any proceeding in any federal, state or local court or administrative body or in the United States Patent and Trademark Office or the United States Copyright Office regarding any Material Intellectual Property Collateral, such Pledgor’s right to register such Material Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect, (ii) maintain all Material Intellectual Property Collateral in a manner consistent with commercially reasonable judgment, not permit to lapse or become abandoned any Material Intellectual Property Collateral, and not settle or compromise any pending or future litigation or administrative proceeding with respect to any such Material Intellectual Property Collateral, in any case except as shall be consistent with commercially reasonable judgment, (iii) upon such Pledgor obtaining knowledge thereof, promptly notify the Collateral Agent in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of any Material Intellectual Property Collateral or the rights and remedies of the Collateral Agent in relation thereto including a levy or threat of levy or any legal process against any Material Intellectual Property Collateral, (iv) not license any Intellectual

Property Collateral other than licenses entered into by such Pledgor in, or incidental to, the ordinary course of business or otherwise in such Pledgor’s commercially reasonable judgment, or amend or permit the amendment of any of the licenses without the consent of the Collateral Agent, except in a manner consistent with such Pledgor’s commercially reasonable judgment and that would not materially impair the value of any Material Intellectual Property Collateral or the Lien on and security interest in any Material Intellectual Property Collateral created therein hereby, (v) diligently keep reasonable records respecting all Intellectual Property Collateral consistent with such Pledgor’s past practices with respect to such records and (vi) furnish to the Collateral Agent from time to time upon the Collateral Agent’s reasonable request therefor reasonably detailed statements and amended schedules further identifying and describing the Intellectual Property Collateral and such other materials evidencing or reports pertaining to any Intellectual Property Collateral as the Collateral Agent may from time to time reasonably request.

SECTION 6.3. After-Acquired Property. If any Pledgor shall at any time after the date hereof (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, the provisions hereof shall automatically apply thereto and any such item enumerated in the preceding clause (i) or (ii) shall automatically constitute Intellectual Property Collateral as if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party. Each Pledgor shall promptly provide to the Collateral Agent written notice of any of the foregoing with respect to any additional Material Intellectual Property, and confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) above by execution of an instrument in form reasonably acceptable to the Collateral Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect the Collateral Agent’s security interest in such Intellectual Property Collateral. Further, each Pledgor authorizes the Collateral Agent to modify this Agreement by amending Schedules 12(a) and 12(b) to the Perfection Certificate to include any Intellectual Property Collateral of such Pledgor acquired or arising after the date hereof.

SECTION 6.4. Litigation. Unless there shall occur and be continuing any Event of Default, each Pledgor shall have the right (exercisable in such Pledgor’s commercially reasonable judgment) to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Pledgors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral. Upon the occurrence and during the continuance of any Event of Default and the exercise of the Collateral Agent of its remedies pursuant to Article IX hereof with respect to the Pledged Collateral, the Collateral Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Pledgor, the Collateral Agent or the Secured Parties to enforce the Pledgor’s rights in any Material Intellectual Property Collateral and any license thereunder. In the event of such suit, each Pledgor shall, at the reasonable request of the Collateral Agent, do any and all lawful acts and execute any and all reasonable documents requested by the Collateral Agent in aid of such enforcement and the Pledgors shall promptly reimburse and indemnify the Collateral Agent for all costs and expenses reasonably incurred by the Collateral Agent in the exercise of its rights under this Section 6.4 in accordance with Section 11.5 of the Credit Agreement. In the event that the Collateral Agent shall elect not to bring suit to enforce the Pledgor’s rights in any Material Intellectual Property Collateral, each Pledgor agrees, at the reasonable written request of the Collateral Agent, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any Material Intellectual Property Collateral by any person.

ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1. Maintenance of Records. Each Pledgor shall keep and maintain at its own cost and expense complete records of each Receivable, in a manner consistent with prudent business practice, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Pledgor shall, at such Pledgor’s sole cost and expense, upon the Collateral Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Receivables, including all documents evidencing Receivables and any books and records relating thereto to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Pledgor). Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may transfer a full and complete copy of any Pledgor’s books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Receivables or the Collateral Agent’s security interest therein without the consent of any Pledgor; provided that such person agrees to confidentiality provisions substantially similar to those set forth in Section 11.15 of the Credit Agreement.

SECTION 7.2. Legend. Each Pledgor shall legend, at the request of the Collateral Agent and in form and manner satisfactory to the Collateral Agent, the Receivables and the other books, records and documents of such Pledgor evidencing or pertaining to the Receivables with an appropriate reference to the fact that the Receivables have been assigned to the Collateral Agent for the benefit of the Secured Parties and that the Collateral Agent has a security interest therein.

SECTION 7.3. Modification of Terms, etc. No Pledgor shall rescind or cancel any obligations evidenced by any Receivable or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with prudent business practice, or extend or renew any such obligations except in the ordinary course of business consistent with prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Receivable or interest therein except in the ordinary course of business consistent with prudent business practice without the prior written consent of the Collateral Agent. Each Pledgor shall timely fulfill all obligations on its part to be fulfilled under or in connection with the Receivables except to the extent such Pledgor determines such action is not appropriate or advisable consistent with prudent business practice in the ordinary course of business.

SECTION 7.4. Collection. Each Pledgor shall cause to be collected from the Account Debtor of each of the Receivables, as and when due in the ordinary course of business and consistent with prudent business practice (including Receivables that are delinquent, such Receivables to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Receivable, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivable, except that any Pledgor may, with respect to a Receivable, allow in the ordinary course of business (i) a refund or credit due as a result of returned or damaged or defective merchandise and (ii) such extensions of time to pay amounts due in respect of Receivables and such other modifications of payment terms or settlements in respect of Receivables as shall be commercially reasonable in the circumstances, all in accordance with such Pledgor’s ordinary course of business consistent with its collection practices as in effect from time to time. The costs and expenses (including attorneys’ fees) of collection, in any case, whether incurred by any Pledgor, the Collateral Agent or any Secured Party, shall be paid by the Pledgors.

ARTICLE VIII

TRANSFERS

SECTION 8.1. Transfers of Pledged Collateral. No Pledgor shall sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral pledged by it hereunder to the extent prohibited by the Credit Agreement.

ARTICLE IX

REMEDIES

SECTION 9.1. Remedies. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may from time to time exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, the following remedies:

(i) To the fullest extent permitted by applicable law, personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from any Pledgor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Pledgor’s premises where any of the Pledged Collateral is located, remove such Pledged Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Pledged Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;

(ii) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Pledged Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of the Collateral Agent and shall promptly (but in no event later than one (1) Business Day after receipt thereof) pay such amounts to the Collateral Agent;

(iii) Subject to Section 6.1, sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(iv) Take possession of the Pledged Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Collateral Agent at any place or places so designated by the Collateral Agent, in which event such Pledgor shall at its own expense: (A) forthwith cause the same to be moved to the place or places designated by the Collateral Agent and therewith delivered to the Collateral Agent, (B) store and keep any Pledged Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent and (C) while the Pledged Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Pledgor’s obligation to deliver the Pledged Collateral as contemplated in this Section 9.1(iv) is of the essence hereof. Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;

(v) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Pledged Collateral for application to the Secured Obligations as provided in Article X hereof;

(vi) Retain and apply the Distributions to the Secured Obligations as provided in Article X hereof;

(vii) Exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral; and

(viii) Subject to Section 6.1, exercise all the rights and remedies of a secured party on default under the UCC, and the Collateral Agent may also in its sole discretion, without notice except as specified in Section 9.2 hereof, sell, assign or grant a license to use the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of the Pledged Collateral or any part thereof at any such public sale, and to the fullest extent permitted by applicable law, private sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such person as a credit on account of the purchase price of the Pledged Collateral or any part thereof payable by such person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent shall not be obligated to make any sale of the Pledged Collateral or any part thereof regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Collateral Agent arising by reason of the fact that the price at which the Pledged Collateral or any part thereof may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

SECTION 9.2. Notice of Sale. Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of the Pledged Collateral or any part thereof shall be required by law, ten (10) days’ prior notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

SECTION 9.3. Waiver of Notice and Claims. Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Collateral Agent’s taking possession or the Collateral Agent’s disposition of the Pledged Collateral or any part thereof, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this Article IX in the absence of gross negligence or willful misconduct on the part of the Collateral Agent. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.

SECTION 9.4. Certain Sales of Pledged Collateral.

(a) Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall not be deemed to have not been made in a commercially reasonable manner solely because it was conducted as a private sale and that, except as may be required by applicable law, the Collateral Agent shall have no obligation to engage in public sales.

(b) Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have not been made in a commercially reasonable manner solely because it was conducted as a private sale, and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

(c) Notwithstanding the foregoing, each Pledgor shall, upon the occurrence and during the continuance of any Event of Default, at the reasonable request of the Collateral Agent, for the benefit of the Collateral Agent, cause any registration, qualification statement or application under or compliance with any Federal or state securities law or laws to be prepared and filed with respect to all or any part of the Securities Collateral as soon as practicable and at the sole cost and expense of the Pledgors. Each Pledgor will use its commercially reasonable efforts to cause such registration to be effected (and be kept effective) and will use its commercially reasonable efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Securities Collateral including registration under the Securities Act (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with all other requirements of any Governmental Authority. Each Pledgor shall use its commercially reasonable efforts to cause the Collateral Agent to be kept advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, shall furnish to the Collateral Agent such number of prospectuses, offering circulars or other documents incident thereto as the Collateral Agent from time to time may request, and shall indemnify and shall cause the issuer of the Securities Collateral to indemnify the Collateral Agent and all others participating in the distribution of such Securities Collateral against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading other than any such statement or omission made in reliance on, and in conformity with, written information provided to such Pledgor by Collateral Agent or any other participant in the distribution for inclusion therein.

(d) If the Collateral Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Pledgor shall from time to time furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number of securities included in the Securities Collateral or Investment Property which may be sold by the Collateral Agent as exempt transactions under the Securities Act and the rules of the SEC thereunder, as the same are from time to time in effect.

(e) Each Pledgor further agrees that a breach of any of the covenants contained in this Section 9.4 will cause irreparable injury to the Collateral Agent and the other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9.4 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

SECTION 9.5. No Waiver; Cumulative Remedies.

(a) No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law or otherwise available.

(b) In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power, privilege or remedy under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Pledgors, the Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies, privileges and powers of the Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

SECTION 9.6. Certain Additional Actions Regarding Intellectual Property. If any Event of Default shall have occurred and be continuing, upon the written demand of the Collateral Agent, each Pledgor shall execute and deliver to the Collateral Agent an assignment or assignments of the registered Patents, Trademarks and/or Copyrights and Goodwill and such other documents as are necessary or appropriate to carry out the intent and purposes hereof. Within five (5) Business Days of written notice thereafter from the Collateral Agent, each Pledgor shall make available to the Collateral Agent, to the extent within such Pledgor’s power and authority, such personnel in such Pledgor’s employ on the date of the Event of Default as the Collateral Agent may reasonably designate to permit such Pledgor to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Pledgor under the registered Patents, Trademarks and/or Copyrights, and such persons shall be available to perform their prior functions on the Collateral Agent’s behalf.

ARTICLE X

APPLICATION OF PROCEEDS

SECTION 10.1. Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, in accordance with the Credit Agreement.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1. Concerning Collateral Agent.

(a) The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement. The actions of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Pledged Collateral), in accordance with this Agreement and the Credit Agreement. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent.

(b) The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any person with respect to any Pledged Collateral.

(c) The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

(d) If any item of Pledged Collateral also constitutes collateral granted to the Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.

SECTION 11.2. Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact. If any Pledgor shall fail to perform any covenants contained in this Agreement (including such Pledgor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay and discharge any taxes, assessments and special assessments, levies, fees and governmental charges imposed upon or assessed against, and landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law against, all or any portion of the Pledged Collateral, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of such Pledgor under any Pledged Collateral) or if any representation or warranty on the part of any Pledgor contained herein shall be breached, the Collateral Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that (a) in the case of clauses (ii) and (iv) the Collateral Agent shall not make such payment or discharge any Lien arising out of any tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP, unless and until such Lien attaches to such Pledgor’s property and becomes enforceable against such Pledgor’s other creditors and subjects the property to a substantial risk of forfeiture and (b) the Collateral Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which such Pledgor fails to pay or perform as and when required hereby and which such Pledgor does not contest in accordance with the provisions of the Credit Agreement. Any and all amounts so expended by the Collateral Agent shall be paid by the Pledgors in accordance with the provisions of Section 11.5 of the Credit Agreement. Neither the provisions of this Section

11.2 nor any action taken by the Collateral Agent pursuant to the provisions of this Section 11.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default. Each Pledgor hereby appoints the Collateral Agent its attorney-in-fact, with full power and authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Security Documents which the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof (but the Collateral Agent shall not be obligated to and shall have no liability to such Pledgor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 11.3. Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other persons (including any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement and, in the case of a Secured Party that is a party to a Specified Swap Agreement or Secured Cash Management Agreement, such Specified Swap Agreement or Secured Cash Management Agreement.

SECTION 11.4. Termination; Release. (a) When all the Secured Obligations have been paid in full (other than inchoate indemnification and cost reimbursement obligations not then due) and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement, this Agreement shall terminate. Upon termination of this Agreement the Pledged Collateral shall be released from the Lien of this Agreement and upon the sale by any Pledgor of any Pledged Collateral in accordance with or without any violation of Section 7.5 of the Credit Agreement, such Pledged Collateral shall be released from the Lien of this Agreement. Within no more than 30 days from notice to the Collateral Agent of such release or any release of Pledged Collateral or any part thereof in accordance with the provisions of the Credit Agreement, the Collateral Agent shall, upon the request and at the sole cost and expense of the Pledgors, assign, transfer and deliver to Pledgor, against receipt and without recourse to or warranty by the Collateral Agent except as to the fact that the Collateral Agent has not encumbered the released assets, such of the Pledged Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, proper documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be.

(b) Notwithstanding Section 2.1, in connection with the granting of a Lien permitted by Section 7.1(d) of the Credit Agreement in any Real Property or Equipment owned by a Pledgor or with the disposition of Receivables Assets of a Pledgor permitted by Section 7.5(i) of the Credit Agreement pursuant to a Permitted Receivables Financing, the Collateral Agent shall, at such Pledgor’s request if required by the lender or lessor providing Debt to be secured by such Lien or such Receivables Assets, as applicable, at such Pledgor’s expense, execute and deliver such documents as such Pledgor shall reasonably request to evidence the release of such item or items of Pledged Collateral from the Lien of this Agreement; provided, however, that such Pledgor shall have delivered to the Collateral Agent, at least three Business Days prior to the date of the proposed release, a written request describing the items of Collateral, together with a form of release for execution by the Collateral Agent, and a certificate of the chief financial officer of such Pledgor to the effect that the transaction is in compliance with the Credit Agreement and as to such other matters as the Collateral Agent may reasonably request.

SECTION 11.5. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Collateral Agent. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

SECTION 11.6. Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Pledgor, addressed to it at the address of the Borrower set forth in the Credit Agreement and as to the Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.6.

SECTION 11.7. Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. Sections 11.10, 11.11 and 11.12 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

SECTION 11.8. Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

SECTION 11.9. Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

SECTION 11.10. Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

SECTION 11.11. No Credit for Payment of Taxes or Imposition. Such Pledgor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Pledged Collateral or any part thereof.

SECTION 11.12. No Claims Against Collateral Agent. Nothing contained in this Agreement shall constitute any consent or request by the Collateral Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Collateral Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

SECTION 11.13. No Release. Nothing set forth in this Agreement or any other Loan Document, nor the exercise by the Collateral Agent of any of the rights or remedies hereunder, shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any person under or in respect of any of the Pledged Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Pledged Collateral by reason of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Pledged Collateral hereunder. The obligations of each Pledgor contained in this Section 11.13 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Credit Agreement and the other Loan Documents.

SECTION 11.14. Obligations Absolute. All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

(i) whether or not, at any time or from time to time, without notice to the Pledgors, the time for any performance of or compliance with any of the Secured Obligations shall be extended, or such performance or compliance shall be waived;

(ii) whether or not any of the acts mentioned in any of the provisions of this Agreement, the Credit Agreement, any Specified Swap Agreement, any Secured Cash Management Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) whether or not the maturity of any of the Secured Obligations shall be accelerated, or any of the Secured Obligations or any Loan Document shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Secured Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) whether or not any Lien or security interest granted to, or in favor of, the Issuing Lender or any Lender or Agent as security for any of the Secured Obligations shall fail to be perfected or shall be impaired;

(v) the release of any other Pledgor pursuant to Section 10.9 of the Credit Agreement;

(vi) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Pledgor;

(vii) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any Specified Swap Agreement, any Secured Cash Management Agreement or any other agreement or instrument relating thereto against any Pledgor; or

(viii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Pledgor.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each Pledgor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

DAVITA INC.,
as Pledgor

By:
Name:
Title:

[GUARANTORS], as Pledgor

By:
Name:
Title:

S-1

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

S-2

EXHIBIT 1

[Form of]

ISSUER’S ACKNOWLEDGMENT

The undersigned hereby (i) acknowledges receipt of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of October 20, 2010, made by DaVita Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto and JPMorgan Chase Bank, N.A., as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”), (ii) agrees promptly to note on its books the security interests granted to the Collateral Agent and confirmed under the Security Agreement, (iii) agrees that it will comply with instructions of the Collateral Agent with respect to the applicable Securities Collateral without further consent by the applicable Pledgor, (iv) agrees to notify the Collateral Agent upon obtaining knowledge of any interest in favor of any person in the applicable Securities Collateral that is adverse to the interest of the Collateral Agent therein and (v) waives any right or requirement at any time hereafter to receive a copy of the Security Agreement in connection with the registration of any Securities Collateral thereunder in the name of the Collateral Agent or its nominee or the exercise of voting rights by the Collateral Agent or its nominee.

[ ]

By:
Name:
Title:

EXHIBIT 2

[Form of]

SECURITIES PLEDGE AMENDMENT

This Securities Pledge Amendment, dated as of [                ], is delivered pursuant to Section 5.1 of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of October 20, 2010 made by DaVita Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto and JPMorgan Chase Bank, N.A., as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”). The undersigned hereby agrees that this Securities Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities and/or Intercompany Notes listed on this Securities Pledge Amendment shall be deemed to be and shall become part of the Pledged Collateral and shall secure all Secured Obligations.

PLEDGED SECURITIES

ISSUER	CLASS OF STOCK OR INTERESTS	PAR VALUE	CERTIFICATE NO(S).	NUMBER OF SHARES OR INTERESTS	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER

INTERCOMPANY NOTES

ISSUER	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE

[ ],
as Pledgor

By:
Name:
Title:

AGREED TO AND ACCEPTED:

JPMORGAN CHASE BANK, N.A.,
as Collateral Agent

By:
Name:
Title:

EXHIBIT 3

[Form of]

JOINDER AGREEMENT

[Name of New Pledgor]

[Address of New Pledgor]

[Date]

JPMorgan Chase Bank, N.A.

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

Reference is made to the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of October 20, 2010, made by DaVita Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto and JPMorgan Chase Bank, N.A., as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”).

This Joinder Agreement supplements the Security Agreement and is delivered by the undersigned, [                ] (the “New Pledgor”), pursuant to Section 3.5 of the Security Agreement. The New Pledgor hereby agrees to be bound as a Guarantor and as a Pledgor party to the Security Agreement by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the date of the Security Agreement. The New Pledgor also hereby agrees to be bound as a party by all of the terms, covenants and conditions applicable to it set forth in Sections 6, 7 and 10 of the Credit Agreement to the same extent that it would have been bound if it had been a signatory to the Credit Agreement on the execution date of the Credit Agreement. Without limiting the generality of the foregoing, the New Pledgor hereby grants and pledges to the Collateral Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Pledged Collateral and expressly assumes all obligations and liabilities of a Guarantor and Pledgor thereunder. The New Pledgor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Pledgors contained in the Security Agreement and Section 4 of the Credit Agreement.

Annexed hereto are supplements to each of the schedules to the Security Agreement and the Credit Agreement, as applicable, with respect to the New Pledgor. Such supplements shall be deemed to be part of the Security Agreement or the Credit Agreement, as applicable.

This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF).

IN WITNESS WHEREOF, the New Pledgor has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[NEW PLEDGOR]

By:
Name:
Title:

AGREED TO AND ACCEPTED:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

[Schedules to be attached]

EXHIBIT 4

[Form of]

CONTROL AGREEMENT CONCERNING SECURITIES ACCOUNTS

This Control Agreement Concerning Securities Accounts (this “Control Agreement”), dated as of [                ], by and among [                ] (the “Pledgor”), JPMorgan Chase Bank, N.A., as Collateral Agent (the “Collateral Agent”) and [                ] (the “Securities Intermediary”), is delivered pursuant to Section 3.4(c) of that certain security agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), dated as of October 20, 2010, made by the Pledgor and each of the Guarantors listed on the signature pages thereto in favor of JPMorgan Chase Bank, N.A., as collateral agent, as pledgee, assignee and secured party (the “Collateral Agent”). This Control Agreement is for the purpose of perfecting the security interests of the Secured Parties granted by the Pledgor in the Designated Accounts described below. All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Security Agreement.

Section 1. Confirmation of Establishment and Maintenance of Designated Accounts. The Securities Intermediary hereby confirms and agrees that (i) the Securities Intermediary has established for the Pledgor and maintains the account(s) listed in Schedule I annexed hereto (such account(s), together with each such other securities account maintained by the Pledgor with the Securities Intermediary collectively, the “Designated Accounts” and each a “Designated Account”), (ii) each Designated Account will be maintained in the manner set forth herein until termination of this Control Agreement, (iii) this Control Agreement is the valid and legally binding obligation of the Securities Intermediary, (iv) the Securities Intermediary is a “securities intermediary” as defined in Article 8-102(a)(14) of the UCC, (v) each of the Designated Accounts is a “securities account” as such term is defined in Section 8-501(a) of the UCC and (vi) all securities or other property underlying any financial assets which are credited to any Designated Account shall be registered in the name of the Securities Intermediary, endorsed to the Securities Intermediary or in blank or credited to another securities account maintained in the name of the Securities Intermediary and in no case will any financial asset credited to any Designated Account be registered in the name of the Pledgor, payable to the order of the Pledgor or specially endorsed to the Pledgor, except to the extent the foregoing have been specially endorsed to the Securities Intermediary or in blank.

Section 2. “Financial Assets” Election. All parties hereto agree that each item of Investment Property and all other property held in or credited to any Designated Account (the “Account Property”) shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.

Section 3. Entitlement Order. If at any time the Securities Intermediary shall receive an “entitlement order” (within the meaning of Section 8-102(a)(8) of the UCC) issued by the Collateral Agent and relating to any financial asset maintained in one or more of the Designated Accounts, the Securities Intermediary shall comply with such entitlement order without further consent by the Pledgor or any other person. The Securities Intermediary shall also comply with instructions directing the Securities Intermediary with respect to the sale, exchange or transfer of any Account Property held in each Designated Account originated by a Pledgor, or any representative of, or investment manager appointed by, a Pledgor until such time as the Collateral Agent delivers a Notice of Sole Control pursuant to Section 9(i) hereof to the Securities Intermediary. The Securities Intermediary shall comply with, and is fully entitled to rely upon, any entitlement order from the Collateral Agent, even if such entitlement order is contrary to any entitlement order that the Pledgor may give or may have given to the Securities Intermediary.

Section 4. Subordination of Lien; Waiver of Set-Off. The Securities Intermediary hereby agrees that any security interest in, lien on, encumbrance, claim or (except as provided in the next sentence) right of setoff against, any Designated Account or any Account Property it now has or subsequently obtains shall be subordinate to the security interest of the Collateral Agent in the Designated Accounts and the Account Property therein or credited thereto. The Securities Intermediary agrees not to exercise any present or future right of recoupment or set-off against any of the Designated Accounts or to assert against any of the Designated Accounts any present or future security interest, banker’s lien or any other lien or claim (including claim for penalties) that the Securities Intermediary may at any time have against or in any of the Designated Accounts or any Account Property therein or credited thereto; provided, however, that the Securities Intermediary may set off all amounts due to the Securities Intermediary in respect of its customary fees and expenses for the maintenance and operation of the Designated Accounts, including overdraft fees and amounts advanced to settle authorized transactions.

Section 5. Choice of Law. Both this Control Agreement and the Designated Accounts shall be governed by the laws of the State of New York (including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law, but otherwise without regard to conflicts of laws principles thereof). Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Securities Intermediary’s jurisdiction and the Designated Accounts (as well as the security entitlements related thereto) shall be governed by the laws of the State of New York.

Section 6. Conflict with Other Agreements; Amendments. As of the date hereof, there are no other agreements entered into between the Securities Intermediary and the Pledgor with respect to any Designated Account or any security entitlements or other financial assets credited thereto (other than standard and customary documentation with respect to the establishment and maintenance of such Designated Accounts). The Securities Intermediary and the Pledgor will not enter into any other agreement with respect to any Designated Account unless the Collateral Agent shall have received prior written notice thereof. The Securities Intermediary and the Pledgor have not and will not enter into any other agreement with respect to (i) creation or perfection of any security interest in or (ii) control of security entitlements maintained in any of the Designated Accounts or purporting to limit or condition the obligation of the Securities Intermediary to comply with entitlement orders with respect to any Account Property held in or credited to any Designated Account as set forth in Section 3 hereof without the prior written consent of the Collateral Agent acting in its sole discretion. In the event of any conflict with respect to control over any Designated Account between this Control Agreement (or any portion hereof) and any other agreement now existing or hereafter entered into, the terms of this Control Agreement shall prevail. No amendment or modification of this Control Agreement or waiver of any rights hereunder shall be binding on any party hereto unless it is in writing and is signed by all the parties hereto.

Section 7. Certain Agreements.

(i) As of the date hereof, the Securities Intermediary has furnished to the Collateral Agent the most recent account statement issued by the Securities Intermediary with respect to each of the Designated Accounts and the financial assets and cash balances held therein, identifying the financial assets held therein in a manner acceptable to the Collateral Agent. Each such statement accurately reflects the assets held in such Designated Account as of the date thereof.

(ii) The Securities Intermediary will, upon its receipt of each supplement to the Security Agreement signed by the Pledgor and identifying one or more financial assets as “Pledged

Collateral,” enter into its records, including computer records, with respect to each Designated Account a notation with respect to any such financial asset so that such records and reports generated with respect thereto identify such financial asset as “Pledged.”

Section 8. Notice of Adverse Claims. Except for the claims and interest of the Collateral Agent and of the Pledgor in the Account Property held in or credited to the Designated Accounts, the Securities Intermediary on the date hereof does not know of any claim to, security interest in, lien on, or encumbrance against, any Designated Account or Account Property held in or credited thereto and does not know of any claim that any person or entity other than the Collateral Agent has been given “control” (within the meaning of Section 8-106 of the UCC) of any Designated Account or any such Account Property. If the Securities Intermediary becomes aware that any person or entity is asserting any lien, encumbrance, security interest or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process or any claim of control) against any of the Account Property held in or credited to any Designated Account, the Securities Intermediary shall promptly notify the Collateral Agent and the Pledgor thereof.

Section 9. Maintenance of Designated Accounts. In addition to the obligations of the Securities Intermediary in Section 3 hereof, the Securities Intermediary agrees to maintain the Designated Accounts as follows:

(i) Notice of Sole Control. If at any time the Collateral Agent delivers to the Securities Intermediary a notice instructing the Securities Intermediary to terminate Pledgor’s access to any Designated Account (the “Notice of Sole Control”), the Securities Intermediary agrees that, after receipt of such notice, it will take all instructions with respect to such Designated Account solely from the Collateral Agent, terminate all instructions and orders originated by the Pledgor with respect to the Designated Accounts or any Account Property therein, and cease taking instructions from Pledgor, including, without limitation, instructions for investment, distribution or transfer of any financial asset maintained in any Designated Account and permitting settlement of trades pending at the time of receipt of such notice shall not constitute a violation of the immediately preceding sentence.

(ii) Voting Rights. Until such time as the Securities Intermediary receives a Notice of Sole Control, the Pledgor, or an investment manager on behalf of the Pledgor, shall direct the Securities Intermediary with respect to the voting of any financial assets credited to any Designated Account.

(iii) Statements and Confirmations. The Securities Intermediary will send copies of all statements and other correspondence (excluding routine confirmations) concerning any Designated Account or any financial assets credited thereto simultaneously to each of the Pledgor and the Collateral Agent at the address set forth in Section 11 hereof. The Securities Intermediary will provide to the Collateral Agent, upon the Collateral Agent’s request therefor from time to time and, in any event, as of the last business day of each calendar month, a statement of the market value of each financial asset maintained in each Designated Account. The Securities Intermediary shall not change the name or account number of any Designated Account without the prior written consent of the Collateral Agent.

(iv) Perfection in Certificated Securities. The Securities Intermediary acknowledges that, in the event that it should come into possession of any certificate representing any security or other Account Property held in or credited to any of the Designated Accounts, the Securities Intermediary shall retain possession of the same on behalf and for the benefit of the Collateral Agent and such act shall cause the Securities Intermediary to be deemed holding such certificate for the Collateral Agent, if necessary to perfect the Collateral Agent’s security interest in such securities or assets. The Securities Intermediary hereby acknowledges its receipt of a copy of the Security Agreement, which shall also serve as notice to the Securities Intermediary of a security interest in collateral held on behalf and for the benefit of the Collateral Agent.

Section 10. Successors; Assignment. The terms of this Control Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors and permitted assignees.

Section 11. Notices. Any notice, request or other communication required or permitted to be given under this Control Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Pledgor:	[ ]
[Address]
Attention:
Telecopy:
Telephone:

with copy to:

[ ]
[Address]
Attention:
Telecopy:
Telephone:

Securities
Intermediary:	[ ]
[Address]
Attention:
Telecopy:
Telephone:

Collateral
Agent:	JPMorgan Chase Bank, Loan and Agency Services Group
1111 Fannin, 10th Floor
Houston, Texas 77002
Attention: Maria Saez
Telecopy: 713-374-4312
Telephone:

with a copy to:

JPMorgan Chase Bank, N.A.
383 Madison Avenue
New York, New York 10179
Attention: Dawn Lee Lum
Telecopy: 212-270-3279

with a copy to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
Attention:	Daniel J. Zubkoff, Esq.
Telecopy:	(212) 269-5420
Telephone:	(212) 701-3000

Any party may change its address for notices in the manner set forth above.

Section 12. Termination.

(i) Except as otherwise provided in this Section 12, the obligations of the Securities Intermediary hereunder and this Control Agreement shall continue in effect until the security interests of the Collateral Agent in the Designated Accounts and any and all Account Property held therein or credited thereto have been terminated pursuant to the terms of the Security Agreement and the Collateral Agent has notified the Securities Intermediary of such termination in writing.

(ii) The Securities Intermediary, acting alone, may terminate this Control Agreement at any time and for any reason by written notice delivered to the Collateral Agent and the Pledgor not less than thirty (30) days prior to the effective termination date.

(iii) Prior to any termination of this Control Agreement pursuant to this Section 12, the Securities Intermediary hereby agrees that it shall promptly take, at Pledgor’s sole cost and expense, all reasonable actions necessary to facilitate the transfer of any Account Property in or credited to the Designated Accounts as follows: (i) in the case of a termination of this Control Agreement under Section 12(i) hereof, to the institution designated in writing by Pledgor; and (ii) in all other cases, to the institution designated in writing by the Collateral Agent.

Section 13. Fees and Expenses. The Securities Intermediary agrees to look solely to assets in the Designated Accounts and the Pledgor for payment of any and all fees, costs, charges and expenses incurred or otherwise relating to the Designated Accounts and services provided by the Securities Intermediary hereunder (collectively, the “Account Expenses”), and the Pledgor agrees to pay such Account Expenses to the Securities Intermediary on demand therefor. The Pledgor acknowledges and agrees that it shall be, and at all times remains, solely liable to the Securities Intermediary for all Account Expenses.

Section 14. Severability. If any term or provision set forth in this Control Agreement shall be invalid or unenforceable, the remainder of this Control Agreement, other than those provisions held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.

Section 15. Counterparts. This Control Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Control Agreement by signing and delivering one or more counterparts.

[signature page follows]

[ ],
as Pledgor

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

[ ], as Securities Intermediary

By:
Name:
Title:

S-1

SCHEDULE I

Designated Account(s)

EXHIBIT 5

[Form of]

CONTROL AGREEMENT CONCERNING DEPOSIT ACCOUNTS

[For Pledgors without Government Receivables]

This CONTROL AGREEMENT CONCERNING DEPOSIT ACCOUNTS (this “Control Agreement”), dated as of [                ], by and among [                ] (the “Pledgor”), JPMorgan Chase Bank, N.A., as Collateral Agent (the “Collateral Agent”) and [                ] (the “Bank”), is delivered pursuant to Section 3.4(b) of that certain security agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), dated as of October 20, 2010 made by the Pledgor and each of the Guarantors listed on the signature pages thereto in favor of JPMorgan Chase Bank, N.A., as collateral agent, as pledgee, assignee and secured party (the “Collateral Agent”). This Control Agreement is for the purpose of perfecting the security interests of the Secured Parties granted by the Pledgor in the Designated Accounts described below. All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Security Agreement.

Section 1. Confirmation of Establishment and Maintenance of Designated Accounts. The Bank hereby confirms and agrees that (i) the Bank has established for the Pledgor and maintains the deposit account(s) listed in Schedule 1 annexed hereto (such account(s), together with each such other deposit account maintained by the Pledgor with the Bank collectively, the “Designated Accounts” and each a “Designated Account”), (ii) each Designated Account will be maintained in the manner set forth herein until termination of this Control Agreement, (iii) the Bank is a “bank,” as such term is defined in the UCC, (iv) this Control Agreement is the valid and legally binding obligation of the Bank and (v) each Designated Account is a “deposit account” as such term is defined in Article 9 of the UCC.

Section 2. Control. The Bank shall comply with instructions originated by the Collateral Agent without further consent of the Pledgor or any person acting or purporting to act for the Pledgor being required, including, without limitation, directing disposition of the funds in each Designated Account. The Bank shall also comply with instructions directing the disposition of funds in each Designated Account originated by the Pledgor or its authorized representatives until such time as the Collateral Agent delivers a Notice of Sole Control pursuant to Section 8(i) hereof to the Bank. The Bank shall comply with, and is fully entitled to rely upon, any instruction from the Collateral Agent, even if such instruction is contrary to any instruction that the Pledgor may give or may have given to the Bank.

Section 3. Subordination of Lien; Waiver of Set-Off. The Bank hereby agrees that any security interest in, lien on, encumbrance, claim or (except as provided in the next sentence) right of setoff against, any Designated Account or any funds therein it now has or subsequently obtains shall be subordinate to the security interest of the Collateral Agent in the Designated Accounts and the funds therein or credited thereto. The Bank agrees not to exercise any present or future right of recoupment or set-off against any of the Designated Accounts or to assert against any of the Designated Accounts any present or future security interest, banker’s lien or any other lien or claim (including claim for penalties) that the Bank may at any time have against or in any of the Designated Accounts or any funds therein; provided, however, that the Bank may set off (i) all amounts due to the Bank in respect of its customary fees and expenses for the maintenance and operation of the Designated Accounts, including overdraft fees, and (ii) the face amount of any checks or other items which have been credited to any Designated Account but are subsequently returned unpaid because of uncollected or insufficient funds).

Section 4. Choice of Law. Both this Control Agreement and the Designated Accounts shall be governed by the laws of the State of New York (including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law, but otherwise without regard to conflicts of laws principles thereof). Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Bank’s jurisdiction and the Designated Account(s) shall be governed by the law of the State of New York.

Section 5. Conflict with Other Agreements; Amendments. As of the date hereof, there are no other agreements entered into between the Bank and the Pledgor with respect to any Designated Account or any funds credited thereto (other than standard and customary documentation with respect to the establishment and maintenance of such Designated Accounts). The Bank and the Pledgor will not enter into any other agreement with respect to any Designated Account unless the Collateral Agent shall have received prior written notice thereof. The Bank and the Pledgor have not and will not enter into any other agreement with respect to control of the Designated Accounts or purporting to limit or condition the obligation of the Bank to comply with any orders or instructions with respect to any Designated Account as set forth in Section 2 hereof without the prior written consent of the Collateral Agent acting in its sole discretion. In the event of any conflict with respect to control over any Designated Account between this Control Agreement (or any portion hereof) and any other agreement now existing or hereafter entered into, the terms of this Control Agreement shall prevail. No amendment or modification of this Control Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all the parties hereto.

Section 6. Certain Agreements. As of the date hereof, the Bank has furnished to the Collateral Agent the most recent account statement issued by the Bank with respect to each of the Designated Accounts and the cash balances held therein. Each such statement accurately reflects the assets held in such Designated Account as of the date thereof.

Section 7. Notice of Adverse Claims. Except for the claims and interest of the Secured Parties and of the Pledgor in the Designated Accounts, the Bank on the date hereof does not know of any claim to, security interest in, lien on, or encumbrance against, any Designated Account or in any funds credited thereto and does not know of any claim that any person or entity other than the Collateral Agent has been given control (within the meaning of Section 9-104 of the UCC) of any Designated Account or any such funds. If the Bank becomes aware that any person or entity is asserting any lien, encumbrance, security interest or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process or any claim of control) against any funds in any Designated Account, the Bank shall promptly notify the Collateral Agent and the Pledgor thereof.

Section 8. Maintenance of Designated Accounts. In addition to the obligations of the Bank in Section 2 hereof, the Bank agrees to maintain the Designated Accounts as follows:

(i) Notice of Sole Control. If at any time the Collateral Agent delivers to the Bank a notice instructing the Bank to terminate Pledgor’s access to any Designated Account (the “Notice of Sole Control”), the Bank agrees that, after receipt of such notice, it will take all instruction with respect to such Designated Account solely from the Collateral Agent, terminate all instructions and orders originated by the Pledgor with respect to the Designated Accounts or any funds therein, and cease taking instructions from the Pledgor, including, without limitation, instructions for distribution or transfer of any funds in any Designated Account.

(ii) Statements and Confirmations. The Bank will send copies of all statements and other correspondence (excluding routine confirmations) concerning any Designated Account simultaneously to the Pledgor and the Collateral Agent at the address set forth in Section 10 hereof. The Bank will promptly provide to the Collateral Agent, upon request therefor from time to time and, in any event, as of the last business day of each calendar month, a statement of the cash balance in each Designated Account. The Bank shall not change the name or account number of any Designated Account without the prior written consent of the Collateral Agent.

Section 9. Successors; Assignment. The terms of this Control Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors and permitted assignees.

Section 10. Notices. Any notice, request or other communication required or permitted to be given under this Control Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Pledgor:	[ ]
[Address]
Attention:
Telecopy:
Telephone:

with copy to:

[ ]
[Address]
Attention:
Telecopy:
Telephone:

Bank:	[ ]
[ ]
[ ]
Attention:
Telecopy:
Telephone:

Collateral
Agent:	JPMorgan Chase Bank, Loan and Agency Services Group
1111 Fannin, 10th Floor
Houston, Texas 77002
Attention: Maria Saez
Telecopy: 713-374-4312
Telephone:

with a copy to:

JPMorgan Chase Bank, N.A.
383 Madison Avenue

New York, New York 10179
New York, NY 10017
Attention: Dawn Lee Lum
Telecopy: 212-270-3279

with a copy to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
Attention: Daniel J. Zubkoff, Esq.
Telecopy: (212) 269-5420
Telephone: (212) 701-3000

Any party may change its address for notices in the manner set forth above.

Section 11. Termination.

(i) Except as otherwise provided in this Section 11, the obligations of the Bank hereunder and this Control Agreement shall continue in effect until the security interests of the Collateral Agent in the Designated Accounts and any and all funds therein have been terminated pursuant to the terms of the Security Agreement and the Collateral Agent has notified the Bank of such termination in writing.

(ii) The Bank, acting alone, may terminate this Control Agreement at any time and for any reason by written notice delivered to the Collateral Agent and the Pledgor not less than thirty (30) days prior to the effective termination date.

(iii) Prior to any termination of this Control Agreement pursuant to this Section 11, the Bank hereby agrees that it shall promptly take, at Pledgor’s sole cost and expense, all reasonable actions necessary to facilitate the transfer of any funds in the Designated Accounts as follows: (a) in the case of a termination of this Control Agreement under Section 11(i), to the institution designated in writing by Pledgor; and (b) in all other cases, to the institution designated in writing by the Collateral Agent.

Section 12. Fees and Expenses. The Bank agrees to look solely to the Designated Accounts and the Pledgor for payment of any and all fees, costs, charges and expenses incurred or otherwise relating to the Designated Accounts and services provided by the Bank hereunder (collectively, the “Account Expenses”), and the Pledgor agrees to pay such Account Expenses to the Bank on demand therefor. The Pledgor acknowledges and agrees that it shall be, and at all times remains, solely liable to the Bank for all Account Expenses.

Section 13. Severability. If any term or provision set forth in this Control Agreement shall be invalid or unenforceable, the remainder of this Control Agreement, other than those provisions held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.

Section 14. Counterparts. This Control Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Control Agreement by signing and delivering one or more counterparts.

[signature page follows]

[ ]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

[ ], as Bank

By:
Name:
Title:

S-1

SCHEDULE 1

Designated Account(s)

[Form of]

CONTROL AGREEMENT CONCERNING DEPOSIT ACCOUNTS

[For Pledgors with Government Receivables]

This CONTROL AGREEMENT CONCERNING DEPOSIT ACCOUNTS (this “Control Agreement”), dated as of [                ], by and among [                ] (the “Pledgor”), JPMorgan Chase Bank, N.A., as Collateral Agent (the “Collateral Agent”) and [                ] (the “Bank”), is delivered pursuant to Section 3.4(b) of that certain security agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), dated as of October 20, 2010 made by the Pledgor and each of the Guarantors listed on the signature pages thereto in favor of JPMorgan Chase Bank, N.A., as collateral agent, as pledgee, assignee and secured party (the “Collateral Agent”). This Control Agreement is for the purpose of perfecting the security interests of the Secured Parties granted by the Pledgor in the Designated Accounts described below. All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Security Agreement.

Section 1. Confirmation of Establishment and Maintenance of Designated Accounts. The Bank hereby confirms and agrees that (i) the Bank has established for the Pledgor and maintains the deposit account(s) listed in Schedule 1 annexed hereto (such account(s) except for any Depository Accounts (as such terms defined below), together with each such other deposit account maintained by the Pledgor with the Bank collectively, the “Designated Accounts” and each a “Designated Account”), (ii) each Designated Account will be maintained in the manner set forth herein until termination of this Control Agreement, (iii) the Bank is a “bank,” as such term is defined in the UCC, (iv) this Control Agreement is the valid and legally binding obligation of the Bank and (v) each Designated Account and each Depository Account is a “deposit account” as such term is defined in Article 9 of the UCC. For each Pledgor the Bank has established at least two deposit accounts, one of which shall be for the deposit of receivables from Government Reimbursement Programs (the “Depository Account”) and a second account which shall be for the deposit of all other receivables (the “Operating Account”). The Pledgor hereby instructs the Bank to sweep on a daily basis all funds in each Depository Account into Pledgor’s Operating Account.

Section 2. Control. The Bank shall comply with instructions originated by the Collateral Agent without further consent of the Pledgor or any person acting or purporting to act for the Pledgor being required, including, without limitation, directing disposition of the funds in each Designated Account. The Bank shall also comply with instructions directing the disposition of funds in each Designated Account originated by the Pledgor or its authorized representatives until such time as the Collateral Agent delivers a Notice of Sole Control pursuant to Section 8(i) hereof to the Bank. The Bank shall comply with, and is fully entitled to rely upon, any instruction from the Collateral Agent, even if such instruction is contrary to any instruction that the Pledgor may give or may have given to the Bank.

Section 3. Subordination of Lien; Waiver of Set-Off. The Bank hereby agrees that any security interest in, lien on, encumbrance, claim or (except as provided in the next sentence) right of setoff against, any Designated Account or any funds therein it now has or subsequently obtains shall be subordinate to the security interest of the Collateral Agent in the Designated Accounts and the funds therein or credited thereto. The Bank agrees not to exercise any present or future right of recoupment or set-off against any of the Designated Accounts or to assert against any of the Designated Accounts any present or future security interest, banker’s lien or any other lien or claim (including claim for penalties)

that the Bank may at any time have against or in any of the Designated Accounts or any funds therein; provided, however, that the Bank may set off (i) all amounts due to the Bank in respect of its customary fees and expenses for the maintenance and operation of the Designated Accounts, including overdraft fees, and (ii) the face amount of any checks or other items which have been credited to any Designated Account but are subsequently returned unpaid because of uncollected or insufficient funds).

Section 4. Choice of Law. Both this Control Agreement and the Designated Accounts shall be governed by the laws of the State of New York (including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law, but otherwise without regard to conflicts of laws principles thereof). Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Bank’s jurisdiction and the Designated Account(s) shall be governed by the law of the State of New York.

Section 5. Conflict with Other Agreements; Amendments. As of the date hereof, there are no other agreements entered into between the Bank and the Pledgor with respect to any Designated Account or any funds credited thereto (other than standard and customary documentation with respect to the establishment and maintenance of such Designated Accounts). The Bank and the Pledgor will not enter into any other agreement with respect to any Designated Account unless the Collateral Agent shall have received prior written notice thereof. The Bank and the Pledgor have not and will not enter into any other agreement with respect to control of the Designated Accounts or purporting to limit or condition the obligation of the Bank to comply with any orders or instructions with respect to any Designated Account as set forth in Section 2 hereof without the prior written consent of the Collateral Agent acting in its sole discretion. In the event of any conflict with respect to control over any Designated Account between this Control Agreement (or any portion hereof) and any other agreement now existing or hereafter entered into, the terms of this Control Agreement shall prevail. The Pledgor covenants that it will not enter into any other agreement with respect to any Depository Account and has not and will not enter into any other agreement with respect to control over any Depository Account or purporting to limit or condition the obligation of the Bank to comply with the last sentence of Section 1 hereof with respect to any Depository Account, in each case, without the prior written consent of the Collateral Agent acting in its sole discretion. In the event of any conflict with respect to control over any Depository Account between this Control Agreement (or any portion hereof) and any other agreement now existing or hereafter entered into, the terms of this Control Agreement shall prevail. The Bank will promptly notify the Collateral Agent if the Pledgor revises or revokes any instructions regarding a Depository Account or the funds therein including, without limitation, a change or revocation of sweep instructions set forth in Section 1 and the statements and other correspondence set forth in Section 8(ii). No amendment or modification of this Control Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all the parties hereto.

Section 6. Certain Agreements. As of the date hereof, the Bank has furnished to the Collateral Agent the most recent account statement issued by the Bank with respect to each of the Designated Accounts and the cash balances held therein. Each such statement accurately reflects the assets held in such Designated Account as of the date thereof.

Section 7. Notice of Adverse Claims. Except for the claims and interest of the Secured Parties and of the Pledgor in the Designated Accounts, the Bank on the date hereof does not know of any claim to, security interest in, lien on, or encumbrance against, any Designated Account or in any funds credited thereto and does not know of any claim that any person or entity other than the Collateral Agent has been given control (within the meaning of Section 9-104 of the UCC) of any Designated Account or any such funds. If the Bank becomes aware that any person or entity is asserting any lien, encumbrance, security interest or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process or any claim of control) against any funds in any Designated Account, the Bank shall promptly notify the Collateral Agent and the Pledgor thereof.

Section 8. Maintenance of Designated Accounts. In addition to the obligations of the Bank in Section 2 hereof, the Bank agrees to maintain the Designated Accounts as follows:

(i) Notice of Sole Control. If at any time the Collateral Agent delivers to the Bank a notice instructing the Bank to terminate Pledgor’s access to any Designated Account (the “Notice of Sole Control”), the Bank agrees that, after receipt of such notice, it will take all instruction with respect to such Designated Account solely from the Collateral Agent, terminate all instructions and orders originated by the Pledgor with respect to the Designated Accounts or any funds therein, and cease taking instructions from the Pledgor, including, without limitation, instructions for distribution or transfer of any funds in any Designated Account. With regard to Depository Accounts, the Bank shall promptly notify the Collateral Agent if the Pledgor revokes or otherwise changes the sweep instructions, revokes permission regarding statements and correspondence or changes the name or account number of any Depository Account.

(ii) Statements and Confirmations. The Bank will send copies of all statements and other correspondence (excluding routine confirmations) concerning any Designated Account or Depository Account simultaneously to the Pledgor and the Collateral Agent at the address set forth in Section 10 hereof. The Bank will promptly provide to the Collateral Agent, upon request therefor from time to time and, in any event, as of the last business day of each calendar month, a statement of the cash balance in each Designated Account. The Bank shall not change the name or account number of any Designated Account without the prior written consent of the Collateral Agent. The Pledgor will not request that the Bank cease sending copies of all statements and other correspondence concerning any Depository Account or change the name or account number of any Depository Account without the prior written consent of the Collateral Agent.

Section 9. Successors; Assignment. The terms of this Control Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors and permitted assignees.

Section 10. Notices. Any notice, request or other communication required or permitted to be given under this Control Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Pledgor:	[ ]
[Address]
Attention:
Telecopy:
Telephone:

with copy to:

[ ]
[Address]
Attention:
Telecopy:
Telephone:

Bank:	[ ]
[ ]
[ ]
Attention:
Telecopy:
Telephone:

Collateral
Agent:	JPMorgan Chase Bank, Loan and Agency Services Group
1111 Fannin, 10th Floor
Houston, Texas 77002
Attention: Maria Saez
Telecopy: 713-374-4312
Telephone:

with a copy to:

JPMorgan Chase Bank, N.A.
383 Madison Avenue
New York, New York 10179
Attention: Dawn Lee Lum
Telecopy: 212-270-3279

with a copy to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
Attention: Daniel J. Zubkoff, Esq.
Telecopy: (212) 269-5420
Telephone: (212) 701-3000

Any party may change its address for notices in the manner set forth above.

Section 11. Termination.

(i) Except as otherwise provided in this Section 11, the obligations of the Bank hereunder and this Control Agreement shall continue in effect until the security interests of the Collateral Agent in the Designated Accounts and any and all funds therein have been terminated pursuant to the terms of the Security Agreement and the Collateral Agent has notified the Bank of such termination in writing.

(ii) The Bank, acting alone, may terminate this Control Agreement at any time and for any reason by written notice delivered to the Collateral Agent and the Pledgor not less than thirty (30) days prior to the effective termination date.

(iii) Prior to any termination of this Control Agreement pursuant to this Section 11, the Bank hereby agrees that it shall promptly take, at Pledgor’s sole cost and expense, all reasonable actions necessary to facilitate the transfer of any funds in the Designated Accounts as follows: (a) in the case of a termination of this Control Agreement under Section 11(i), to the institution designated in writing by Pledgor; and (b) in all other cases, to the institution designated in writing by the Collateral Agent.

Section 12. Fees and Expenses. The Bank agrees to look solely to the Designated Accounts and the Pledgor for payment of any and all fees, costs, charges and expenses incurred or otherwise relating to the Designated Accounts and services provided by the Bank hereunder (collectively, the “Account Expenses”), and the Pledgor agrees to pay such Account Expenses to the Bank on demand therefor. The Pledgor acknowledges and agrees that it shall be, and at all times remains, solely liable to the Bank for all Account Expenses.

Section 13. Severability. If any term or provision set forth in this Control Agreement shall be invalid or unenforceable, the remainder of this Control Agreement, other than those provisions held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.

Section 14. Counterparts. This Control Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Control Agreement by signing and delivering one or more counterparts.

[signature page follows]

[ ]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

[ ], as Bank

By:
Name:
Title:

S-1

SCHEDULE 1

Designated Account(s)

EXHIBIT 6

[Form of]

Copyright Security Agreement

This COPYRIGHT SECURITY AGREEMENT (this “Copyright Security Agreement”), dated as of [                ], by [                ] and [                ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of JPMorgan Chase Bank, N.A., in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement of even date herewith (the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Pledgors are required to execute and deliver this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Copyright Collateral. Each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:

(a) Copyrights of such Pledgor listed on Schedule I1 attached hereto; and

(b) all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Collateral Agent shall otherwise determine.

SECTION 4. Termination. Upon the payment in full of the Secured Obligations and termination of the Security Agreement or upon the release, pursuant to Section 11.4 of the Security

[1]	Should include same Copyrights listed on Schedule 12(b) of the Perfection Certificate.

Agreement, of the Lien created by the Security Agreement against any of the Copyrights, the Collateral Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the applicable Copyrights under this Copyright Security Agreement.

SECTION 5. Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts.

[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

Very truly yours,

[PLEDGORS][2]

By:
Name:
Title:

Accepted and Agreed:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

[2]	This document needs only to be executed by the Borrower and/or any Guarantor which owns a pledged Copyright.

SCHEDULE I

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS

Copyright Registrations:

OWNER	REGISTRATION NUMBER	TITLE

Copyright Applications:

OWNER	TITLE

EXHIBIT 7

[Form of]

Patent Security Agreement

This PATENT SECURITY AGREEMENT (this “Patent Security Agreement”), dated as of [                ], by [                ] and [                ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of JPMorgan Chase Bank, N.A., in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement of even date herewith (the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Pledgors are required to execute and deliver this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Patent Collateral. Each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:

(a) Patents of such Pledgor listed on Schedule I3 attached hereto; and

(b) all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Collateral Agent shall otherwise determine.

SECTION 4. Termination. Upon the payment in full of the Secured Obligations and termination of the Security Agreement or upon the release, pursuant to Section 11.4 of the Security

[3]	Should include Patents listed on Schedule 12(a) of the Perfection Certificate.

Agreement, of the Lien created by the Security Agreement against any of the Patents, the Collateral Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the applicable Patents under this Patent Security Agreement.

SECTION 5. Counterparts. This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts.

[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Patent Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

Very truly yours,

[PLEDGORS][4]

By:
Name:
Title:

Accepted and Agreed:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

[4]	This document needs only to be executed by the Borrower and/or any Guarantor which owns a pledged Patent.

SCHEDULE I

to

PATENT SECURITY AGREEMENT

PATENT REGISTRATIONS AND PATENT APPLICATIONS

Patent Registrations:

OWNER	REGISTRATION NUMBER	NAME

Patent Applications:

OWNER	APPLICATION NUMBER	NAME

EXHIBIT 8

[Form of]

Trademark Security Agreement

This TRADEMARK SECURITY AGREEMENT (this “Trademark Security Agreement”), dated as of [                ], by [                ] and [                ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of JPMorgan Chase Bank, N.A., in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement of even date herewith (the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Pledgors are required to execute and deliver this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral. Each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:

(a) Trademarks of such Pledgor listed on Schedule I5 attached hereto;

(b) all Goodwill associated with such Trademarks; and

(c) all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Collateral Agent shall otherwise determine.

[5]	Should include same Trademarks listed on Schedule 12(a) of the Perfection Certificate.

SECTION 4. Termination. Upon the payment in full of the Secured Obligations and termination of the Security Agreement or upon the release, pursuant to Section 11.4 of the Security Agreement, of the Lien created by the Security Agreement against any of the Trademarks, the Collateral Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the applicable Trademarks under this Trademark Security Agreement.

SECTION 5. Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts.

[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

Very truly yours,

[PLEDGORS][6]

By:
Name:
Title:

Accepted and Agreed:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

[6]	This document needs only to be executed by the Borrower and/or any Guarantor which owns a pledged Trademark.

SCHEDULE I

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS

Trademark Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Trademark Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

EXHIBIT B

[Form of]

COMPLIANCE CERTIFICATE

I, [                ], the [Chief Financial Officer] of DaVita Inc. (in such capacity and not in my individual capacity), hereby certify that, with respect to that certain Credit Agreement dated as of October 20, 2010 (as it may be amended, modified, extended or restated from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference) among DaVita Inc., a Delaware corporation, as borrower (the “Borrower”), the Guarantors party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other agents party thereto:

a. Attached hereto as Schedule 1 are detailed calculations7 demonstrating compliance by Borrower with Sections 7.6(e), 7.12 and 7.16 of the Credit Agreement and showing a reconciliation of Consolidated EBITDA to net income. Borrower is in compliance with such Sections as of the date hereof. [Attached hereto as Schedule 2 are detailed calculations setting forth (i) the Borrower’s Excess Cash Flow, (ii) the Available Amount and (iii) that portion of the Available Amount that has been utilized pursuant to Sections 7.6(k)(i)(z), 7.7(d)(i) and 7.9(a)(ii)(x) of the Credit Agreement.]8 [Attached hereto as Schedule 3 is the report of [accounting firm.]]9

b. The Borrower was in compliance with each of the covenants set forth in Sections 7.12 and 7.16 of the Credit Agreement at all times during and since [                        ].

c. No Default has occurred under the Credit Agreement which has not been previously disclosed, in writing, to the Administrative Agent pursuant to a Compliance Certificate.10

[7]

Which calculations shall be in reasonable detail satisfactory to the Administrative Agent and shall include, among other things, an explanation of the methodology used in such calculations and a breakdown of the components of such calculations.

[8]	To accompany annual financial statements only, commencing with the Fiscal Year ending December 31, 2011.
[9]

To accompany annual financial statements only. The report must opine or certify that, with respect to its regular audit of such financial statements, which audit was conducted in accordance with GAAP, the accounting firm obtained no knowledge that any Default has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof.

[10]

If a Default shall have occurred, an explanation specifying the nature and extent of such Default shall be provided on a separate page together with an explanation of the corrective action taken or proposed to be taken with respect thereto (include, as applicable, information regarding actions, if any, taken since prior certificate).

Dated this [    ] day of [                ], 20[    ].

DAVITA INC.

By:
Name:
	Title:	[Chief Financial Officer]

SCHEDULE 1

Financial Covenants

(A) Maximum Leverage Ratio: Debt to Consolidated EBITDA

1. Debt calculation:

(i) Funded Debt of Borrower and its Subsidiaries [explanation of differences from balance sheet debt]
(i) includes: Government Reimbursement Program Costs (exclusive of those paid in such period)
Loans
Receivables Transaction Amounts
preferred Capital Stock obligations[11]
Plus

(ii) Letters of Credit (to the extent not included in (i));

Minus

(iii) cash and Cash Equivalents of Borrower and its Subsidiaries

Debt for the Measurement Period:

2. Consolidated EBITDA calculation:

(i) Consolidated EBITDA

(a) Consolidated Net Income of Borrower and its Subsidiaries

plus (each of (b) — (l) to the extent deducted from Consolidated Net Income for such period)

(b) Consolidated Interest Expense of Borrower and its Subsidiaries (including any cash charges for refinancing any of the Obligations)

[11]	But excludes Contingent Obligations permitted under Section 7.2 of the Credit Agreement.

(c) income tax expense of Borrower and its Subsidiaries

(d) depreciation expense of Borrower and its Subsidiaries

(e) amortization expense of Borrower and its Subsidiaries

(f) cash fees, expenses, charges, debt extinguishment costs and other costs incurred in connection with the Transactions expensed prior to January 1, 2011

(g) other non-cash charges reducing Consolidated Net Income (excluding certain charges that result in accruals) (excluding write-offs of current assets of Borrower and its Subsidiaries)

(h) consolidated expenses for valuation adjustments or impairment charges

(i) expenses and charges relating to non-controlling interests and equity income in Subsidiaries

(j) extraordinary losses subtracted in determining Consolidated Net Income

(k) any losses of a Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest that is accounted for using the equity method

(l) cash fees, expenses, charges, debt extinguishment costs and other costs incurred in connection with any Investments permitted by Section 7.6(e), (f) or (j)

Minus

(m) extraordinary gains added in determining Consolidated Net Income of Borrower and its Subsidiaries

Minus

(n) aggregate amount of all non-cash items increasing Consolidated Net Income (other than accrual of revenue or recording of receivables in the ordinary course of business)

Consolidated EBITDA for Measurement Period:

Leverage Ratio for Measurement Period:	[ ] to 1.00

Covenant Requirement for Measurement Period:	[ ] to 1.00

(B) Minimum Interest Coverage Ratio: Consolidated EBITDA to Consolidated Interest Expense

Consolidated EBITDA for Measurement Period:

Consolidated Interest Expense:

gross consolidated interest expense accrued on all Debt of Borrower and its Subsidiaries under GAAP includes:

(a) fees under Section 2.8 of Credit Agreement

(b) commissions, discounts and fees and other amounts paid or payable under letters of credit (including the Letters of Credit)

(c) amortization of original issue discount of all Debt of Borrower and its Subsidiaries

(d) dividends on Redeemable Preferred Interests (to the extent paid or payable in cash)

(e) commissions, discounts, yield and other fees incurred in connection with Permitted Receivables Financings payable to any Person other than a Loan Party

(f) imputed interest on Capitalized Lease Obligations of Borrower and its Subsidiaries

(g)    cash contributions to any employee stock ownership plan or trust, to the extent such contributions are used to pay interest or fees to anyone other than Borrower and its Subsidiaries in connection with Debt incurred by such plan or trust minus

(h) interest income of the Borrower and its Subsidiaries received upon cash and Cash Equivalents

Consolidated Interest Coverage Ratio for Measurement Period:	[ ] to 1.00

Covenant Requirement for Measurement Period:	Not less than 3.00 to 1.00

(C) Limitation on Capital Expenditures

Capital Expenditures for Measurement Period:

Covenant Requirement for Measurement Period:	No more than $[ ]

Carryover Amount:

EXHIBIT C

[Form of]

SOLVENCY CERTIFICATE

I, the undersigned, the chief financial officer of DaVita Inc., a Delaware corporation (“Borrower”), DO HEREBY CERTIFY on behalf of Borrower that:

1. This Certificate is furnished pursuant to Section 5.1(g) of the Credit Agreement, (as in effect on the date of this Certificate); the capitalized terms defined therein being used herein as therein defined) dated as of October 20, 2010 among DaVita Inc., a Delaware corporation (“Borrower”) and the Guarantors, the Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other agents party thereto (as from time to time in effect, the “Credit Agreement”).

2. Immediately following the consummation of the Transactions and immediately following the making of each Loan on the date hereof and after giving effect to the application of the proceeds of each Loan on the date hereof; (a) the amount of the “present fair saleable value” of the assets of each Loan Party (individually and on a Consolidated basis with its Subsidiaries) will exceed the amount of all “liabilities of such Loan Party, contingent or otherwise”, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors; (b) the present fair saleable value of the assets of each Loan Party will be greater than the amount that will be required to pay the liability of such Loan Party on its debts as such debts become absolute and matured; (c) each Loan Party will not have an unreasonably small amount of capital with which to conduct its business; and (d) each Loan Party will be able to pay its debts as they mature. For purposes of this certificate, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

[Signature Page Follows]

C-1

IN WITNESS WHEREOF, I have hereunto set my hand this [    ]th day of [                ].

DAVITA INC.

By:
Name:
	Title:	[Chief Financial Officer]

C-2

EXHIBIT D

[Reserved]

D-1

EXHIBIT E

[Form of]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including participations in any Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]12]

3.	Borrower(s):	DaVita Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of October 20, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit

[12]	Select as applicable.

Agreement”) among DaVita Inc., a Delaware corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Section 1 of the Credit Agreement), the Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other agents party thereto.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[13]
Tranche A Term Facility	$	$	%
Tranche B Term Facility	$	$	%
Dollar Revolving Facility	$	$	%
Alternative Currency Revolving Facility	$	$	%

[Page break]

[13]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Effective Date:                      , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]14

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

[DAVITA INC.

By:
Name:
Title: ] [15]

[14]	This date may not be fewer than 5 Business days after the date of assignment unless the Administrative Agent otherwise agrees.
[15]	To be completed to the extent consent is required under Section 11.6(b) of the Credit Agreement.

[JPMORGAN CHASE BANK, N.A., as [Administrative Agent][16] [Issuing Lender and Swingline Lender][17]

By:
Name:
Title: ]

[16]	To be completed to the extent consent is required under Section 11.6(b) of the Credit Agreement.
[17]	Reference to Issuing Lender and Swingline Lender required for an assignment of Revolving Commitments.

ANNEX 1 to Assignment and Assumption

DAVITA INC.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an eligible assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 4.7 thereof or delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, (v) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire, (vi) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date, (vii) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.19 of the Credit Agreement, duly completed and executed by the Assignee and (viii) it is not a Disqualified Lender or an affiliate of a Disqualified Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York (including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law, but otherwise without regard to conflicts of laws principles thereof).

EXHIBIT F-1

[Form of]

LEGAL OPINION OF SPECIAL COUNSEL

1. Each of the Transaction Documents to which each Loan Party is a party constitutes the valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms.

2. The execution and delivery by each Loan Party of the Transaction Documents to which it is a party and the performance by each Loan Party of its obligations thereunder do not and will not violate any Applicable Law.

3. Other than the filing of the Financing Statements and other filings or recordings that may be necessary to create, record or perfect, or maintain the perfection of, or to enforce the security interests created by the Transaction Documents, and such other filings as have been made in connection with the transactions evidenced by the Transaction Documents, no Governmental Approval, which has not been obtained or taken, is required to authorize, or is otherwise required in connection with, the execution, delivery or performance by or the enforceability against the Loan Parties of any of the Transaction Documents.

4. None of the execution, delivery or performance by any Loan Party of the Transaction Documents to which such Loan Party is party will contravene any order or decree of any Governmental Authority that is known to us and is binding upon such Loan Party.

5. No Loan Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6. The provisions of the Security Agreement are effective to create in favor of the Agent, for the benefit of the Secured Parties, a valid security interest in each Loan Party’s rights in the Article 9 Collateral as security for the Secured Obligations.

7.        (i) The filing of the Delaware Financing Statement in the Delaware Filing Office naming the Delaware Filing Entities as debtors is effective to perfect the Agent’s security interest in the Article 9 Collateral pledged by such debtors to the extent a security interest therein can be perfected by the filing of a financing statement in the State of Delaware.

(ii) The filing of the New York Financing Statement in the New York Filing Office naming the New York Filing Entities as debtors is effective to perfect the Agent’s security interest in the Article 9 Collateral pledged by such debtors to the extent a security interest therein can be perfected by the filing of a financing statement in the State of New York.

(iii) The filing of the California Financing Statement in the California Filing Office naming the California Filing Entities as debtors is effective to perfect the Agent’s security interest in the Article 9 Collateral pledged by such debtors to the extent a security interest therein can be perfected by the filing of a financing statement in the State of California.

(iv) The filing of the Illinois Financing Statement in the Illinois Filing Office naming the Illinois Filing Entity as debtor is effective to perfect the Agent’s security interest in the Article 9 Collateral pledged by such debtor to the extent a security interest therein can be perfected by the filing of a financing statement in the State of Illinois.

F-1-1

8. Assuming that each Loan Party holding Pledged Securities (as defined in the Security Agreement) constituting “securities” (as defined in Section 8-102(a)(15) of the NY-UCC) has delivered “security certificates” (as defined in Section 8-102(a)(16) of the NY-UCC) representing all of such Pledged Securities to the Agent in the State of New York, duly indorsed to the Agent or in blank, and assuming that such security certificates are continuously held by the Agent in the State of New York at all times following such delivery, the security interest of the Agent in such Pledged Securities will constitute a perfected security interest and, assuming that the Agent receives such security certificates without “notice of an adverse claim” (within the meaning of Section 8-105 of the NY-UCC), the Agent’s security interest in such Pledged Securities will be free of any “adverse claim” (as defined in Section 8-102(a)(1) of the NY-UCC).

9. The Trademark Security Agreement, together with the Security Agreement, is sufficient to create in favor of the Agent, for the benefit of the Secured Parties, a security interest in all right, title and interest in those registered United States Trademarks of RMS Lifeline Inc. and the Borrower set forth on Schedule I thereto (the “Trademark Collateral”). Assuming that the Trademark Security Agreement has been filed in the U.S. Patent and Trademark Office with all applicable filing fees paid, that a copy of the Trademark Security Agreement has been recorded at the correct reel and frame numbers for each item of Trademark Collateral and that the Financing Statements with respect to each of RMS Lifeline Inc. and the Borrower have been filed in the Delaware Filing Office, and neither the Trademark Security Agreement nor such Financing Statements are subsequently released, terminated or modified, the filing of the Trademark Security Agreement and the relevant Financing Statements are sufficient to perfect such security interest in the Trademark Collateral.

10. The Copyright Security Agreement, together with the Security Agreement, is sufficient to create in favor of the Agent, for the benefit of the Secured Parties, a security interest in all right, title and interest in those registered United States Copyrights of the Borrower set forth on Schedule I thereto (the “Copyright Collateral”). Assuming that the Copyright Security Agreement has been filed in the U.S. Copyright Office with all applicable filing fees paid, that a copy of the Copyright Security Agreement has been recorded at the correct volume and docket numbers for each item of Copyright Collateral and that the Financing Statement with respect to the Borrower has been filed in the Delaware Filing Office, and neither the Copyright Security Agreement nor such Financing Statement are subsequently released, terminated or modified, the filing of the Copyright Security Agreement and the relevant Financing Statement are sufficient to perfect such security interest in the Copyright Collateral.

11. The Patent Security Agreement, together with the Security Agreement, is sufficient to create in favor of the Agent, for the benefit of the Secured Parties, a security interest in all right, title and interest of the Borrower in the applications for United States Patents set forth on Schedule I thereto (the “Patent Collateral”). Assuming that the Patent Security Agreement has been filed in the United States Patent and Trademark Office with all applicable filing fees paid, that a copy of the Patent Security Agreement has been recorded at the correct reel and frame number(s) for each item of Patent Collateral, that the Financing Statement of the Borrower has been filed in the Delaware Filing Office and that neither the Patent Security Agreement nor such Financing Statement are subsequently released, terminated or modified, the filing of the Patent Security Agreement and the relevant Financing Statement are sufficient to perfect such security interest in the Patent Collateral.

F-1-2

12. The Borrower is validly existing and in good standing under the laws of the State of Delaware. The Borrower has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party. Such execution, delivery and performance have been duly authorized by all necessary corporate action on the part of the Borrower and will not violate any provisions of the Borrower’s certificate of incorporation or by-laws.

F-1-3

EXHIBIT F-2

[Form of]

LEGAL OPINION OF GENERAL COUNSEL

1. Each Loan Party is an entity duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate, partnership, limited partnership or limited liability company power and all corporate, partnership, limited partnership or limited liability company authority, in each case, as applicable, to carry on its business as currently conducted and to execute, deliver and perform its obligations under the Transaction Documents.

2. Each Loan Party is duly qualified and, to the extent such concept is applicable, in good standing to do business in every foreign jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

3. The execution and delivery by each Loan Party of each of the Transaction Documents to which it is party and the performance by each Loan Party of its respective obligations thereunder have been duly authorized by all requisite corporate, partnership, limited partnership or limited liability company action, as applicable, on the part of each such Loan Party and each of the Transaction Documents has been duly executed and delivered by each Loan Party party thereto.

4. The execution and delivery by each Loan Party of the Transaction Documents to which it is a party and the performance by each such Loan Party of its obligations thereunder do not and will not (a) conflict with or result in a breach or violation of the Constitutive Documents of such Loan Party or (b) subject to the termination of the Existing Credit Agreement, result in the breach of, or constitute a default or require any consent to be obtained under, any document filed as an exhibit to the Borrower’s Form 10-K Annual Report for the year ended December 31, 2009 filed with the SEC or any other report filed with the SEC subsequent to January 1, 2010, or, to my knowledge, any other material contract or other material instrument binding on or affecting the Borrower or any of its Subsidiaries or any of its properties except, in each case, in this clause (b) where such breach or default, or the failure to obtain such consent, would not reasonably be expected to result in a Material Adverse Effect.

5. To my knowledge, but without having investigated any governmental records or court dockets, and without having made any other independent investigation, there is no action, suit or proceeding pending or overtly threatened in writing against the Borrower or any of its Subsidiaries that purports to affect the validity or enforceability of any of the Transaction Documents or that seek to enjoin the consummation of the transactions contemplated thereby.

6. Each of the Financing Statements accurately provides the correct legal name, organizational identification number and mailing address of the debtor indicated thereon.

F-2-1

EXHIBIT G

[Form of]

PREPAYMENT OPTION NOTICE

[Lenders]

Re: DaVita Inc.

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of October 20, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among DaVita Inc., a Delaware corporation, as borrower (the “Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in the Credit Agreement), the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other agents party thereto. Borrower has provided us with notice pursuant to Section 2.11(e) of the Credit Agreement that it shall be making a prepayment of Tranche B Term Loans under the Credit Agreement.

This Prepayment Option Notice constitutes an offer by the Borrower to prepay Tranche B Term Loans in the amount listed below on the 10th Business Day following the date hereof.

Please notify the Administrative Agent in writing within [    ] days whether you accept or decline this offer. Please note that failure to respond to this notice shall be deemed an acceptance of the prepayment offered to be repaid, as listed below.

Pursuant to Section 2.11(e) of the Credit Agreement. Borrower shall pay (i) to the relevant Tranche B Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Term Loans in respects of which such Lenders have accepted prepayment and (ii) to the Tranche A Lenders an amount equal to the portion of the Tranche B Prepayment Amount not accepted by Tranche B Term Lenders, and such amount shall be applied to the prepayment of the Tranche A Term Loans; provided that if after the application of amounts pursuant to clause (ii), any portion of the Tranche B Prepayment Amount not accepted by the Tranche B Term Loan Lenders shall remain, such amount shall be used to prepay the Tranche B Term Loans on a pro rata basis.

(A)	Facility and Type of Loan being offered to be prepaid	Tranche B Term Loan

(B)	Percentage of all Tranche B Term Loans offered to be prepaid

(C)	Principal amount of your Tranche B Term Loans offered to be prepaid

(D)	Date of prepayment (which is a Business Day)

G-1

[Signature Page Follows]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

G-2

EXHIBIT H

[Form of]

BORROWING REQUEST

JPMorgan Chase Bank, N.A.

    as Administrative Agent for

the Lenders referred to below,

c/o JPMorgan Chase Bank, [Loan and Agency Services Group]

1111 Fannin, 10th Floor

Houston, Texas 77002

Attention: Maria Saez

Fax: 713-374-4312

with a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue

New York, New York 10179

Attention: Dawn Lee Lum

Fax: 212-270-3279

Re: DaVita Inc.

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of October 20, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among DaVita Inc., a Delaware corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Section 1 of the Credit Agreement), the Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other agents party thereto. Borrower hereby gives you notice that it requests a Credit Extension pursuant to Section [2.2] [2.5] [2.7] of the Credit Agreement, and in that connection sets forth below the terms on which such Credit Extension is requested to be made:

(A) Facility of Credit Extension	[Dollar Revolving Facility] [Alternative Currency Revolving Facility] [Tranche A Term Facility] [Tranche B Term Facility] [Swingline Loan]
(B) Principal amount of Credit Extension[1][8]

[18]

Each borrowing under the Dollar Revolving Commitments and each borrowing of Alternative Currency Revolving Loans denominated in Dollars shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Dollar Revolving Commitments or Available Alternative Currency Revolving Commitments, as applicable, are less than $1,000,000, such

Footnote continued on next page.

(D)	Currency

(D)	Date of Credit Extension (which is a Business Day)

(E)	Type of Credit Extension	[ABR] [Eurodollar][1][9]

(F)	Interest Period and the last day thereof[2][0]

(G)	Funds are requested to be disbursed to Borrower’s account with JPMorgan Chase Bank, N.A. (Account No. ).

Borrower hereby represents and warrants that the conditions to lending specified in Sections 5.2(b) and (c) of the Credit Agreement are satisfied as of the date hereof.

[Signature Page Follows]

Footnote continued from previous page.

lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each borrowing under the Alternative Currency Revolving Commitments (other than borrowings denominated in Dollars) should be in an amount equal to the Alternative Currency Equivalent of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.
[1][9]	Shall be ABR for Swingline Loans.
[2][0]	Shall be subject to the definition of “Interest Period” in the Credit Agreement.

DAVITA INC.

By:
Name:
Title: [Responsible Officer]

EXHIBIT I

[Form of]

ADDENDUM

Reference is made to the Credit Agreement dated as of October 20, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among DaVita Inc., a Delaware corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Section 1 of the Credit Agreement), the Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other agents party thereto.

Upon execution and delivery of this Addendum by the parties hereto as provided in Section 11.19 of the Credit Agreement, the undersigned hereby becomes a Lender thereunder having the Commitment set forth in Schedule 1 hereto, effective as of the Closing Date.

THIS ADDENDUM SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF).

This Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed and delivered by their proper and duly authorized officers as of this      day of [                    ], 2010.

,
as a Lender [Please type legal name of Lender above]

By:
Name:
Title:

[If second signature is necessary:]

[By:
Name:
Title:]

Accepted and agreed:

DAVITA INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Schedule 1

COMMITMENTS AND NOTICE ADDRESS

1.	Name of Lender:
Notice Address:

Attention:
Telephone:
Facsimile:

2.	Tranche A Term Commitment:

3.	Tranche B Term Commitment:

4.	Dollar Revolving Commitment:

5.	Alternative Currency Revolving Commitment:

EXHIBIT J

[Form of]

EXEMPTION CERTIFICATE

Reference is made to the Credit Agreement dated as of October 20, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among DaVita Inc., a Delaware corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Section 1 of the Credit Agreement), the Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other agents party thereto.

The undersigned is not (i) a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)), (ii) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code.

[NAME OF LENDER]

By:
Name:
Title:

[ADDRESS]

Dated:                     , 200    .

J-1

EXHIBIT K-1

Note: The final Perfection Certificate is filed as Exhibit 10.2 to this Form 10-Q/A.

[Form of]

PERFECTION CERTIFICATE

Reference is hereby made to (i) that certain Security Agreement dated as of October 20, 2010 (the “Security Agreement”), between DaVita Inc., a Delaware limited liability company (“Borrower”), the Guarantors party thereto (collectively, the “Guarantors”) and the Collateral Agent (as hereinafter defined) and (ii) that certain Credit Agreement dated as of October 20, 2010 (the “Credit Agreement”) among the Borrower, the Guarantors, certain other parties thereto and JPMorgan Chase Bank, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

As used herein, the term “Companies” means Borrower and each of its Subsidiaries.

The undersigned hereby certify to the Collateral Agent as follows:

1. Names. (a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b) Set forth in Schedule 1(b) hereto are (i) any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change and (ii) any alternate name (including trade name or similar appellation) used by each Company in the past five years.

(c) Set forth in Schedule 1(c) is a list of all other names (including trade names or similar appellations) used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time between [                    , 2005] and the date hereof. Also set forth in Schedule 1(c) is the information required by Section 1 of this certificate for any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time between [                    , 2005] and the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. (a) The chief executive office of each Company is located at the address set forth in Schedule 2(a) hereto.

(b) Set forth in Schedule 2(b) are all locations where each Company maintains any books or records relating to any Collateral.

(c) Set forth in Schedule 2(c) hereto are all the other places of business of each Company.

(d) Set forth in Schedule 2(d) hereto are all other locations where each Company maintains any of the Collateral consisting of inventory or equipment not identified above.

3. [Reserved].

4. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 4 attached hereto, all of the Collateral has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

5. File Search Reports. Attached hereto as Schedule 5 is a true and accurate summary of file search reports from the Uniform Commercial Code filing offices in each jurisdiction identified in Schedule 7. A true copy of each financing statement, including judgment and tax liens or other filing identified in such file search reports, has been delivered to the Collateral Agent.

6. UCC Filings. The financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral, attached as Schedule 6 relating to the Security Agreement or the applicable Mortgage, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 7 hereto.

7. Schedule of Filings. Attached hereto as Schedule 7 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 6 and (ii) the appropriate filing offices for the filings described in Schedule 12(c) and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Pledged Collateral (as defined in the Security Agreement) granted to the Collateral Agent pursuant to the Collateral Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Pledged Collateral granted to the Collateral Agent pursuant to the Collateral Documents.

8. Real Property. Attached hereto as Schedule 8(a) is a list of all real property owned by each Company noting Mortgaged Property as of the Closing Date. Except as described on Schedule 8(b) attached hereto, no Company has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described on Schedule 8(a).

9. Termination Statements. Attached hereto as Schedule 9(a) are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 9(b) hereto with respect to each Lien described therein.

10. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 10(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests. Also set forth on Schedule 10(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made and which is not required to be consolidated on the Borrower’s Consolidated financial statements or is not otherwise Controlled by the Borrower or one or more if its Subsidiaries.

11. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 11 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Pledgor (as defined in the Security Agreement) as of the date hereof, including all intercompany notes between or among any two or more Pledgors.

12. Intellectual Property. (a) Attached hereto as Schedule 12(a) is a schedule setting forth all of each Company’s Patents, Patent Licenses, Trademarks and Trademark Licenses (each as defined in the Security Agreement) registered with the United States Patent and Trademark Office, including the name of the registered owner and the registration number of each Patent, Patent License, Trademark and Trademark License owned by each Company. Attached hereto as Schedule 12(b) is a schedule setting forth all of each Company’s United States Copyrights and Copyright Licenses (each as defined in the Security Agreement), including the name of the registered owner and the registration number of each Copyright or Copyright License owned by each Company.

(b) Attached hereto as Schedule 12(c) in proper form for filing with the United States Patent and Trademark Office and United States Copyright Office are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth on Schedule 12(a) and Schedule 12(b), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.

13. Commercial Tort Claims. Attached hereto as Schedule 13 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) held by each Company, including a brief description thereof.

14. Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 14 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreement) maintained by each Pledgor, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

15. Letter-of-Credit Rights. Attached hereto as Schedule 15 is a true and correct list of all Letters of Credit issued in favor of each Company, as beneficiary thereunder.

16. Motor Vehicles. Attached hereto as Schedule 16 is a true and correct list of all motor vehicles (covered by certificates of title or ownership) valued at over $100,000 and owned by each Company, and the owner and approximate value of such motor vehicles.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this      day of                 , 20    .

DAVITA INC.

By:
Name:
Title:

[Each of the Guarantors]

By:
Name:
Title:

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number[21]	Federal Taxpayer Identification Number	State of Formation	Principal Place of Business

[21]	If none, so state.

Schedule 1(b)

Prior Organizational Names

Company/Subsidiary	Prior Name	Date of Change

K-1-1

Schedule 1(c)

Changes in Corporate Identity; Other Names

Company/Subsidiary	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used During Past Five Years

[Add Information required by Section 1 to the extent required by Section 1(c) of the Perfection Certificate]

K-1-2

Schedule 2(a)

Chief Executive Offices

Company/Subsidiary	Address	County	State

K-1-3

Schedule 2(b)

Location of Books

Company/Subsidiary	Address	County	State

K-1-4

Schedule 2(c)

Other Places of Business

Company/Subsidiary	Address	County	State

K-1-5

Schedule 2(d)

Additional Locations of Equipment and Inventory

Company/Subsidiary	Address	County	State

K-1-6

Schedule 3

[RESERVED]

K-1-7

Schedule 4

Transactions Other Than in the Ordinary Course of Business

Company/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction

K-1-8

Schedule 5

File Search Reports

Company/Subsidiary	Search Report dated	Prepared by	Jurisdiction

See attached.

K-1-9

Schedule 6

Copy of Financing Statements To Be Filed

See attached.

K-1-10

Schedule 7

Filings/Filing Offices

Type of Filing[22]	Entity	Applicable Collateral Document [Mortgage, Security Agreement or Other]	Jurisdictions

[22]	UCC-1 financing statement, fixture filing, mortgage, intellectual property filing or other necessary filing.

K-1-11

Schedule 8(a)

Real Property

Entity of Record	Location Address	Owned or Leased	Landlord/Owner if Leased	Description of Lease Documents

K-1-12

Schedule 8(b)

Leases, Subleases, Tenancies, Franchise agreements, Licenses or Other Occupancy Arrangements

K-1-13

Schedule 9(a)

Attached hereto is a true copy of each termination statement filing duly acknowledged or otherwise identified by the filing officer.

K-1-14

Schedule 9(b)

Termination Statement Filings

Debtor	Jurisdiction	Secured Party	Type of Collateral	UCC-1 File Date	UCC-1 File Number

K-1-15

Schedule 10

(a) Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

(b) Other Equity Interests

K-1-16

Schedule 11

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

2.	Chattel Paper:

K-1-17

Schedule 12(a)

Patents and Trademarks

UNITED STATES PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

OTHER PATENTS: Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

K-1-18

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

K-1-19

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

K-1-20

Schedule 12(b)

Copyrights

UNITED STATES COPYRIGHTS

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

OTHER COPYRIGHTS

Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

K-1-21

Schedule 12(c)

Intellectual Property Filings

K-1-22

Schedule 13

Commercial Tort Claims

K-1-23

Schedule 14

Deposit Accounts, Securities Accounts and Commodity Accounts

OWNER	TYPE OF ACCOUNT	BANK OR INTERMEDIARY	ACCOUNT NUMBERS

K-1-24

Schedule 15

Letter of Credit Rights

K-1-25

Schedule 16

Motor Vehicles

K-1-26

EXHIBIT K-2

PERFECTION CERTIFICATE SUPPLEMENT

This Perfection Certificate Supplement, dated as of [                ], 20[    ] is delivered pursuant to Section 6.14(b) of that certain Credit Agreement dated as of October 20, 2010 (the “Credit Agreement”) among DaVita Inc. (“the Borrower”), the Guarantors, certain other parties thereto and JPMorgan Chase Bank, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement. As used herein, the term “Companies” means Borrower and each of its Subsidiaries.

The undersigned hereby certify to the Collateral Agent and each of the other Secured Parties that, as of the date hereof, there has been no change in the information described in the Perfection Certificate delivered on the Closing Date (as supplemented by any perfection certificate supplements delivered prior to the date hereof, the “Prior Perfection Certificate”), other than as follows:

1. Names. (a) Except as listed on Schedule 1(a) attached hereto and made a part hereof, (x) Schedule 1(a) to the Prior Perfection Certificate sets forth the exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document; (y) each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) to the Prior Perfection Certificate and (ii) a registered organization except to the extent disclosed in Schedule 1(a) to the Prior Perfection Certificate and (z) set forth in Schedule 1(a) to the Prior Perfection Certificate is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b) Except as listed on Schedule 1(b) attached hereto and made a part hereof, set forth in Schedule 1(b) of the Prior Perfection Certificate are (i) any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change and (ii) any alternate name (including trade name or similar appellation) used by each Company in the past five years.

(c) Except as listed on Schedule 1(c) attached hereto and made a part hereof, set forth in Schedule 1(c) of the Prior Perfection Certificate is a list of all other names (including trade names or similar appellations) used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time between [date five years from date of perfection certificate] and the date hereof. Also, except as set forth in Schedule 1(c), set forth in Schedule 1(c) of the Prior Perfection Certificate is the information required by Section 1 of this certificate for any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time between [date five years from date of perfection certificate] and the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. (a) Except as listed on Schedule 2(a) attached hereto and made a part hereof, the chief executive office of each Company is located at the address set forth in Schedule 2(a) to the Prior Perfection Certificate.

(b) Except as listed on Schedule 2(b) attached hereto and made a part hereof, set forth in Schedule 2(b) of the Prior Perfection Certificate are all locations where each Company maintains any books or records relating to any Collateral.

(c) Except as listed on Schedule 2(c) attached hereto and made a part hereof, set forth in Schedule 2(c) of the Prior Perfection Certificate are all the other places of business of each Company.

(d) Except as listed on Schedule 2(d) attached hereto and made a part hereof, set forth in Schedule 2(d) of the Prior Perfection Certificate are all other locations where each Company maintains any of the Collateral consisting of inventory or equipment not identified above.

3. [Intentionally omitted].

4. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 4 attached hereto and on Schedule 4 to the Prior Perfection Certificate, all of the Collateral has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

5. [Intentionally omitted].

6. UCC Filings. Except as listed on Schedule 6 attached hereto and made a part hereof, the financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral relating to the Security Agreement or the applicable Mortgage, are set forth in Schedule 6 to the Prior Perfection Certificate and are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 7 hereto and thereto.

7. Schedule of Filings. Except as listed on Schedule 7 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 7 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto and thereto as Schedule 6 and (ii) the appropriate filing offices for the filings described in Schedule 12(c) hereto and thereto and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Pledged Collateral (as defined in the Security Agreement) granted to the Collateral Agent pursuant to the Collateral Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Pledged Collateral granted to the Collateral Agent pursuant to the Collateral Documents.

8. Real Property. Except as listed on Schedule 8(a) attached hereto and made a part hereof, Schedule 8(a) to the Prior Perfection Certificate is a list of all real property owned by each Company noting Mortgaged Property and filing offices for Mortgages.

9. Termination Statements. Except as listed on Schedule 9(a) attached hereto and made a part hereof, Schedule 9(a) to the Prior Perfection Certificate sets forth the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 9(b) thereto with respect to each Lien described therein.

10. Stock Ownership and Other Equity Interests. Except as listed on Schedule 10(a) attached hereto and made a part hereof, Schedule 10(a) to the Prior Perfection Certificate is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests. Except as set forth on Schedule 10(b) attached hereto and made a part hereof,

Schedule 10(b) to the Prior Perfection Certificate sets forth each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made and which is not required to be consolidated on the Borrower’s consolidated financial statements or is not otherwise controlled by the borrower or one or more if its subsidiaries.

11. Instruments and Tangible Chattel Paper. Except as listed on Schedule 11 attached hereto and made a part hereof, Schedule 11 to the Prior Perfection Certificate is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Pledgor (as defined in the Security Agreement) as of the date hereof, including all intercompany notes between or among any two or more Pledgors.

12. Intellectual Property. (a) Except as listed on Schedule 12(a) attached hereto and made a part hereof, Schedule 12(a) to the Prior Perfection Certificate is a schedule setting forth all of each Company’s Patents, Patent Licenses, Trademarks and Trademark Licenses (each as defined in the Security Agreement) registered with the United States Patent and Trademark Office, including the name of the registered owner and the registration number of each Patent, Patent License, Trademark and Trademark License owned by each Company. Except as listed on Schedule 12(b) attached hereto and made a part hereof, Schedule 12(b) to the Prior Perfection Certificate is a schedule setting forth all of each Company’s United States Copyrights and Copyright Licenses (each as defined in the Security Agreement), including the name of the registered owner and the registration number of each Copyright or Copyright License owned by each Company.

(b) Except as listed on Schedule 12(c) attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 12(c) in proper form for filing with the United States Patent and Trademark Office and United States Copyright Office are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth on Schedule 12(a) and Schedule 12(b) hereto and thereto, including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.

13. Commercial Tort Claims. Except as listed on Schedule 13 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 13 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) held by each Company, including a brief description thereof.

14. Deposit Accounts, Securities Accounts and Commodity Accounts. Except as listed on Schedule 14 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 14 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreement) maintained by each Pledgor, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

15. Letter-of-Credit Rights. Except as listed on Schedule 15 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 15 is a true and correct list of all Letters of Credit issued in favor of each Company, as beneficiary thereunder.

16. Motor Vehicles. Except as listed on Schedule 16 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 16 is a true and correct list of all motor vehicles (covered by certificates of title or ownership) valued at over $100,000 and owned by each Company, and the owner and approximate value of such motor vehicles.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this      day of             , 20[    ].

DAVITA, INC.

By:
Name:
Title:

[Each of the Guarantors]

By:
Name:
Title:

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number[23]	Federal Taxpayer Identification Number	State of Formation	Principal Place of Business

[23]	If none, so state.

Schedule 1(b)

Prior Organizational Names

Company/Subsidiary	Prior Name	Date of Change

K-2-1

Schedule 1(c)

Changes in Corporate Identity; Other Names

Company/Subsidiary	Acquired Entity (i.e., former corporate name)	Action	Date of Action	State of Formation of Acquired Entity

K-2-2

Schedule 2(a)

Chief Executive Offices

Company/Subsidiary	Address	County	State

K-2-3

Schedule 2(b)

Location of Books

Company/Subsidiary	Address	County	State

K-2-4

Schedule 2(c)

Other Places of Business

Company/Subsidiary	Address	County	State

K-2-5

Schedule 2(d)

Additional Locations of Equipment and Inventory

Company/Subsidiary	Address	County	State

K-2-6

Schedule 4

Transactions Other Than in the Ordinary Course of Business

Company/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction

K-2-7

Schedule 6

Copy of Financing Statements To Be Filed

See attached.

K-2-8

Schedule 7

Filings/Filing Offices

Type of Filing[24]	Entity	Applicable Collateral Document [Mortgage, Security Agreement or Other]	Jurisdictions

[24]	UCC-1 financing statement, fixture filing, mortgage, intellectual property filing or other necessary filing.

K-2-9

Schedule 8(a)

Real Property

Entity of Record	Location Address	Owned or Leased	Landlord/Owner if Leased	Description of Lease Documents

K-2-10

Schedule 8(b)

Leases, Subleases, Tenancies, Franchise agreements, Licenses or Other Occupancy Arrangements

K-2-11

Schedule 9(a)

Attached hereto is a true copy of each termination statement filing duly acknowledged or otherwise identified by the filing officer.

K-2-12

Schedule 9(b)

Termination Statement Filings

Debtor	Jurisdiction	Secured Party	Type of Collateral	UCC-1 File Date	UCC-1 File Number

K-2-13

Schedule 10

(a) Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

(b) Other Equity Interests

K-2-14

Schedule 11

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

2.	Chattel Paper:

K-2-15

Schedule 12(a)

Patents and Trademarks

UNITED STATES PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

OTHER PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

K-2-16

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

K-2-17

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

K-2-18

Schedule 12(b)

Copyrights

UNITED STATES COPYRIGHTS

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

OTHER COPYRIGHTS

Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

K-2-19

Schedule 12(c)

Intellectual Property Filings

K-2-20

Schedule 13

Commercial Tort Claims

K-2-21

Schedule 14

Deposit Accounts, Securities Accounts and Commodity Accounts

OWNER	TYPE OF ACCOUNT	BANK OR INTERMEDIARY	ACCOUNT NUMBERS

K-2-22

Schedule 15

Letter of Credit Rights

K-2-23

Schedule 16

Motor Vehicles

K-2-24

EXHIBIT L

[Form of]

JOINDER AGREEMENT

Reference is made to the Credit Agreement, dated as of October 20, 2010 (the “Credit Agreement”) among DaVita Inc., a Delaware corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Section 1 of the Credit Agreement), the Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other agents party thereto.

W I T N E S S E T H:

WHEREAS, the Guarantors have entered into the Credit Agreement and the Security Agreement in order to induce the Lenders to make the Loans and the Issuing Lender to issue Letters of Credit to or for the benefit of Borrower;

WHEREAS, pursuant to Section 6.12(b) of the Credit Agreement, Subsidiaries of Borrower are generally required to become Guarantors under the Credit Agreement. The undersigned Subsidiary (the “New Guarantor”) is executing this joinder agreement (“Joinder Agreement”) to the Credit Agreement in order to induce the Lenders to make additional Revolving Loans and the Issuing Lender to issue Letters of Credit and as consideration for the Loans previously made [and Letters of Credit previously issued].

NOW, THEREFORE, the Administrative Agent, Collateral Agent and the New Guarantor hereby agree as follows:

1. Guarantee. In accordance with Section 6.12(b) of the Credit Agreement, the New Guarantor by its signature below becomes a Guarantor under the Credit Agreement with the same force and effect as if originally named therein as a Guarantor.

2. Representations and Warranties. The New Guarantor hereby (a) agrees to all the terms and provisions of the Credit Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof. Each reference to a Guarantor in the Credit Agreement shall be deemed to include the New Guarantor. The New Guarantor hereby attaches supplements to each of the schedules to the Credit Agreement applicable to it.

3. Severability. Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4. Counterparts. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Joinder Agreement.

5. No Waiver. Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

6. Notices. All notices, requests and demands to or upon the New Guarantor, any Agent or any Lender shall be governed by the terms of Section 11.2 of the Credit Agreement.

7. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

[NEW GUARANTOR]

By:
Name:
Title:

Address for Notices:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent

By:
Name:
Title:

[Note: Schedules to be attached.]

EXHIBIT M

[Form of]

INTERCOMPANY NOTE

New York, New York

[date]

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

This note (“Note”) is the Intercompany Note referred to in the Credit Agreement dated as of October 20, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among DaVita Inc., a Delaware corporation, the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Section 1 of the Credit Agreement), the Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other agents party thereto, and is subject to the terms thereof, and shall be pledged by each Payee pursuant to the Security Agreement, to the extent required pursuant to the terms thereof. Each Payee hereby acknowledges and agrees that the Administrative Agent may exercise all rights provided in the Credit Agreement and the Security Agreement with respect to this Note.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is Borrower or a Guarantor to any Payee other than Borrower shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Payor under the Credit Agreement, including, without limitation, where applicable, under such Payor’s guarantee of the Obligations under the Credit Agreement (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(A) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(B) if any Event of Default occurs and is continuing with respect to any Senior Indebtedness (including any Default under the Credit Agreement), then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to this Note; and

(C) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Administrative Agent, the Issuing Lender and the Lenders and the Administrative Agent, the Issuing Lender and the Lenders are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agent may, on behalf of the itself, the Issuing Lender and the Lenders, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Payor that is not Borrower or a Guarantor shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF).

[List Borrower and All Subsidiaries]

By:
Name:
Title:

EXHIBIT N-1

[Form of]

REVOLVING LOAN NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, DaVita Inc., a Delaware corporation (“Borrower”), hereby promises to pay to the order of [                        ] (the “Lender”) on the Revolving Termination Date, in lawful money of the United States or such other Alternative Currency in which a relevant Revolving Loan was made and in immediately available funds the aggregate unpaid principal amount of all Revolving Loans of the Lender outstanding under the Credit Agreement referred to below. Borrower further agrees to pay interest in like money at such office specified in Section 2.17(d) of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.14 of such Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, Type, currency and amount of each Revolving Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.12 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of October 20, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors, the Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other agents party thereto, is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

N-1-1

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF).

[Signature Page Follows]

N-1-2

DAVITA INC., as Borrower

By:
Name:
Title:

N-1-3

EXHIBIT N-2

[Form of]

TRANCHE A TERM LOAN NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, DaVita Inc., a Delaware corporation (“Borrower”), hereby promises to pay to the order of [                ] (the “Lender”) on [maturity date] in lawful money of the United States and in immediately available funds, the principal amount of                  DOLLARS ($                ), or, if less, the aggregate unpaid principal amount of all Tranche A Term Loans of the Lender outstanding under the Credit Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Credit Agreement. Borrower further agrees to pay interest in like money at such office specified in Section 2.17(d) of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.14 of such Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Tranche A Term Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.12 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of October 20, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors, the Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other agents party thereto, is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

N-2-1

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF).

[Signature Page Follows]

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DAVITA INC., as Borrower

By:
Name:
Title:

N-2-3

EXHIBIT N-3

[Form of]

TRANCHE B TERM LOAN NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, DaVita Inc., a Delaware corporation (“Borrower”), hereby promises to pay to the order of [                        ] (the “Lender”) on the Tranche B Term Loan Maturity Date, in lawful money of the United States and in immediately available funds, the principal amount of                  DOLLARS ($                ), or if less, the aggregate unpaid principal amount of all Tranche B Term Loans of the Lender outstanding under the Credit Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Credit Agreement. Borrower further agrees to pay interest in like money at such office specified in Section 2.17(d) of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.14 of such Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Tranche B Term Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.12 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, dated as of October 20, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors, the Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other agents party thereto, is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

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THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF).

[Signature Page Follows]

N-3-2

DAVITA INC.,
as Borrower

By:
Name:
Title:

N-3-3

EXHIBIT N-4

[Form of]

SWINGLINE NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, DaVita Inc., a Delaware corporation (“Borrower”), hereby promises to pay to the order of [                        ] (the “Lender”) on the Revolving Termination Date, in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a)                  ($                ) and (b) the aggregate unpaid principal amount of all Swingline Loans made by Lender to the undersigned pursuant to Sections 2.6 and 2.7 of the Credit Agreement referred to below. Borrower further agrees to pay interest on the unpaid principal amount hereof in like money at such office specified in Section 2.17(d) of the Credit Agreement from time to time from the date hereof at the rates and on the dates specified in Section 2.14 of the Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, the amount of each Swingline Loan and the date and amount of each payment or prepayment of principal thereof; provided that the failure of Lender to make such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, dated as of October 20, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors, the Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other agents party thereto, is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

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THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF).

[Signature Page Follows]

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DAVITA INC.,
as Borrower

By:
Name:
Title:

N-4-3

EXHIBIT O

[Form of]

LC REQUEST

Dated [                ]

JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement (as amended, modified or supplemented from time to time, the “Credit Agreement”), dated as of October 20, 2010, among DaVita Inc., a Delaware corporation, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other agents party thereto.

JPMorgan Chase Bank, N.A.,

    as Administrative Agent for

the Lenders referred to below,

c/o JPMorgan Chase Bank, Loan and Agency Services Group

1111 Fannin, 10th Floor

Houston, Texas 77002

Attention: Maria Saez

Fax: 713-374-4312

with a copy to:

JPMorgan Chase Bank, N.A.

270 Park Avenue

New York, NY 10017

Attention: Dawn Lee Lum

Fax: 212-270-3279

Ladies and Gentlemen:

We hereby request that [name of proposed Issuing Lender], as Issuing Lender under the Credit Agreement, [issue] [amend] [renew] [extend] [a] [an existing] Letter of Credit for the account of the undersigned on [        ] (the “Date of [Issuance] [Amendment] [Renewal] [Extension]”) in the aggregate stated amount of [        ]25. [Such Letter of Credit was originally issued on [date].] The requested Letter of Credit [shall be] [is] denominated in Dollars.

For purposes of this LC Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.

[25]	Aggregate initial stated amount of Letter of Credit.

The beneficiary of the requested Letter of Credit [will be] [is] [        ], and such Letter of Credit [will be] [is] in support of (26) and [will have] [has] a stated expiration date of [        ]27. [Describe the nature of the amendment, renewal or extension.]

We hereby certify that:

(1) Each of Borrower and each other Loan Party is in compliance in all material respects with all the terms and provisions set forth in each Loan Document on its part to be observed or performed, and, as of today and at the time of and immediately after giving effect to the [issuance] [amendment] [renewal] [extension] of the Letter of Credit requested herein, no Default has or will have occurred and be continuing.

(2) Each of the representations and warranties made by any Loan Party set forth in any Loan Document are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” is true and correct in all respects) on and as of today’s date and with the same effect as though made on and as of today’s date, except to the extent such representations and warranties expressly relate to an earlier date.

(3) No order, judgment or decree of any Governmental Authority purports to restrain any Lender from taking any actions to be made hereunder or from making any Loans to be made by it. No injunction or other restraining order has been issued, is pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this LC Request, the Credit Agreement or the making of Loans thereunder.

(4) After giving effect to the request herein, the LC Obligations will not exceed the LC Commitment and the Available Revolving Commitments will not be less than zero.

[26]	Insert description of the obligation to which it relates in the case of standby Letters of Credit and a description of the commercial transaction which is being supported in the case of commercial Letters of Credit.
[27]	Each Letter of Credit shall expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is fifteen Business Days prior to the Revolving Termination Date (or with respect to any Letters of Credit outstanding with respect to an Extended Revolving Commitment, the Maturity Date applicable thereto), provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

Copies of all relevant documentation with respect to the supported transaction are attached hereto.

DAVITA INC.

By:
Name:
Title:

EXHIBIT P

[Form of]

INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.,

    as Administrative Agent for

the Lenders referred to below,

c/o JPMorgan Chase Bank, Loan and Agency Services Group

1111 Fannin, 10th Floor

Houston, Texas 77002

Attention: Maria Saez

Fax: 713-374-4312

with a copy to:

JPMorgan Chase Bank, N.A.

270 Park Avenue

New York, NY 10017

Attention: Dawn Lee Lum

Fax: 212-270-3279

[Date]

Re: DaVita Inc.

Ladies and Gentlemen:

This Interest Election Request is delivered to you pursuant to Section 2.12 of the Credit Agreement dated as of October 20, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among DaVita Inc., a Delaware corporation (“Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Section 1 thereof), the Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other agents party thereto.

Borrower hereby requests that on [                ]28 (the “Interest Election Date”),

1. $[                ] of the presently outstanding principal amount of the Loans originally made on [                ],

[28]	Shall be a Business Day that is (a) the next Business Day following the date hereof in the case of a conversion into ABR Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 2:00 p.m., New York City time on the date hereof, otherwise the second Business Day following the date of delivery hereof, (b) three Business Days following the date hereof in the case of a conversion into Eurodollar Loans denominated in Dollars to the extent this Interest Election Request is delivered to the Administrative Agent prior to 2:00 p.m. New York City time on the date hereof, otherwise the fourth Business Day following the date of delivery hereof. Notices of continuation of any Eurodollar Loan shall be delivered to the Administrative Agent not later than 11:00 A.M. Local Time, three Business Days prior to the last day of the then current Interest Period with respect thereto.

P-1

2. and all presently being maintained as [ABR Loans] [Eurodollar Loans],

3. be [converted into] [continued as],

4. [Eurodollar Loans having an Interest Period of [one/two/three/six/nine/twelve] months] [ABR Loans].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Interest Election Date, both before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the foregoing [conversion] [continuation] complies with the terms and conditions of the Credit Agreement (including, without limitation, Section 2.12 of the Credit Agreement);

(b) no Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

[Signature Page Follows]

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Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

DAVITA INC.

By:
Name:
Title:

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